Filed Pursuant to Rule 424(b)(4)

Registration No. 333-286214

Julong Holding Limited

1,250,000 Class A Ordinary Shares

This is an initial public offering of 1,250,000 Class A ordinary shares of a par value of US$0.0001 each, by Julong Holding Limited.

Prior to this offering, there has been no public market for our ordinary shares. Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “JLHL.”

Upon the completion of this offering, our issued and outstanding share capital will consist of 11,261,132 Class A ordinary shares and 10,000,000 Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all matters subject to a vote at general meetings of our company. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares cannot be convertible into Class B ordinary shares under any circumstances.

Additionally, upon the completion of this offering, we will be a “controlled company” as defined under corporate governance rules of the Nasdaq, because Mr. Jiaqi Hu, our founder, chairman and chief executive officer, will beneficially own all of our Class B ordinary shares and 94.1% of our total issued and outstanding share capital on an as-converted basis, and will be able to exercise 99.4% of the aggregate voting power immediately after the consummation of this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. For further information, see “Principal Shareholders” and “Risk Factors — Risks Relating to Our Class A Ordinary Shares and This Offering — We will be a “controlled company” within the meaning of the Nasdaq Stock Market listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

We are an “emerging growth company” under applicable U.S. federal securities laws, and, as such are eligible for certain reduced public company reporting requirements. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company” for additional information.

Julong Holding Limited, or the Parent, is not a Chinese operating company, but a Cayman Islands holding company with operations conducted primarily through its operating subsidiaries in the mainland China, or the PRC subsidiaries. Investors purchasing our Class A ordinary shares in this initial public offering are purchasing equity securities of our Cayman Islands holding company and are not purchasing and may never hold equity securities of our PRC operating subsidiaries. This structure involves unique risks to investors in our Class A ordinary shares. For example, as a holding company, our PRC subsidiaries are subject to regulations on loans to, and direct investment in, PRC entities by offshore holding companies. In addition, Chinese regulatory authorities may implement changes to the existing laws and regulations in the future that may disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A ordinary shares, including that it could cause the value of our Class A ordinary shares to significantly decline or become worthless. While we do not operate in an industry that is currently subject to foreign ownership limitations in China, PRC regulatory authorities could decide to limit foreign ownership in our industry in the future, in which case there could be a risk that we would be unable to do business in China as we are currently structured. In such event, despite our efforts to reorganize to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of our Class A ordinary shares which you invest in may significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in China — The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares” and “Risk Factors — Risks Relating to Doing Business in China — Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.” We face various legal and operational risks and uncertainties associated with being based in and having the majority of our operations in the PRC and the complex and evolving PRC laws and regulations, which could result in a material adverse change in our operations and the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For example, we face risks associated with the fact that the PRC government has significant authority in regulating our operations, regulatory approvals on offerings conducted overseas by, and foreign investment in, China-based issuers, anti-monopoly regulatory actions, and oversight on data security, which may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States exchange. As of the date of this prospectus, we have two subsidiaries in Hong Kong, Hong Kong Changfeng Holding Limited and Hong Kong Qinan Holding Limited. Hong Kong is currently a separate jurisdiction from mainland China. Pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the “Basic Law,” which is a national law of the PRC and the constitutional document for Hong Kong, national laws and regulations of the PRC shall not apply to Hong Kong except for those listed in Annex III of the Basic Law (which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). As such, and given we do not have any substantive business or operation in Hong Kong, as advised by our Hong Kong counsel, Dentons Hong Kong LLP, the legal risks associated with our operations in the PRC applying to our operations in Hong Kong are minimal. Further, regulatory actions related to data security or anti-monopoly concerns in Hong Kong are unlikely to have a material impact on our ability to conduct business, accept foreign investment in the future, or to be listed on the Nasdaq because we currently do not have any substantive operations, including any data-related operations, in Hong Kong. However, new regulatory actions related to data security or anti-monopoly concerns in Hong Kong may be taken in the future, and such regulatory actions may have a material impact on our ability to conduct business, accept foreign investment, or to be listed on the Nasdaq. Currently, our Hong Kong subsidiaries have no substantive operations and is expected to have the sole function of transferring funds within the corporate group in the future without playing any other roles in Hong Kong.

As a holding company, we may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to us, however, may be restricted by the debt they incur on their own behalf and/or laws and regulations applicable to them. Unless otherwise indicated or the context otherwise requires, “we,” “us,” “our company,” and “our” refer to Julong Holding Limited, our Cayman Islands holding company and its subsidiaries, which include those in the mainland China and Hong Kong. Currently, there are no restrictions of transferring funds between our Cayman Islands holding company and subsidiaries in the British Virgin Islands and Hong Kong. However, as the PRC government imposes control over currency conversion, it may impose certain limitations on our ability to transfer cash between our holding company, subsidiaries, and investors, primarily reflected in the following aspects: (i) we might be restricted from providing capital or loans to our PRC subsidiaries, which may adversely affect the operations of our PRC subsidiaries, (ii) our PRC subsidiaries may be restricted from paying dividends to us, and (iii) if we are unable to obtain dividends from our PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” and “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” If needed, the Parent may transfer cash to Jiangshan Holding Limited (“Jiangshan BVI”) and Liyun Holding Limited (“Liyun BVI,” together with Jiangshan BVI, the “BVI subsidiaries”), its wholly-owned subsidiaries in the British Virgin Islands, through equity investments, and the BVI subsidiaries may transfer cash to their respective wholly-owned subsidiary in Hong Kong, namely Hong Kong Changfeng Holding Limited (“HK Changfeng”) and Hong Kong Qinan Holding Limited (“HK Qinan,” together with HK Changfeng, the “Hong Kong subsidiaries”) through equity investments. The Hong Kong subsidiaries, in turn, may transfer cash to their respective subsidiary or investee company in the PRC, namely Beijing Junxinyuan Technology Development Co., Ltd. (“Beijing Junxinyuan”) and Julong Online (Beijing) Technology Development Co., Ltd. (“Julong Online”), through equity investments. Similarly, Beijing Junxinyuan and Julong Online may transfer cash to their subsidiaries in the PRC through equity investments. Cash can also be transferred within our organization through intercompany loans. To the extent that cash is transferred from the Hong Kong subsidiaries to our PRC subsidiaries through equity investment, a registration with the local administration for market regulation, submission of investment information with the commerce administrative authority through the enterprise registration system and the enterprise credit information disclosure system, and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE, may be required. To the extent that cash is transferred from the Hong Kong subsidiaries to the PRC subsidiaries through intercompany loans, a foreign loan registration with the SAFE or its local bureau may be required, and any medium and long-term foreign debt is subject to an examination and registration of the National Development and Reform Commission and a submission of the information on borrowing of foreign debts to the examination and registration authorities. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” for further details. In addition, to the extent cash or assets in our business is in the PRC or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the impositions of restrictions and limitations on the ability of our holding company, or our subsidiaries by the PRC governments to transfer cash or assets. If our subsidiaries in the PRC realize accumulated after-tax profits, they may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to the Hong Kong subsidiaries. The Hong Kong subsidiaries may transfer cash to the BVI subsidiaries through dividends or other distributions, and similarly, the BVI subsidiaries may transfer cash to the Parent through dividends or other distributions. We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash among our Cayman Islands holding company and our subsidiaries is subject to internal approval. Our finance department manages and supervises the transfers of funds among the Parent and its subsidiaries with the guidance from Julong Holding Fund Management Policy, an internal policy adopted by the Parent. Under this policy, the Parent is allowed to establish bilateral cash pooling programs between itself, on one hand, and its subsidiaries, on the other hand, to satisfy cash requirements in the form of equity investments and/or entrusted intercompany loans. The finance department closely monitors and manages the cash transfers through our organization by preparing monthly reports and annual budget plans. Each transfer of cash between the Parent and a subsidiary is also subject to internal report and approval process by reference to such policy. As of the date of this prospectus, (i) except that in January 2024, Julong Online transferred RMB59.1 million to Beijing Junxinyuan through an intercompany loan; and in January 2024, Beijing Junxinyuan transferred RMB59.1 million to Julong Online’s former parent company, Beijing Huiju Tianxia Investment Co. Ltd., which is controlled by our founding shareholder, to acquire Julong Online, no transfers of cash through equity investments and intercompany loans had been made across our organization, (ii) no assets other than cash had been transferred between the Parent and a subsidiary, (iii) none of the subsidiaries had made any dividend payment or distribution to the Parent or to any investors, and (iv) no transfers, dividends, or distributions had been made between the Parent and any investors. See “Combined and Consolidated Statements of Cash Flows for the Fiscal Years Ended September 30, 2023 and 2024” for more details. We have no plans to declare cash dividends in the near term, but as a holding company, we may depend on receipt of funds from one or more of our subsidiaries if we determine to pay cash dividends to holders of our Class A ordinary shares in the future. We do not have a regular dividend policy, and our board of directors has discretion as to whether to declare dividends, subject to certain requirements of Cayman Islands law. As of the date of this prospectus, our Cayman Islands holding company has not declared or paid any dividends or distributions on equity to its shareholders. See “Prospectus Summary — Cash Flows through Our Organization” and “Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” for further details.

On December 16, 2021, the Public Company Accounting Oversight Board, or the PCAOB, issued a report notifying the U.S. Securities Exchange Commission, or the SEC, of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCA Act, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC will prohibit our Class A ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The delisting of our Class A ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our Class A ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our audit firm, FORTUNE CPA, INC (“FORTUNE CPA”), an independent registered public accounting firm headquartered in California that issues the audit report included elsewhere in this prospectus, is a public accounting firm registered with the PCAOB and will be subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. FORTUNE CPA will be inspected by the PCAOB every two years and was not subject to the determination announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCA Act. See “Risk Factors  — Risks Relating to Doing Business in China — Our Class A ordinary shares may be prohibited from trading in the United States under the HFCA Act in the future if the PCAOB is unable to inspect or investigate completely our auditors. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

See “Risk Factors” beginning on page 18 to read about factors you should consider before buying our Class A ordinary shares.

	Per Share		Total
Initial public offering price	US$	4.00	US$	5,000,000.00
Underwriting discounts and commissions(1)(2)	US$	0.28	US$	350,000.00
Proceeds, before expenses, to us	US$	3.72	US$	4,650,000.00

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”
(2)	Represents underwriting discounts up to seven percent (7%) (or US$0.28 per share), of gross proceeds of this offering, excluding any non-accountable expense allowance.

The underwriters have a 45-day option to purchase up to an additional 187,500 Class A ordinary shares from us at the initial public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A ordinary shares against payment in U.S. dollars in New York, NY on June 27, 2025.

US TIGER SECURITIES, Inc.

The date of this prospectus is June 26, 2025

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Class A ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A ordinary shares.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until July 21, 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary shares discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our Class A ordinary shares. This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party market research firm, regarding our industry and market position in China.

Our Mission

We aspire to be a pioneer and a leader in China’s intelligent integrated solutions industry that exceed customers’ expectations, embrace innovation, invest in technologies and effect improvements in the industry.

Our Values

The following core values are fundamental to the way we operate our business:

●	Higher Quality. We pursue the highest industry standards by enriching our solution offerings, improving service quality, and enhancing operational efficiency.

●	Newer Technology. We maintain a relentless focus on technological innovations, continuously invest in research and development, and provide customers with the most up-to-date technological solutions.

●	Faster Delivery. We are committed to responding swiftly to customers’ evolving needs and market dynamics and transforming cutting-edge innovations into practical applications and solutions.

Overview

We are a growth-oriented professional provider of intelligent integrated solutions to public utilities, commercial properties, and multifamily residential properties operating at scale in China. The intelligent integrated solutions that we offer typically include intelligent security systems, fire protection systems, parking systems, toll collection systems, broadcasting systems, identification systems, data room systems, emergency command systems and city management systems.

Since our inception in 1997, we have focused on the successful and on-time execution of complex projects, through our “deliveries before deadline” and “customers first” initiatives. We initially focused primarily on providing products and services to individual customers, such as sole proprietorships, property owners and residents, until May 2012 when our founder, chairman and chief executive officer, Mr. Jiaqi Hu, led our strategic transition to become a provider of intelligent integrated solutions, mainly serving public utilities, commercial properties, multifamily residential properties and other institutional customers and focusing on complex and large-scale intelligent integrated engineering projects. As we cross-sell our service and solution offerings and further advance our purpose-built technologies, we have become well-prepared to achieve economies of scale and capture future opportunities.

We have successfully provided intelligent integrated services and solutions to numerous landmark infrastructure projects in private and public sectors in China, such as (i) the design, procurement, installation, integration and maintenance of the security system, access control system and parking system of an international airport in Beijing, (ii) the installation, integration and maintenance of the parking system and visitor management system of a prestigious public university in Beijing, and (iii) the operation and maintenance of the intelligent integrated systems of over 460 branches of a renowned commercial bank in Southwest China. We primarily obtain contracts either through direct invitation for quotation from customers, or through a competitive tendering process of the project employers or their main contractors.

Our business lines include (i) engineering solutions of intelligent projects, (ii) operation and maintenance of intelligent projects, and (iii) sales of equipment and materials of intelligent systems. Our intelligent integrated solutions enable an array of service scenarios to be digitized, visualized and simplified, enabling easier management by and bringing long-term benefits for our customers. We develop and deliver one-stop high-quality services and solutions that cater to the needs of each customer and enhance customer experience with stringent quality assurance policies. We have highly experienced management and technical teams, and we maintain long-term and stable relationships with several technical and installation teams that share our core corporate values.

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In the fiscal years ended September 30, 2023 and 2024, our revenue amounted to RMB119,084 thousand and RMB173,651 thousand (US$24,745 thousand), respectively. During the same periods, our net income was RMB11,224 thousand and RMB17,076 thousand (US$2,433 thousand), respectively. As of September 30, 2024, we had a backlog of (i) 75 engineering solutions of intelligent projects to be completed on contracts totaling RMB40,821 thousand (US$5,817 thousand), and (ii) 37 operation and maintenance of intelligent projects to be completed on contracts totaling RMB15,778 thousand (US$2,248 thousand), representing the total estimated contract value of work (including adjustments and variation orders) that remain to be completed pursuant to the terms of the outstanding contracts.

Our Strengths

We believe the following strengths have contributed to our success and differentiate us from others:

●	A proven track record and a long-standing reputation for professionalism and operational excellence;

●	A go-to “one-stop-shop” of an integrated suite of solutions offering tremendous value propositions to customers;

●	Superior technology-enabled solutions that drive strong business growth;

●	Rapid growth and sustained profitability; and

●	Highly experienced management and an entrepreneurial corporate culture.

Our Strategies

We intend to further grow our business by pursuing the following strategies:

●	Strengthen our market penetration;

●	Leverage technology portfolio for continued growth and establish a vibrant pool of management and talents;

●	Maintain a dedicated customer-oriented focus;

●	Optimize cash flow and cash flow conversion with a highly scalable cost structure; and

●	Pursue international expansion opportunities.

Market Opportunities

Intelligent integrated solutions refer to the integrated solutions for management, operation and other aspects of various industries through the integration of computer technology, network technology, communication technology and a series of intelligent technology as well as intelligent hardware and software products.

The intelligent integrated solutions industry has evolved through three stages: automation, informatization, and intelligence. The stages of automation and informatization focused on the automatic control of equipment and recording business events, with less emphasis on data fusion analysis and business process reshaping. The intelligent stage focuses on new-generation technologies like cloud computing, big data, internet of things, or IoT, and artificial intelligence, or AI, to create a fully sensory, scenario-based, intelligent digital world, enhancing real-world business models and processes and forming a digital-intelligent closed loop.

Intelligent integrated solution providers offer a comprehensive suite of solutions, including planning, design, procurement, integration, installation, testing, operation, and maintenance to meet diverse customer needs. The industry chain comprises upstream intelligent product providers who supply software and hardware products, and downstream end customers across various industries.

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In recent years, driven by the national strategic direction, the development demand of various industries and the innovation of emerging technologies, the intelligent integrated solutions market in China has continued to expand. The market size of China intelligent integrated solutions industry market has increased from RMB1,270.2 billion in 2019 to RMB1,825.8 billion in 2023, representing a CAGR of 9.5% from 2019 to 2023. In the future, with the continued in-depth application of emerging technologies, as well as the increasing demand for intelligent integrated solutions from downstream end customers, it is expected that the market size of the intelligent integrated solutions industry in China will further expand. The market size of intelligent integrated solutions industry market in China is expected to reach RMB3,763.6 billion in 2028, representing a CAGR of 15.6% from 2023 to 2028.

As an intelligent integrated product and solution provider with industry or business attributes, Julong Online is able to provide customers with comprehensive one-stop services including consulting, design, procurement of materials, equipment and software, installation, integration, testing, maintenance and other aftermarket services Based on its extensive industry know-how and strong technical capabilities, Julong Online is well-recognized by a range of well-known companies in China, such as well-known international airports in China’s first-tier cities and renowned public universities. In addition, Julong Online has a wide range of high-quality qualifications in a number of critical industry sectors, which enables it to undertake a wide range of different projects to keep the business expanding.

Corporate History and Structure

Julong Online (Beijing) Technology Development Co., Ltd. (formerly known as Meijiang Online (Beijing) Technology Development Co., Ltd.), or Julong Online, was established in June 1997 as a limited liability company incorporated under the laws of the PRC. Julong Online initially focused primarily on providing products and services to individual customers, such as sole proprietorships, property owners and residents, until May 2012 when our founder, chairman and chief executive officer, Mr. Jiaqi Hu, led our strategic transition to become a growth-oriented professional provider of intelligent integrated solutions, mainly serving public utilities, enterprises, commercial, multifamily properties and other institutional customers and focusing on complex and large-scale intelligent integrated engineering projects.

To facilitate our offshore financing, we initiated a reorganization since July 2023. In August 2023, Julong Holding Limited, or the Parent, was incorporated as our ultimate offshore holding company in the Cayman Islands. In August 2023, through the Parent, we established Jiangshan Holding Limited, or Jiangshan BVI, a wholly-owned subsidiary in the British Virgin Islands. In September 2023, through Jiangshan BVI, we established Hong Kong Changfeng Holding Limited, or HK Changfeng, a wholly-owned subsidiary in Hong Kong. In November 2023, through HK Changfeng, we established Beijing Junxinyuan Technology Development Co., Ltd., or Beijing Junxinyuan, a wholly-owned subsidiary in the PRC. In December 2023, Hong Kong Qinan Holding Limited, or HK Qinan, a limited liability company incorporated in the Hong Kong and wholly owned by Liyun Holding Limited, or Liyun BVI, a limited liability company incorporated in the British Virgin Islands, acquired 1.0% of the equity interests in Julong Online. Later in the same month, as part of our reorganization, Beijing Huiju Tianxia Investment Co. Ltd., the shareholder then holding 99.0% of the equity interests in Julong Online, transferred all such equity interests to Beijing Junxinyuan. In February 2024, the Parent acquired 100% of the equity interests in Liyun BVI.

3

The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus:

Note:

(1)	The English names of our PRC subsidiaries are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.
(2)	Mr. Jiaqi Hu, our founder, chairman and chief executive officer, owns 96.0% of the equity interests in Datongyi Holding Limited.

Julong Holding Limited is not a Chinese operating company but a Cayman Islands holding company with operations primarily conducted through our PRC subsidiaries. Under this holding company structure, investors in our Class A ordinary shares are purchasing equity interests in the Cayman Islands holding company and are not purchasing and may never hold equity securities of our PRC operating subsidiaries. This structure involves unique risks to investors in our Class A ordinary shares. For example, as a holding company, our PRC subsidiaries are subject to regulations on loans to, and direct investment in, PRC entities by offshore holding companies. In addition, Chinese regulatory authorities may implement changes to the existing laws and regulations in the future that may disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A ordinary shares, including that it could cause the value of our Class A ordinary shares to significantly decline or become worthless. For details, see “Risk Factors — Risks Relating to Doing Business in China — The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares.” and “Risk Factors—Risks Relating to Doing Business in China — Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.”

Summary of Risk Factors

Investing in our Class A ordinary shares involves significant risks. You should carefully consider all of the information set forth in this prospectus before making an investment in our Class A ordinary shares.

Below please find a summary of the principal risks and uncertainties we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

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Risks Relating to Our Business and Industry

Risks and uncertainties relating to our business and industry include, but are not limited to, the following:

●	A significant slowdown or decline in economic conditions in mainland China could adversely impact our results of operations.

●	If we are unable to accurately estimate the overall risks, revenues or costs on our projects, we may incur contract losses or achieve profits that are below anticipation.

●	Our backlog is subject to unexpected adjustments and cancellations, and we may not be able to fully realize the revenue value reported in our backlog.

●	The timing of new contracts could result in volatility in our cash flow and profitability.

●	We may not be able to sustain the growth of our business or manage the expansion of our operations.

●	We operate in a highly competitive industry and may not be able to compete effectively.

●	Our reliance on certain major customers for a large portion of our revenues may materially affect our business, financial performance, financial position and prospects.

●	Our continued success requires us to hire, train and retain qualified personnel in a competitive industry.

●	The COVID-19 pandemic affected and may again adversely affect our business and results of operations and financial condition.

●	We may pursue business opportunities that diverge from our current business model, which may cause our business to suffer.

●	Our projects could be hindered due to our dependence on third parties to complete many of our contracts.

●	The intelligent integrated solutions industry is schedule driven, and our failure to meet the schedule requirements in our contracts could adversely affect our reputation and/or expose us to financial liability.

●	Our business depends, to a large extent, on our reputation for quality, reliability, timely delivery and safety in the intelligent integrated solutions market.

●	We are susceptible to operational risks that could affect our business, financial condition and results of operation.

●	A significant portion of our business of engineering solutions of intelligent projects depends on our ability to provide quality guarantee deposits.

●	Deterioration in our safety record could adversely affect our business, financial condition and results of operation.

●	Our operations are subject to special hazards that may cause personal injury or property damage, subjecting us to liabilities and possible losses which may not be covered by insurance.

●	We may experience delays and/or defaults in customer payments and may not be able to recover on claims against customers for payment.

●	Force majeure events, such as weather conditions, natural disasters, health epidemics and pandemics or other contagious outbreaks and terrorist attacks, could negatively impact our business, which may affect our financial condition, results of operations or cash flows.

●	Failure to comply with, or changes in, laws or regulations could have a material adverse effect on our business, financial condition and results of operation.

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Risks Relating to Doing Business in China

We face various legal and operational risks related to being based in and having significant operations in China, and therefore are subject to risks associated with doing business in China generally. Risks related to doing business in China could result in a material adverse change in our operations, significantly limit or completely hinder our ability to complete this offering or continue to offer securities to investors, and cause the value of such securities to significantly decline or become worthless. Such risks include, but not limited to, the following:

●	The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares. The Chinese government has recently exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Such actions may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or, in extreme cases, become worthless. See “Risk Factors — Risks Relating to Doing Business in China — The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares.”

●	The Chinese government exerts substantial influence over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Relating to Doing Business in China — The PRC government exerts substantial influence over the conduct of our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our Class A ordinary shares.”

●	Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations. See “Risk Factors — Risks Relating to Doing Business in China — Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.”

●	We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. See “Risk Factors — Risks Relating to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial condition, results of operations, and the value of our securities.”

●	Under the PRC laws, the approval of and the filing with the CSRC or other PRC government authorities may be required in connection with this offering and our listing on the Nasdaq Stock Market as well as any of our future offering and listing in an overseas market, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing. See “Risk Factors — Risks Relating to Doing Business in China — Under the PRC laws, the approval of and the filing with the CSRC and/or other PRC government authorities may be required in connection with this offering and our listing on the Nasdaq Stock Market as well as any of our future offering and listing in an overseas market, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

●	Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment. See “Risk Factors — Risks Relating to Doing Business in China — Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.”

●	Our Class A ordinary shares may be prohibited from trading in the United States under the HFCA Act in the future if the PCAOB is unable to inspect or investigate completely our auditors. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Relating to Doing Business in China — Our Class A ordinary shares may be prohibited from trading in the United States under the HFCA Act in the future if the PCAOB is unable to inspect or investigate completely our auditors. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

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●

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, results of operations, financial condition and prospects. See “Risk Factors — Risks Relating to Doing Business in China — A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, results of operations, financial condition and prospects.”

●

We could be adversely affected by changes and developments with respect to the Chinese legal system. Rules and regulations in China may change quickly with little advance notice. In addition, the interpretation and enforcement of Chinese laws and regulations involve additional uncertainties. Since administrative and court authorities in China have discretion in interpreting and implementing statutory provisions, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. See “Risk Factors — Risks Relating to Doing Business in China — Changes and developments in the PRC legal system and the interpretation and enforcement of PRC laws, rules and regulations may subject us to uncertainties.”

●	We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. See “Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”

As of the date of this prospectus, regulatory actions related to data security or anti-monopoly concerns in Hong Kong do not have a material impact on our ability to conduct business, accept foreign investment in the future, or to be listed on the Nasdaq. However, new regulatory actions related to data security or anti-monopoly concerns in Hong Kong may be taken in the future, and such regulatory actions may have a material impact on our ability to conduct business, accept foreign investment, or to be listed on the Nasdaq.

Risks Relating to Our Class A Ordinary Shares and This Offering

In addition to the risks described above, we are subject to the following risks relating to our Class A ordinary shares and this offering, including, but not limited to, the following:

●	We may not be able to maintain a listing of our Class A ordinary shares on the Nasdaq Stock Market.

●	An active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly.

●	The trading price of our Class A ordinary shares could be subject to rapid and substantial volatility, which could result in substantial losses to investors.

●	We are an emerging growth company within the meaning of the Securities Act of 1933 and may take advantage of certain reduced reporting requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

●	We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Regulatory Permissions and Licenses for Our Operations in China and This Offering

Permissions and Licenses Required for Our Operations in China

Our operations in China are primarily conducted through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. We are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate our business. As advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, as of the date of this prospectus, (i) we had obtained all licenses, permits and registrations from the PRC government authorities that are requisite for our business operations in China, including the Business License, the Qualification Certificates of Construction Enterprises, the Engineering Design Qualification Certificate, and the Production Safety Permit, and (ii) we had never been denied for any of such permissions or approvals. As of the date of this prospectus, we conducted our business operations only in the PRC, and our Hong Kong subsidiaries, did not have any substantive business operations. As such, as advised by our Hong Kong counsel, Dentons Hong Kong LLP, laws and regulations currently effective in Hong Kong have no impact on our business or our ability to complete this offering. Were we ever to have substantive operations in Hong Kong that fall within the scope of the relevant laws and regulations, we would have to ensure compliance with such laws and regulations, and any violation thereof could result in a material adverse impact on our business, financial condition, and results of operations.

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Given the changes of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations in the future. We cannot assure you that we will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we may also inadvertently conclude that such permissions or approvals are not required.

If we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change such that we or our subsidiaries are required to obtain such permissions or approvals in the future, it may have a material adverse impact on our ability to perform our obligations under any contracts we may have with customers. In addition, we and our PRC subsidiaries may be prohibited from engaging in relevant business and may be subject to investigations by competent regulators, fines or penalties, sanctions or injunctions like orders to suspend our relevant operations and rectify any non-compliance, or even criminal responsibility if it causes a major accident or other serious consequences. In such circumstances, our capability to undertake relevant work may be directly impacted. These risks could result in a material adverse change in our operations, our financial conditions and prospects, and the value of our securities, and may significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities we offer to significantly decline in value or become worthless. For details, see “Risk Factors — Risks Relating to Our Business and Industry — There is no assurance that we can maintain the qualifications, licenses, and registrations for the operation of our business.”

Permissions Required for This Offering

On November 14, 2021, the CAC issued the Administrative Regulations of Cyber Data Security (Draft for Comments), or the Draft Cyber Data Security Regulations, which provide that, data processors conducting the following activities shall apply for cybersecurity review: (i) merger, reorganization or spin-off of Internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests affects or may affect national security; (ii) listing abroad of data processors processing over one million users’ personal information; (iii) listing in Hong Kong which affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review (the “Cybersecurity Review Measures”), which became effective on February 15, 2022. See “Regulation — Regulations Related to Cybersecurity, Data Security and Personal Information Protection.” According to the Cybersecurity Review Measures, an internet platform operator who possesses personal information of more than one million users shall apply for a cybersecurity review before listing in a foreign country, and the relevant governmental authorities may initiate a cybersecurity review if they consider that the relevant network products or services or data processing activities affect or may affect national security. As advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, we are not required to declare to the CAC for cybersecurity review for this offering and our proposed listing, as we do not possess personal information of more than one million users, and our business does not involve the collection of data that affects or may affect national security. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in China could change rapidly in the future. See Risk Factors—Risks Relating to Doing Business in China — Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.”

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures and the related guidelines, which became effective on March 31, 2023. The Trial Measures, which reformed the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. According to the Trial Measures, if an issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuers shall be deemed as indirect overseas offering and listing, and filings with the CSRC pursuant to the Trial Measures’ requirements shall be submitted within three working days following its submission of application for an initial public offering or listing: (i) more than 50% of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited combined and consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operation and majority of the issuer’s management are Chinese citizens or domiciled in China.

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As advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, we are required to file with the CSRC in accordance with the Trial Measures with respect to the offering and listing. As of the date of this prospectus, we have completed the filing with the CSRC in connection with this offering and our listing on the Nasdaq Stock Market in accordance with the Trial Measures, and the CSRC published the notification on our completion of the required filing procedures on the CSRC website on February 20, 2025. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days following our completion of this offering. If we fail to complete this offering within 12 months following the issuance date of the notification, and if the offering is still in progress, we are required to update the filing materials and documents with the CSRC, which may take additional time for us to comply with the filing requirements.

In addition, as advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, we have obtained all requisite licenses and permissions from government authorities in China in connection with this offering as of the date of this prospectus. However, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our shares. See “Risk Factors — Risks Relating to Doing Business in China — Under the PRC laws, the approval of and the filing with the CSRC and/or other PRC government authorities may be required in connection with this offering and our listing on the Nasdaq Stock Market as well as any of our future offering and listing in an overseas market, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

Cash Flows through Our Organization

Julong Holding Limited, our holding company, or the Parent, may transfer cash to Jiangshan Holding Limited (“Jiangshan BVI”) and Liyun Holding Limited (“Liyun BVI,” together with Jiangshan BVI, the “BVI subsidiaries”), its wholly-owned subsidiaries in the British Virgin Islands, through equity investments, and the BVI subsidiaries may transfer cash to their respective wholly-owned subsidiary in Hong Kong, namely Hong Kong Changfeng Holding Limited (“HK Changfeng”) and Hong Kong Qinan Holding Limited (“HK Qinan,” together with HK Changfeng, the “Hong Kong subsidiaries”) through equity investments. The Hong Kong subsidiaries, in turn, may transfer cash to their respective subsidiary or investee company in the PRC, namely Beijing Junxinyuan Technology Development Co., Ltd. (“Beijing Junxinyuan”) and Julong Online (Beijing) Technology Development Co., Ltd. (“Julong Online”), through equity investments. Similarly, Beijing Junxinyuan and Julong Online may transfer cash to their subsidiaries in the PRC through equity investments. Cash can also be transferred within our organization through intercompany loans.

As of the date of this prospectus, (i) except that in January 2024, Julong Online transferred RMB59.1 million to Beijing Junxinyuan through an intercompany loan; and in January 2024, Beijing Junxinyuan transferred RMB59.1 million to Julong Online’s former parent company, Beijing Huiju Tianxia Investment Co. Ltd., which is controlled by our founding shareholder, to acquire Julong Online, no transfers of cash through equity investments and intercompany loans had been made across our organization, (ii) no assets other than cash had been transferred between the Parent and a subsidiary, (iii) none of the subsidiaries had made any dividend payment or distribution to the Parent or to any investors, and (iv) no transfers, dividends, or distributions had been made between the Parent and any investors. See “Combined and Consolidated Statements of Cash Flows for the Fiscal Years Ended September 30, 2023 and 2024” for more details.

We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash among our Cayman Islands holding company and our subsidiaries is subject to internal approval. Our finance department manages and supervises the transfers of funds among the Parent and its subsidiaries with the guidance from Julong Holding Fund Management Policy, an internal policy adopted by the Parent. Under this policy, the Parent is allowed to establish bilateral cash pooling programs between itself, on one hand, and its subsidiaries, on the other hand, to satisfy cash requirements in the form of equity investments and/or entrusted intercompany loans. The finance department closely monitors and manages the cash transfers through our organization by preparing monthly reports and annual budget plans. Each transfer of cash between the Parent and a subsidiary is also subject to internal report and approval process by reference to such policy.

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Currently, there are no restrictions of transferring funds between our Cayman Islands holding company and subsidiaries in the British Virgin Islands and Hong Kong; however, currency exchange control measures imposed by the PRC government may restrict the ability of our subsidiaries in the PRC to transfer their cash to our Cayman Islands holding company and other subsidiaries incorporated outside the PRC. Under the PRC laws and regulations, we are subject to restrictions on foreign exchange and cross-border cash transfers, including to the Parent and U.S. investors. Our ability to distribute earnings to the Parent and U.S. investors is also limited. As the PRC government imposes control over currency conversion pursuant to PRC regulations, it may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors. primarily reflected in the following aspects: (i) we might be restricted from providing capital or loans to our PRC subsidiaries, which may adversely affect the operations of our PRC subsidiaries, (ii) our PRC subsidiaries may be restricted from paying dividends to us, and (iii) if we are unable to obtain dividends from our PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” and “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and regulatory control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” To the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the impositions of restrictions and limitations on the ability of our holding company, or our subsidiaries by the PRC government to transfer cash or assets.

In addition, our PRC subsidiaries are only permitted to pay dividends only out of their retained earnings. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “Regulation — Regulations on Dividend Distribution.”

We intend to retain all of our available funds and any future earnings after this offering and cash proceeds from overseas financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future.

The Holding Foreign Companies Accountable Act

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCA Act, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our Class A ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The delisting of our Class A ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our Class A ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our audit firm, FORTUNE CPA, an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, is a public accounting firm registered with the PCAOB and has been subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. FORTUNE CPA will be inspected by the PCAOB every two years and was not subject to the determination announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCA Act. See “Risk Factors — Risks Relating to Doing Business in China — Our Class A ordinary shares may be prohibited from trading in the United States under the HFCA Act in the future if the PCAOB is unable to inspect or investigate completely our auditors. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” for a detailed discussion.

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Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A ordinary shares that are held by nonaffiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” within the meaning of the rules under the Exchange Act. Accordingly, upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. As such, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our issued and outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market. See “Risk Factors — Risks Relating to Our Class A Ordinary Shares and This Offering — As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.”

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Implication of Being a Controlled Company

Following the completion of this offering, our issued and outstanding share capital will consist of 11,261,132 Class A ordinary shares and 10,000,000 Class B ordinary shares. Mr. Jiaqi Hu, our founder, chairman and chief executive officer, will beneficially own all of our Class B ordinary shares and 94.1% of our total issued and outstanding share capital on an as-converted basis, and will be able to exercise 99.4% of the aggregate voting power immediately after the consummation of this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. As a result, we will be a “controlled company” as defined under the corporate governance rules of the Nasdaq Stock Market. Because Mr. Jiaqi Hu will beneficially own more than 50% of the total voting power immediately after the completion of this offering, Mr. Jiaqi Hu will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering.

As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not currently plan to utilize the exemptions available for controlled companies after we complete this offering. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Corporate Information

Julong Holding Limited is an exempted company limited by shares incorporated under the laws of the Cayman Islands on August 7, 2023. Our registered office is located at the offices of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands.

Our principal executive offices are located at Room 2009, Building A, Times Fortune World, No.1 Hangfeng Road, Fengtai District, Beijing, China 100070. Our telephone number at this address is +86-10-5809-0779.

Our agent for service of process in the United States is located at .

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.julongzx.com. The information contained on our website is not a part of this prospectus.

Conventions That Apply to This Prospectus

Except otherwise indicated or the context otherwise requires:

●	“AI” refers to artificial intelligence;

●	“CAC” refers to the Cyberspace Administration of China;

●	“CAGR” refers to compound average growth rate;

●	“China” or the “PRC,” in each case, refers to the People’s Republic of China, including, Hong Kong, Macau and Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus. The only instances in which Hong Kong, Macau and Taiwan are not included in the definition of “China” or “PRC” is when we reference specific laws and regulations that have been adopted by the People’s Republic of China, other legal and tax matters related to the People’s Republic of China and the correlative opinions of our counsel as to PRC law;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	“Class A ordinary shares” refers to the Class A ordinary shares of Julong Holding Limited of a par value of US$0.0001 each, a class of ordinary shares to be adopted immediately prior to the completion of this offering;

●	“Class B ordinary shares” refers to our Class B ordinary shares of Julong Holding Limited of a par value of US$0.0001 each, a class of ordinary shares to be adopted immediately prior to the completion of this offering;

●	“EIT” refers to enterprise income tax;

●	“Hong Kong” refers to Hong Kong Special Administrative Region in the PRC;

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●	“ordinary shares” refers to the pre-offering ordinary shares of Julong Holding Limited of a par value of US$0.0001 each, or the Class A ordinary shares and/or Class B ordinary shares of Julong Holding Limited, of a par value of US$0.0001 each, each of which classes will be adopted immediately before the completion of this offering;

●	“PRC government” or “State” refers to the central government of the PRC, including all political subdivisions (including provincial, municipal and other regional or local government entities) and its organs or, as the context requires, any of them;

●	“R&D” refers to research and development;

●	“RMB” and “Renminbi” refer to the legal currency of mainland China;

●	“SaaS” refers to software as a service;

●	“SEC” refers to the Securities and Exchange Commission;

●	“US$” and “U.S. dollars” refer to the legal currency of the United States;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

●	“we,” “us,” “our company,” “the Group” or “our” refers to Julong Holding Limited, a Cayman Islands exempted company with limited liability, and its subsidiaries.

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares, (b) references in this prospectus to this offering are to our offering of Class A ordinary shares pursuant to this prospectus.

Our reporting currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and vice versa in this prospectus are made as RMB7.0176 to US$1.0000, the exchange rate in effect as of September 30, 2024, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

The English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

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THE OFFERING

Offering price	The initial public offering price is US$4.00 per Class A ordinary share.

Class A ordinary shares offered by us	1,250,000 Class A ordinary shares (or 1,437,500 Class A ordinary shares if the underwriters exercise in full their option to purchase additional Class A ordinary shares).

Class A ordinary shares issued and outstanding immediately after this offering	11,261,132 Class A ordinary shares (or 11,448,632 Class A ordinary shares if the underwriters exercise in full their option to purchase additional Class A ordinary shares).

Ordinary shares	Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to a vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof twenty (20) votes on all matters subject to a vote at general meetings of our company. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares cannot be convertible into Class B ordinary shares under any circumstances.

Option to purchase additional Class A ordinary shares	We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of additional 187,500 Class A ordinary shares at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Listing	Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “JLHL.” Our Class A ordinary shares will not be listed on any other stock exchange or quoted for trading on any over-the-counter trading system.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$3.4 million from this offering (or approximately US$4.1 million if the underwriter exercises its option to purchase additional Class A ordinary shares in full), after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) pursuing strategic acquisitions and investment opportunities to strengthen our market position and further enhance our competitiveness in the intelligent integrated solutions industry, (ii) expanding into a wider customer base and more geographical markets in mainland China and internationally, (iii) investment in research and development to expand the capabilities of our technology in both hardware and software domains, and (iv) general corporate purposes. See “Use of Proceeds” for additional information.

Transfer agent	Transhare Corporation

Lock-up	We, our directors and officers and certain of our existing shareholders, have agreed with the underwriters, subject to certain exceptions, not to sell, or otherwise transfer or otherwise dispose of any Class A ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

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Escrow account	Net proceeds of this offering in the amount of US$200,000 shall be used to fund an escrow account for a period of twelve (12) months following the closing date of this offering, which account shall be used in the event we would be required to indemnify the underwriter and other indemnified persons pursuant to the terms of an underwriting agreement with the underwriter.

The number of ordinary shares that will be issued and outstanding immediately after this offering:

●	is based on 20,011,132 ordinary shares issued and outstanding as of the date of this prospectus, assuming (i) the automatic re-designation of 10,000,000 ordinary shares owned by Datongyi Holding Limited into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (ii) the automatic re-designation of all of the remaining issued and outstanding ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

●	includes 1,250,000 Class A ordinary shares that we will issue and sell in this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares.

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SUMMARY COMBINED AND CONSOLIDATED FINANCIAL DATA

The following summary combined and consolidated statement of comprehensive income for the fiscal years ended September 30, 2023 and 2024, summary combined and consolidated balance sheets data as of September 30, 2023 and 2024, and summary combined and consolidated cash flow data for the fiscal years ended September 30, 2023 and 2024 have been derived from our audited combined and consolidated financial statement included elsewhere in this prospectus. Our combined and consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Combined and Consolidated Financial Data section together with our combined and consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary combined and consolidated statements of operations and comprehensive profit data for the periods indicated:

	For the Fiscal Year Ended September 30,
	2023	2024
	RMB	RMB	US$
Summary Combined and Consolidated Statements of Operations and Comprehensive Income:
Revenues	119,084,483	173,650,559	24,745,007

Cost of revenues	100,225,447	147,090,500	20,960,229

Gross profit	18,859,036	26,560,059	3,784,778

Operating expenses:
Selling, general and administrative expenses	5,629,843	6,550,065	933,377
Total operating expenses	5,629,843	6,550,065	933,377

Operating income	13,229,193	20,009,994	2,851,401

Interest (expense) income, net	(9,669)	15,634	2,228
Other income, net	-	99,908	14,237
Income before income taxes	13,219,524	20,125,536	2,867,866
Income tax expenses	1,995,992	3,049,349	434,529

Net income	11,223,532	17,076,187	2,433,337
Other comprehensive income, net of tax of nil:	-	-	-
Comprehensive income	11,223,532	17,076,187	2,433,337
Net income per share-basic and diluted
Weighted average number of ordinary shares outstanding-basic and diluted	20,011,132	20,011,132	20,011,132
Basic and diluted net income per share	0.56	0.85	0.12

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The following table presents our summary combined and consolidated balance sheets data as of dates indicated:

	As of September 30,
	2023	2024
	RMB	RMB	US$
Summary Combined and Consolidated Balance Sheets Data:
Cash and cash equivalents	25,046,678	20,618,058	2,938,050
Restricted cash	568,253	154,072	21,955
Accounts receivable (net of allowance of RMB1,271,180 and RMB641,101 as of September 30,2023 and September 30, 2024, respectively)	15,625,118	12,677,175	1,806,483
Other receivable (net of allowance of RMB10,715 and RMB2,630 as of September 30, 2023 and September 30, 2024, respectively)	873,832	247,550	35,276
Amounts due from related parties	20,841,246	4,525,495	644,878
Contract assets-current (net of allowance of RMB1,253,735 and RMB2,292,498 as of September 30, 2023 and September 30, 2024, respectively)	101,632,955	123,079,151	17,538,639
Prepaid expenses and other current assets	3,769,669	6,155,161	877,103
Total current assets	168,357,751	167,456,662	23,862,384
Total non-current assets	4,066,401	5,621,579	801,069
Total assets	172,424,152	173,078,241	24,663,453
Total current liabilities	112,923,934	155,702,300	22,187,401
Total non-current liabilities	101,964	-	-
Total liabilities	113,025,898	155,702,300	22,187,401
Total shareholders’ equity	59,398,254	17,375,941	2,476,052
Total liabilities and shareholders’ equity	172,424,152	173,078,241	24,663,453

The following table presents our summary combined and consolidated cash flow data for the periods indicated:

	For the Fiscal Year Ended September 30,
	2023	2024
	RMB	RMB	US$
Summary Combined and Consolidated Cash Flows Data:
Net cash (used in) provided by operating activities	(13,627,082)	69,200,803	9,861,036
Net cash used in investing activities	(99,010)	(59,110,300)	(8,423,150)
Net cash provided by (used in) financing activities	25,000,000	(14,933,304)	(2,127,979)
Net increase (decrease) in cash, cash equivalents and restricted cash	11,273,908	(4,842,801)	(690,093)
Cash, cash equivalents and restricted cash at beginning of the year	14,341,023	25,614,931	3,650,098
Cash, cash equivalents and restricted cash at end of the year	25,614,931	20,772,130	2,960,005

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RISK FACTORS

An investment in our Class A ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our Class A ordinary shares. Any of the following risks could have a material adverse effect on our business, results of operations and financial condition. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, results of operations and financial condition, and our ability to pay dividends. In any such case, the market price of our Class A ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

A significant slowdown or decline in economic conditions in mainland China could adversely impact our results of operations.

We currently conduct substantially all of our operations in China, and most of our assets are located in China. A slowdown or decline in economic conditions or uncertainty regarding the economic outlook in China generally could result in reduced demand for intelligent integrated solutions, which could materially and adversely affect our financial condition, results of operations and liquidity. In addition, our business, results of operations, financial condition and business prospects are significantly exposed to the social, political and legal developments in China. For example, we are subject to the risks of political events, international trade disputes, imposition of capital controls, foreign ownership restrictions and international sanctions, changes in government policies and introduction of new rules or regulations concerning our industry, as well as methods of taxation. Demand for our intelligent integrated solutions may depend on the overall condition of local economies, the need for new or replacement infrastructure, and the expenditure priorities set on different projects by local governments in China. In addition, any instability in the financial and credit markets in China could negatively impact our customers’ ability to pay us on a timely basis, if at all. Any inability to make payment obligations by our customers may result in delay or cancellation of projects in our contract backlog and may have a material adverse effect on our business, financial condition and results of operation.

If we are unable to accurately estimate the overall risks, revenues or costs on our projects, we may incur contract losses or achieve profits that are below anticipation.

With respect to our business of engineering solutions of intelligent projects and operation and maintenance of intelligent projects, prices of our contracts, including fixed-unit-price contracts and fixed-total-price contracts, are established largely based on estimates and assumptions of our projected costs, including assumptions about: commodity prices and inflation; availability of labor, including the costs of providing labor, equipment, and materials; and other factors outside our control. If our estimates or assumptions prove to be inaccurate, circumstances change in a way that renders our assumptions and estimates inaccurate or we fail to successfully execute the work, cost overruns may occur, and we could experience reduced profits or a loss for affected projects. The costs incurred and profit realized, if any, on our contracts can vary, sometimes substantially, from our original projections due to a variety of factors, including, but not limited to:

●	the failure to include certain materials, equipment, hardware, software or labor in a bid, or the failure to estimate the quantities or costs properly needed to complete a fixed total price contract;

●	delays caused by weather conditions or otherwise failing to meet scheduled acceptance dates;

●	contract or project modifications or conditions creating unanticipated costs that are not covered by change orders;

●	the availability and skill level of workers;

●	the failure by our suppliers, subcontractors, designers, engineers or customers to perform their obligations;

●	fraud, theft or other improper activities by our suppliers, subcontractors, designers, engineers, customers or our own personnel;

●	mechanical problems with our equipment;

●	difficulties in obtaining required government permits or approvals;

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●	changes in applicable laws and regulations;

●	uninsured claims or demands from third parties for alleged damages arising from the design, integration, installation or use and operation of a project of which our work is part; and

●	public infrastructure customers seeking to impose contractual risk-shifting provisions that result in our facing increased risks.

These factors and others may cause us to incur losses, which could have a material adverse effect on our financial condition, results of operations or liquidity.

As advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, as of the date of this prospectus, we had obtained all licenses, permits and registrations from the PRC government authorities that are requisite for our business operations in China, including the Business License, the Qualification Certificates of Construction Enterprises, the Engineering Design Qualification Certificate, and the Production Safety Permit, and the loss, downgrade or revoke of, or failure to obtain, maintain or renew, any or all of these approvals, licenses and permits could materially and adversely affect our businesses in PRC.

Failure to comply with these laws and regulations, or the loss of or failure to renew our licenses and permits or any change in the government policies, could lead to temporary or permanent suspension of some of our business operations or the imposition of penalties on us, which could adversely affect our results of operations and financial condition. Although we may engage approved subcontractors to carry out part of our projects to mitigate such risks, there can be no assurance that we will be able to ensure the timely completion of the projects.

In addition, any changes or alterations in the licensing requirements and/or standards for admission into the list of approved contractors may require us to make necessary corresponding adjustments to meet any new requirements and/or standards resulting from such changes, thus requiring us to incur extra costs.

Our backlog is subject to unexpected adjustments and cancellations, and we may not be able to fully realize the revenue value reported in our backlog.

As of September 30, 2024, we had a backlog of work to be completed on contracts totaling approximately (i) RMB40,821 thousand (US$5,817 thousand) in our sector of engineering solutions of intelligent projects and (ii) RMB15,778 thousand (US$2,248 thousand) in our sector of operation and maintenance of intelligent projects. Backlog develops as a result of new awards, which represent the potential revenue value realizable pursuant to new project commitments received by us during a given period. Projects may remain in our backlog for an extended period of time, or project cancellations or scope adjustments may occur with respect to contracts reflected in our backlog. Such changes may adversely affect the revenues and profit we ultimately realize on these projects.

Backlog consists of awarded engineering solutions of intelligent projects and operation and maintenance of intelligent projects which have either (i) not yet been started or (ii) are in progress but are not yet complete. In the latter case, the revenue value reported in backlog is the remaining value related to work that has not yet been completed. We cannot guarantee that the revenue projected in our backlog will be realized, or if realized, will result in earnings. From time-to-time, relevant projects are cancelled that appeared to have a high certainty of going forward at the time they were recorded as new awards. In the event of a project cancellation, we may be reimbursed for certain costs but typically have no contractual right to recover the total revenue reflected in our backlog. In addition to being unable to recover certain direct costs, cancelled projects may also result in additional unrecoverable costs due to the resulting under-utilization of our assets or labor force.

The timing of new contracts could result in volatility in our cash flow and profitability.

Our revenues for (i) engineering solutions of intelligent projects and (ii) operation and maintenance of intelligent projects are generated from project-based work. It is generally very difficult to predict the timing and source of the relevant awarded contracts. The selection of, timing of, or failure to obtain projects, delays in awards of projects, the rebidding or termination of projects due to budget overruns, or the cancellations of projects or delays in completion of contracts could result in the under-utilization of our assets and reduce our cash flows and profitability. Even if we are awarded contracts, we face additional risks that could affect whether, or when, work will begin. For example, some of our contracts are subject to financing and other contingencies that may delay or result in termination of projects. This may make it difficult to match workforce size, equipment location and inventory volume with contract needs. In some cases, we may be required to bear the cost of a readily available workforce, fleet of equipment or inventory volume that is larger than needed at the time, resulting in unpredictability in our cash flow, expenses and profitability. If an expected contract award or the related notice to proceed is delayed or not received, we could incur substantial costs without receipt of any corresponding revenues. Delays by our customers in obtaining required approvals and permits for their construction projects may delay their awarding contracts for those projects and, once awarded, the ability for us to commence work under those contracts. Moreover, projects for which our services and solutions are contracted may require significant expenditures by us prior to receipt of relevant payments by a customer and may expose us to potential credit risk if such customer should encounter financial difficulties. Such expenditures could reduce our cash flows and necessitate our increased borrowings.

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We may not be able to sustain the growth of our business or manage the expansion of our operations.

We have experienced rapid growth in our operations in recent years and our strategy is to continue to grow our operations, including through strategic acquisitions and expansion of both domestic and international markets. However, we may not be able to continue to grow our business at the same pace as in recent years, or at all. Our revenues increased by 45.8% from RMB119,084 thousand for the fiscal year ended September 30, 2023 to RMB173,651 thousand (US$24,745 thousand) for the fiscal year ended September 30, 2024, and our net income increased by 52.1% from RMB11,224 thousand for the fiscal year ended September 30, 2023 to RMB17,076 thousand (US$2,433 thousand) for the fiscal year ended September 30, 2024. The pace at which we are able to grow our business could be adversely affected by numerous factors, some of which are beyond our control, including, among others, a slowdown in China’s recent rapid economic growth and its substantial investment in infrastructure, increased competition, and our capacity to increase scale and manage growth in our company.

Growth can place significant demands on our management and operating structure, and rapid growth may overwhelm our operating capacity. In addition, sustained growth will require us to recruit a large number of talented professionals and we cannot assure you that we will be able to hire sufficient engineers or other personnel with the expertise and experience we require. Nor can we assure you that we will be able to maintain our performance standards and corporate values across our entire organization as our company continues to grow. Failure to manage our growth effectively could adversely affect the quality of the intelligent integrated solutions that we offer, which would have a material adverse effect on our business, financial condition and results of operation.

In addition, our efforts to expand our service offerings to customers and explore other sectors and geographic areas in the intelligent integrated solutions market will require significant resource investments from us, and such efforts may not be successful. Expansion into new service offerings or other sectors or geographic areas in the intelligent integrated solutions market may be subject to risks such as:

●	limited brand recognition (compared to our established services and solutions or market sectors);

●	costs incurred with the new business development and marketing;

●	lack of experience and expertise in the connection with the new services, market verticals, or geographic areas;

●	compliance with the new relevant regulations and policies;

●	difficulties in managing upsized operations and maintaining operational efficiency; and

●	competition with new competitors, including those with more established local presence.

The occurrence of any of these risks could negatively affect our business in new markets and consequently our business, financial condition and operating results.

We operate in a highly competitive industry and may not be able to compete effectively.

As a growth-oriented professional provider of intelligent integrated solutions to public utilities, enterprises, commercial, and multifamily properties operating at scale, a large portion of our customers are state-owned public entities, and the relevant contracts we are awarded are typically government contracts. Reduced levels of, or delays in, government funding cause delays in project lettings and result in intense competition and pricing pressure for such projects. In addition, government contracts are subject to specific procurement regulations, contract provisions and a variety of regulatory requirements relating to their formation, administration, performance and accounting. Many of these contracts include express or implied certifications of compliance with applicable laws and contract provisions. Any violations of these regulations could bring about litigation and could cause termination of other existing government contracts and result in the loss of future government contracts.

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The intelligent integrated solutions industry in which we operate is highly fragmented. We compete on the basis of, among other factors, our pricing strategies, technical expertise and experience, financial and operational resources, geographical presence, industry reputation and dependability. Some of our competitors may have more manpower and resources, stronger track record in terms of the diversity, size and/or complexity of the projects undertaken, or greater exposure to potential business opportunities than us. In addition, a substantial portion of our work is awarded through open bidding processes which can be highly competitive. Price is often the principal factor in determining which contractor is selected, especially on smaller, less complex projects. Smaller competitors are sometimes able to bid at lower prices due to their lower cost and financial return requirements, and we may have to reduce our prices and profitability to remain competitive over such competitors.

We may face increased competition from existing or new competitors, and we may not adapt effectively to market conditions, industry developments, customer preferences and/or competitive environment. Moreover, our competitors may also adopt aggressive pricing policies or develop relationships with our customers in a manner that could significantly harm our ability to secure contracts. We may also compete in other areas including for services of subcontractors and qualified employees. If we cannot attract their services or are unable to compete in such other areas including providing competitive pricing and/or quality projects on a timely basis, our business, financial condition, results of operations and prospects will be materially and adversely affected.

Our reliance on certain major customers for a large portion of our revenues may materially affect our business, financial performance, financial position and prospects.

A substantial amount of the revenue we generate is concentrated among a limited number of customers. For example, in the fiscal years ended September 30, 2023 and 2024, 86.5% and 82.3% of our total revenues were generated from our top five customers. There could be inherent risks when a large percentage of total revenues are concentrated with a limited number of customers. Given that our contracts are typically secured via invited tenders from our customers, we are dependent on our major customers or previous customers inviting us for future tenders. However, there is no assurance that these customers will continue to invite us for tenders or award tenders to us at contract values and/or terms comparable to those which we have received in the past. As such, if we are not invited to tender or are unable to secure new projects with our major and previous customers, or secure replacement customers, or are unable to secure new projects on the terms that are favorable to us, our business, financial condition and results of operation will be materially and adversely affected.

Furthermore, if one or more of these major customers fail or delay in paying our fees, or if there is a significant reduction or cancellation of business by one or more of these major customers, our business, financial condition and results of operation may be adversely affected. If we are not able to secure new customers to replace the loss of business from existing key customers, our financial performance may be adversely affected.

Our continued success requires us to hire, train and retain qualified personnel in a competitive industry.

Our business is relatively labor intensive and is managed by a small number of executive officers and key engineering and operations officers. Therefore, the continued success of our business depends to a certain extent upon our ability to attract, train and retain qualified, reliable personnel, including, but not limited to, our executive officers and key management and engineering personnel, as well as sufficient skilled labor force necessary to operate efficiently and support our growth strategies. Competition for these experienced personnel is intense. As a result, it may be difficult to attract and retain qualified individuals with the requisite expertise. For example, in certain geographic areas, we may not be able to satisfy the demand for our services because of our inability to hire, train, and retain qualified personnel successfully. Also, it could be difficult to replace personnel who hold government granted eligibility that may be required to obtain certain government projects and/or who have significant government contract experience.

Our future growth could also impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level executives. If we are unable to attract and retain a sufficient number of skilled personnel or effectively implement appropriate succession plans, our ability to pursue projects and our strategic plan may be adversely affected, the costs of executing both our existing and future projects may increase and our financial performance may decline.

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We may pursue business opportunities that diverge from our current business model, which may cause our business to suffer.

As part of our growth strategies, we may pursue business opportunities that diverge from our current business model, including but not limited to exploring market opportunities in the upstream and downstream sectors of our industry chain as well as investing in new technologies. We can offer no assurance that any such new business opportunities will prove to be successful. Among other negative effects, our pursuit of such business opportunities could reduce operating margins and require more working capital, subject us to additional federal state, and local laws and regulations, materially and adversely affect our business, financial condition, cash flows or results of operations.

Our projects could be hindered due to our dependence on third parties to complete many of our contracts.

We hire third-party subcontractors to perform work and depend on third-party suppliers to provide equipment, materials, hardware and/or software necessary to complete our projects. As these third parties have no direct contractual relationships with our customers, we are subject to risks associated with their non-performance, late performance or poor performance. When we select third-party suppliers and subcontractors, our selection criteria is based on, among others, these third-parties’ track records, price competitiveness, quality of products or services and timeliness in delivery and completion. As we do not sign any long-term contracts with these third-party suppliers and subcontractors, there is no assurance that we will continue to be provided with equipment, materials, hardware, software and services at prices acceptable to us for future projects, or at all in a timely manner. As a result, the timely completion and quality of our projects may depend on factors beyond our control, including the quality and timeliness of the delivery of materials supplied for use in the project and the technical skills of subcontractors hired for the project. If we are unable to find qualified suppliers or hire qualified subcontractors, our ability to meet our contractual obligations could be impaired. In addition, if the amount of costs we are required to pay for equipment, materials, hardware, software or labor exceeds what we have estimated, we may suffer losses under our contracts. If a supplier or a subcontractor fails to provide equipment, materials, hardware, software or services as required under a negotiated arrangement for any reason, or provides equipment, materials, hardware, software or services that are not of an acceptable quality, we may be required to source those equipment, materials, hardware, software or services on a delayed basis or at a higher price than anticipated, which could impact our financial performance. In addition, faulty equipment, materials, hardware or software could result in claims against us for failure to meet contractual specifications, and failure by third-party suppliers or subcontractors to comply with applicable laws and regulations could negatively impact our reputation and our business and, in the case of government contracts for certain of our projects, could result in fines, suspension or even debarment from participating in bidding processes. These risks may be intensified during economic downturns if these third parties experience financial difficulties. As a result, our business, financial condition and results of operation may be adversely affected by our dependence on third party providers.

In addition, we are subject to claims arising from defective work performed by our third-party subcontractors. While we may attempt to claim against the relevant subcontractors or require our subcontractors to make good the default or defect, we may be required to make good the default or defect at our own cost before receiving any compensation from the subcontractors. If no corresponding claim can be asserted against a subcontractor, or the amounts of the claim cannot be recovered in full or at all from the subcontractors, we may be required to bear some or all the costs of the claims, in which case our business, financial condition and results of operation will be materially and adversely affected.

The intelligent integrated solutions industry is schedule driven, and our failure to meet the schedule requirements in our contracts could adversely affect our reputation and/or expose us to financial liability.

In some instances in our engineering solutions of intelligent projects and operation and maintenance of intelligent projects, such as many of our fixed-price contracts, we guarantee that we will complete a project by a scheduled date. Any failure to meet the schedules or completion requirements set forth in our contracts could subject us to responsibility for customers’ losses resulting from the delay (including in the form of contractually agreed-upon liquidated damages. actual damages or consequential damages), reduced profits or a loss on that project, damage to our reputation, which may have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

Our business depends, to a large extent, on our reputation for quality, reliability, timely delivery and safety in the intelligent integrated solutions market.

We believe our track record and reputation are key factors in our customers’ evaluation of whether to engage us for the engineering solutions of intelligent projects, operation and maintenance of intelligent projects, and/or purchase of equipment of intelligent systems. Our reputation is based, to a large extent, on the quality, reliability, timeliness and safety of our services and solutions. We benefit from our reputation in the intelligent integrated solutions market developed over the years of successfully performing on projects. If our services and solutions do not meet expected standards or if we fail to meet our deadlines, our relationship with our customers and our reputation could be adversely affected, we may not be invited to new bidding processes, and our ability to capture new business could be severely diminished, and therefore our business, financial condition and results of operation may be materially and adversely affected.

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We are susceptible to operational risks that could affect our business, financial condition and results of operation.

Our business is subject to numerous industry-specific operational risks, including natural disasters, adverse weather conditions, operator error or other accidents, failures of equipment and software, explosions and other events, many of which are beyond our control. Such occurrences could result in injury or loss of life, severe damage to and destruction of property and equipment, business interruption, pollution and other environmental damage, clean-up responsibilities, regulatory requirements, investigations and penalties, and potential liability claims and contractual disputes. Any such claims, whether with or without merit, could be time consuming and expensive to defend and could divert management’s attention and resources. We may not always be able to successfully defend or be excused from the lawsuits related to these claims and could be subject to substantial losses. In addition, such occurrences could materially impact our reputation, financial position and prospects.

As part of our overall risk management strategy, we have obtained and maintained insurance coverage, for example, we require our subcontractors to purchase and maintain personal accident insurance or work-related injury insurance for on-site workers, in amounts and against the risks we believe are consistent with industry practice, but this insurance may be inadequate or unavailable to cover all losses or liabilities we may incur in our operations. Our insurance policies are subject to varying levels of deductibles. Losses up to our deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, liabilities subject to insurance are difficult to estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of unreported incidents, and our safety programs’ effectiveness. If we were to experience insurance claims or costs above our estimates, we may be required to use working capital to satisfy these claims rather than using working capital to maintain or expand our operations.

In addition, we provide social security plans for our employees as required by the PRC law, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. As consistent with common industry practice in China, we do not currently maintain business liability insurance, business interruption insurance or key-man insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim for our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected. Also, although we have been able to obtain reasonably priced insurance coverage to meet our requirements in the past, there is no assurance that we will be able to do so in the future. If we are unable to obtain adequate insurance coverage, we may not be able to procure certain contracts, which could materially adversely affect our financial position, results of operations, cash flows or liquidity.

A significant portion of our business of engineering solutions of intelligent projects depends on our ability to provide quality guarantee deposits.

In the past we have expanded, and it is possible we will continue to expand, the number and percentage of total contract amount that require us to provide a quality guarantee deposit. As such, we cannot guarantee our ability to maintain a sufficient level of cash flow and capacity to provide such quality guarantee deposits in the future, which could preclude our ability to bid for certain contracts of engineering solutions of intelligent projects or successfully contract for the relevant work, thereby materially and adversely affecting our business, financial condition and results of operations.

Deterioration in our safety record could adversely affect our business, financial condition and results of operation.

Our ability to retain existing customers and attract new business is dependent on our ability to safely operate our business. Existing and potential customers consider the safety record of their services providers to be of high importance in their decision to award service contracts. Some of our activities, including the aerial installation work and the crossover work of force and weak current, can be high risk by their nature. If one or more accidents were to occur at a site, the affected customers may terminate or cancel our contract and may be less likely to continue to use our services and solutions in the future. We cannot assure you that we will not experience accidents in the future, causing our safety record to deteriorate. Accidents may be more likely to occur as we continue to grow, particularly if we are required to hire less experienced employees due to shortages of skilled labor. Moreover, often times we do not perform these activities by ourselves and accidents can happen due to errors committed by partners and subcontractors over whom we have no control. Because many of our customers require us to report our safety metrics to them as part of the bidding process and because a substantial part of our customer base is comprised of major companies with high safety standards, a general deterioration in our safety record could have a material adverse impact on our business including our ability to bid for new contracts.

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Our operations are subject to special hazards that may cause personal injury or property damage, subjecting us to liabilities and possible losses which may not be covered by insurance.

Operating hazards inherent in our business, some of which may be outside our control, can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, but this insurance may be inadequate or unavailable to cover all losses or liabilities we may incur in our operations. Our insurance policies are subject to varying levels of deductibles. Losses up to our deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, liabilities subject to insurance are difficult to estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of unreported incidents, and our safety programs’ effectiveness. If we were to experience insurance claims or costs above our estimates, we may be required to use working capital to satisfy these claims rather than using working capital to maintain or expand our operations.

Any safety incidents or a deterioration in our safety record could adversely impact our ability to attract and retain qualified employees. In addition, we could also be subject to liability for damages as a result of accidents and could incur penalties or fines for violations of applicable safety laws and regulations.

We may experience delays and/or defaults in customer payments and may not be able to recover on claims against customers for payment.

Because of the nature of our contracts, at times we commit resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures on projects as they are incurred. If a customer fails to pay our invoices on time or defaults in making its payments to us, we could incur significant losses. We occasionally bring claims against customers for delayed payments or failure to make payments for the additional costs that exceed the contract price or for amounts not included in the original contract price, including change orders. These types of claims can occur due to matters such as customer-caused delays or changes from the initial project scope, and, occasionally, they can be the subject of lengthy proceedings. When these types of events occur and unresolved claims are pending, we may invest significant working capital in projects to cover cost overrun spending the resolution of the relevant claims. A failure to promptly recover on these types of claims and change orders could have a material adverse effect on our business, financial condition and results of operation.

Force majeure events, such as weather conditions, natural disasters, health epidemics and pandemics or other contagious outbreaks and terrorist attacks, could negatively impact our business, which may affect our financial condition, results of operations or cash flows.

Force majeure events, such as severe weather or other natural disasters, could materially and adversely affect our business, financial condition and results of operations. Repercussions of severe weather conditions could cause significant interruption of our projects in process and have safety implications to personnel at those sites.

Our business, operating results and financial condition could also be materially and adversely affected if a public health epidemic or pandemic or other contagious outbreak, such as the COVID-19 pandemic, interferes with our ability, or that of our employees, subcontractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

We seek to include language in our private customer contracts that grants us certain relief from force majeure events. We regularly review and attempt to mitigate force majeure events in both public and private customer contracts. However, the extra costs incurred as a result of these events may not be reimbursed by our customers, and we remain obligated to perform our services after most extraordinary events subject to relief that may be available pursuant to a force majeure clause.

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Failure to comply with, or changes in, laws or regulations could have a material adverse effect on our business, financial condition and results of operation.

The intelligent integrated solutions industry in which we operate is highly regulated. Our business, financial condition and results of operation depends on our, our subcontractors’ and our customers’ ability to comply on a timely and efficient basis with extensive national, regional and municipal laws and regulations relating to, among other matters, environmental, health and safety, building and zoning, labor, tax and other matters. The cost of complying with these laws and regulations can be substantial. In addition, compliance with these laws and regulations can cause scheduling delays in our projects. Although we believe we are in compliance with laws and regulations in all material respects, we cannot assure you we have been or will be at all times in full compliance. Failure by us, our subcontractors or our customers to comply with these laws and regulations could result in a range of adverse consequences for our business, including subjecting us to significant fines, civil liabilities and criminal sanctions, requiring us to comply with costly restorative orders, the shutdown of operations, and revocation of permits. In addition, we cannot assure you that future changes to existing laws and regulations, or stricter interpretation or enforcement of existing laws and regulations, will not impair our ability to comply with such laws and regulations or increase our compliance costs. Accordingly, existing or future regulation in our markets could have a material adverse effect on our business, financial condition and results of operation.

Environmental, health and safety laws and regulations and any changes to, or liabilities arising under, such laws and regulations could have a material adverse effect on our financial condition, results of operations and liquidity.

Our operations are subject to stringent and complex laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to our operations, including: the acquisition of a permit or other approval before conducting regulated activities; the restriction of the types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of activities on certain lands lying within wilderness, wetlands, and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from our operations. Numerous government authorities have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt our operations and limit our growth and revenue.

The nature of certain of our operations requires us to assume risks of causing environmental and other damages. For example, the disposal methods employed by us for treating engineering and construction waste may not meet regulatory standards fully. Consequently, we may be held liable for any consequential environmental damage, including the incidental consequences of human exposure to hazardous substances or other environmental damage. We may be subject to clean up costs or penalties in the event of certain discharges into the environment and/or environmental contamination and damage.

Certain environmental laws impose strict liability or joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly owned or operated by us or third-party facilities that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from the consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. Furthermore, the existence of contamination at properties we own, lease or operate could result in increased operational costs or restrictions on our ability to use those properties as intended.

In certain instances, claims for damages to persons or property, including natural resources, may result from our operations’ environmental, health, and safety impacts. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. Moreover, public interest in protecting the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to our industry could continue, resulting in increased costs of doing business and consequently affecting profitability.

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We may need to raise additional capital in the future for our working capital, investments and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ongoing ability to generate cash is important for funding our continuing operation and making investments or acquisitions. To the extent that our existing cash balances and cash flow from operations, together with our borrowing capacity are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. In addition, our ability to undertake large investments or consummate significant acquisitions will depend on the availability of equity and debt financing. Our ability to obtain such additional financing in the future will depend in part upon prevailing capital market conditions and conditions in our business and our operating results. Those factors may affect our efforts to arrange additional financing on terms acceptable to us. We cannot assure you that we will be able to obtain new financings in the future on favorable terms or at all.

Furthermore, if global economic, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to draw upon credit facilities may be impacted. If adequate funds are not available, or are not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges, resulting in loss of market share, each of which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

Failure to maintain safe work sites could result in significant losses, which could materially affect our business, reputation, financial condition and results of operations.

Our engineering solutions of intelligent projects and operation and maintenance of intelligent projects are conducted at a variety of work sites including public places, commercial places, construction sites, industrial production sites or urban management sites. Each location may be subject to numerous safety risks, including fall risks, electrocutions, chemical substances, fires, explosions, mechanical failures, weather-related incidents, transportation accidents, damage to equipment and contagious outbreaks. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and other consequential damages and could lead to suspension of operations, large damage claims and, in extreme cases, criminal liability. Therefore, safety is a primary focus of our business and is critical to our reputation and performance. Many of our customers require that we meet certain safety criteria to be eligible to bid on contracts, and some of our contract fees or profits are subject to satisfying safety criteria. Unsafe work conditions can also increase our labor force turnover, which increases our overall operating costs. If we fail to implement safety procedures or implement ineffective safety procedures, our employees could be injured, and we could be exposed to investigations and possible litigation. Our failure to maintain adequate safety standards through our safety programs could also result in reduced profitability or the loss of projects or customers, and could have a material adverse impact on our financial position, results of operations, cash flows or liquidity.

Increases in the prices of equipment, materials, hardware and software or wages could increase our operating costs.

Our business requires significant purchases of equipment, materials, hardware and software. Certain of these inputs used in our operations are susceptible to significant fluctuations in prices, over which we may have little control. The prices of some of these inputs are affected to a significant extent by the prices of commodities. Substantial increases in the prices of equipment, materials, hardware or software could generally result in increases in our suppliers’ operating costs and, consequently, lead to increases in the prices they charge for their products. Moreover, we do not have long-term contracts for the supply of our key inputs, and, as result, if prices increase significantly or if we are required to find alternative suppliers, our costs to procure these inputs may increase significantly. In addition, growing demand for labor, especially when coupled with shortages of qualified labor in certain geographic areas where we operate, may result in significant increases in our labor costs. To the extent that we are unable to pass along to our customers increases in the prices of our key inputs or increases in the labor costs, our operating margins could be materially and adversely impacted.

Our earnings are affected by the application of accounting standards and our critical accounting policies, which involve subjective judgments and estimates by our management. Our actual results could differ from the estimates and assumptions used to prepare our financial statements.

The accounting standards we use in preparing our financial statements are often complex and require that we make significant estimates and assumptions in interpreting and applying those standards. These estimates and assumptions affect the reported values of assets, liabilities, revenues and expenses, and the disclosure of contingent liabilities. We make critical estimates and assumptions involving accounting matters, including our revenue recognition, provision of credit loss for account receivable, and income taxes. These estimates and assumptions involve matters that are inherently uncertain and require our subjective and complex judgments. If we used different estimates and assumptions or used different ways to determine these estimates, our financial results could differ.

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Our actual business and financial results could differ from our estimates of such results, which could have a material negative impact on our financial condition and reported results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies, Judgments and Estimates.”

The cost-to-cost method of accounting for contract revenues of our engineering solutions of intelligent projects business involves significant estimates that may result in a reduction or reversal of previously recorded revenue or profits.

For our sector of engineering solutions of intelligent projects, revenues are generally recognized based on our efforts or inputs to the satisfaction of performance obligation over time as work progresses, using the cost-to-cost input method of accounting, which results in our recognizing contract revenue and earnings ratably over the contract term in the proportion that our actual costs bear to our estimated contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenue, costs and profitability. We review our estimates of contract revenue, costs and profitability on an ongoing basis. Prior to contract completion, we may adjust our estimates on one or more occasions as a result of change orders to the original contract, collection disputes with the customer on amounts invoiced or claims against the customer for increased costs incurred by us due to customer-induced delays and other factors. Contract losses are recognized in the fiscal period when the loss is determined. Contract profit estimates are also adjusted in the fiscal period in which it is determined that an adjustment is required. As a result of the requirements of the cost-to-cost input method of accounting for our contacts of engineering solutions of intelligent projects, the possibility exists, for example, that we could have estimated and reported a profit on a contract over several periods and later determined, usually near contract completion, that all or a portion of such previously estimated and reported profits were overstated. If this occurs, the full aggregate amount of the overstatement will be reported for the period in which such determination is made, thereby eliminating all or a portion of any profits from other contracts that would have otherwise been reported in such period or even resulting in a loss being reported for such period. On a historical basis, we believe that we have made reasonably reliable estimates of the progress towards completion on our long-term contracts. However, given the uncertainties associated with these types of contracts, it is possible for actual costs to vary from estimates previously made, which may result in reductions or reversals of previously recorded revenue and profits.

We are subject to risks associated with the quality of our work.

Our quality of work is assessed by our customers, and poor quality of work could be due to poor execution and quality control of our employees or that of our subcontractors. We may incur rework and additional costs to improve the quality of our work, or we may be subject to claims from our customers for such inferior projects. Costs incurred for rework in a certain financial year or period will also affect the financial performance and cashflows in that certain financial year or period, notwithstanding the overall profitability of the project. If we fail to achieve a satisfactory quality of work, our reputation and our likelihood of being invited for future bid tenders could be materially and adversely affected, and increase the likelihood of increased costs, liquidated damages, deduction against quality guarantee deposits, and accordingly, materially and adversely affect our business, financial condition and results of operation.

If we fail to promote and maintain our brand effectively and cost-efficiently, our business, financial condition and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing customers. Successful promotion of our brand and our ability to attract customers depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services and solutions. Our future marketing efforts will likely require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Information technology system failures, network disruptions or cybersecurity breaches could adversely affect our business.

We use and rely on information technology systems, networks, and infrastructure in conducting our day-to-day operations, providing services to certain customers and protecting sensitive company information. In addition, we also rely on third-party software and information technology for certain of our critical accounting, project management and financial information systems. We also collect information about our customers, suppliers, subcontractors and employees, with the expectation by such third parties being that we will adequately protect such information.

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Information technology system failures, including system failures of our suppliers and subcontractors, could disrupt our operations by causing transaction errors, processing inefficiencies, the loss of customers, other business disruptions or the loss of employee or other third-party personal information. In addition, our systems, networks and infrastructure could be damaged or interrupted by natural disasters, power loss, telecommunications failures, intentional or inadvertent user misuse or error, failures of information technology solutions, computer viruses, malicious code, ransomware attacks and acts of terrorism. We may also be subject to physical or electronic security breaches, including breaches by computer hackers or cyber-terrorists or unauthorized access to or disclosure of our or our customers’ data. These events could impact our customers, employees and reputation and lead to financial losses from remediation actions, loss of business or access to our business data, potential liability or an increase in expenses, all of which may have a material adverse effect on our business, financial condition and results of operation. Similar risks could affect our customers, suppliers and subcontractors, indirectly affecting us.

While we have security, internal control and technology measures in place to protect our systems and networks, these measures could fail as a result of a cyber-attack, other third-party action, employee error, malfeasance or other security failure.

In addition, flexible working arrangements at our corporate offices increased as a result of the COVID-19 pandemic, and these arrangements have resulted in a higher extent of remote working. This and other possible changing work practices may adversely impact our ability to maintain the security, proper function and availability of our information technology and systems since remote working by our employees could strain our technology resources and introduce operational risk, including heightened cybersecurity risk. Remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that have sought, and may seek, to exploit remote working environments. Any failure by us or our third-party suppliers and subcontractors to maintain the security, proper function and availability of information technology and systems could result in financial losses, interrupt our operations, damage our reputation, cause us to be in default of material contracts and subject us to liability claims or regulatory penalties, any of which could materially and adversely affect our business, financial condition and results of operation. the value of your investment in our Class A ordinary shares.

In addition, current and future laws and regulations governing data privacy and the unauthorized disclosure of confidential information may pose complex compliance challenges and result in additional costs. A failure to comply with such laws and regulations could result in penalties or fines, legal liabilities or reputational harm. The continuing and evolving threat of cyber-attacks has also resulted in increased regulatory focus on risk management and prevention. New cyber-related regulations or other requirements could require significant additional resources and cause us to incur significant costs, which could have an adverse effect on our results of operations and cash flows.

We regularly evaluate the need to upgrade or replace our systems and network infrastructure to protect our information technology environment, to stay current and improve the efficiency and scope of our systems and information technology capabilities. The implementation of new systems and information technology could adversely impact our operations by requiring substantial capital expenditures, diverting management’s attention, or causing delays or difficulties in transitioning to new systems. In addition, our systems implementations may not result in productivity improvements at the levels anticipated. Systems implementation disruption and any other information technology disruption, if not anticipated and appropriately mitigated, could have an adverse effect on our business.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our patents, copyrights, domain name, know-how, proprietary technologies and similar intellectual property as critical to our success. As of the date of this prospectus, we owned 22 patents, 28 software copyrights and one registered domain name in China. We rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. See “Business — Intellectual Properties.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

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Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We cannot assure that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Increases in labor costs may adversely affect our business, financial condition and results of operations.

In recent years, the Chinese economy has experienced general increases in inflation and labor costs. As a result, average wages in China are expected to increase. In addition, we are required by China laws and regulations to pay various statutory employee benefits, including mandatory provident fund to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits. Those employers who fail to make adequate payments may be subject to fines and other penalties. As a result, we expect that our labor costs, including wages and employee benefits, will continue to increase.

Moreover, a shortage in skillful workers in our industry may result in higher cost of revenues for solution and service providers such as us to retain high-caliber workers in order to ensure timely delivery of intelligent integrated projects. As a result, recruiting a pool of sufficient labor force while maintaining the business operations economically has become one of the market challenges for the intelligent integrated solutions industry in general.

Unless we are able to hire able and skilled workers and control our labor costs or pass on these increasing labor costs, our financial condition, and results of operations may be adversely affected.

There is no assurance that we can maintain the qualifications, licenses, and registrations for the operation of our business.

We are required to maintain certain qualifications, licenses, and registrations to conduct our intelligent integrated solutions business. As advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, as of the date of this prospectus, we had obtained all licenses, permits and registrations from the PRC government authorities that are requisite for our business operations in China, including the Business License, the Qualification Certificates of Construction Enterprises, the Engineering Design Qualification Certificate, and the Production Safety Permit. To maintain such qualifications, licenses, or registrations, we must comply with the relevant requirements imposed by the relevant PRC government authorities.

However, the compliance requirements by the relevant government authorities may be subject to changes from time to time. We cannot assure you that all of our required qualifications, licenses, and registrations can be maintained or renewed in a timely manner or at all. If we fail to comply with any of the relevant requirements, our qualifications, licenses, or registrations could be suspended, downgraded or revoked, or the renewal of our qualifications, licenses, or registrations upon expiry of their original terms may be delayed or refused.

Furthermore, given the changes of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations in the future. We cannot assure you that we will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we may also inadvertently conclude that such permissions or approvals are not required.

If we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change such that we or our subsidiaries are required to obtain such permissions or approvals in the future, it may have a material adverse impact on our ability to perform our obligations under any contracts we may have with customers. In addition, we and our PRC subsidiaries may be prohibited from engaging in relevant business and may be subject to investigations by competent regulators, fines or penalties, sanctions or injunctions like orders to suspend our relevant operations and rectify any non-compliance, or even criminal responsibility if it causes a major accident or other serious consequences. In such circumstances, our capability to undertake relevant work may be directly impacted. These risks could result in a material adverse change in our operations, our financial conditions and prospects, and the value of our securities, and may significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities we offer to significantly decline in value or become worthless. For details, see “Risk Factors — Risks Relating to Our Business and Industry — There is no assurance that we can maintain the qualifications, licenses, and registrations for the operation of our business.”

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We may be unable to deliver intelligent integrated solutions to our customers in a timely manner.

The success of our intelligent integrated solutions business partly depends on our ability to meet the quality standards and time frames of projects as required by our customers on a continued basis. Significant delays in our provision of services and solutions to the customers on agreed time frames, which may result from our shortage of skilled labor, insufficient production capacity, equipment failures, delays by our suppliers or subcontractors, or force majeure events, could adversely affect our customer satisfaction and overall reputation, result in increases in our operating costs and requirements on us to pay penalties and damages. If we are unable to achieve the relevant project milestones on time, we may lose the trust of our customers and, therefore, experience a decrease in the demand for our services and solutions. In such event, our business, financial condition and results of operation could be adversely affected.

We may not be able to make successful acquisitions.

Part of our strategy is to increase our market penetration by pursuing selective strategic acquisition opportunities. We may not be able to identify appropriate acquisition opportunities, or, if we do, we may overpay for these acquisitions or may not otherwise be able to negotiate terms and conditions that are acceptable to us. We may also face difficulties obtaining financing to pay for acquisitions. In addition, we may not be able to obtain regulatory approvals, including antitrust approvals, required to consummate acquisitions.

Furthermore, even if we are able to successfully consummate an acquisition, we may encounter challenges in integrating the acquired business effectively and profitably into our operations. The integration of an acquisition involves a number of factors that may affect our operations, including diversion of management’s attention, difficulties in retaining personnel and entry into unfamiliar markets. Acquired businesses may not achieve the levels of productivity anticipated or otherwise perform as expected. Acquisitions may bring us into businesses we have not previously conducted and expose us to additional business risks that are different from those we have traditionally experienced, including new geographic, market, operating and financial risks. Moreover, acquisitions involve special risks, including the potential assumption of unanticipated liabilities and contingencies. We cannot assure you that future acquisitions will meet our strategic objectives.

Risks and challenges resulting from potential strategic alliances or investments may have a material adverse effect on our business, financial condition and results of operations.

We may enter into strategic alliances or investments, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances and investments could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by third parties and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, if appropriate opportunities arise, we may acquire additional assets, technologies, services or businesses that are complementary to our existing business. Future acquisitions and the subsequent integration of new assets and businesses would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations, either in the short-run or long-run. Acquired assets or businesses may not generate the synergic effect or financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating investments may be significant. If our expansion into new businesses or geographical areas is not successful, our business, prospects and growth momentum may be materially and adversely affected. In addition to the requisite corporate approvals, we may also have to obtain approvals and licenses from relevant government authorities for the investments and comply with applicable laws and regulations in the PRC, which could result in delays in implementing our investments and increased costs.

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If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our Class A ordinary shares may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In the course of preparing and auditing our combined and consolidated financial statements as of and for the fiscal years ended September 30, 2023 and 2024, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to (i) a lack of sufficient accounting personnel with sufficient and appropriate U.S. GAAP knowledge and (ii) a lack of formal risk assessment process over financial reporting.

In response to the material weaknesses identified prior to this offering, we are in the process of implementing a number of measures to address the material weaknesses identified, including but not limited to (i) developing a set of accounting policies and procedures, which include the current U.S. GAAP accounting policies that are applicable to our business, (ii) providing internal training programs for our accounting and financial personnel on U.S. GAAP knowledge and (iii) implementing a systematic accounting manual for U.S. GAAP and financial closing process.

We are subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act (the “Section 404”) requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources, and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

If we fail to extend or renew our current lease and are unable to locate desirable alternatives, our business and operations may be adversely affected.

We currently lease properties for our offices in China. Lessors of these leases have provided us with sufficient documents to prove their ownership of the premises. Currently, all of the agreements for our leases in China have been registered with the relevant authorities. When our current lease expires, we may fail to extend or renew our lease for reasons such as unavailability of the relevant premise for a new lease term or substantially higher rent demanded by the owners. We cannot assure you that suitable alternative locations will be readily available on commercially reasonable terms, or at all, and if we are unable to locate desirable alternative sites as our business continues to grow, our business and operations may be adversely affected.

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We have been and may continue to be subject to litigations, allegations, complaints, investigations and penalties from time to time, which may adversely affect our business, financial condition and results of operations.

We have been and may continue to be subject to litigations, allegations, complaints, investigations and penalties from time to time relating to issues such as employment and labor, intellectual property (including trademark and copyright), product safety, personal injury, privacy, information security, tax compliance, as well as licenses and permits. Legal proceedings are inherently uncertain, and any judgment, ruling, fine, penalty or injunctive relief entered against us or any adverse settlement in these or other future matters could result in harm to our reputation, sanctions, consent decrees, injunctions, or orders requiring a change in our business practices or otherwise negatively affect our business, results of operations, and financial condition. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention, and divert significant resources. Further, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers. As of the date of this prospectus, none of the legal proceedings we were subject to had had any material adverse impact on our business, financial condition or results of operations.

Risks Relating to Doing Business in China

The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares.

We conduct our business primarily through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. The PRC government has significant oversight and discretion over the conduct of our business, and it may influence our operations as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations, and our Class A ordinary shares may decline in value or become worthless. Also, Chinese regulatory authorities may implement changes to the existing laws and regulations in the future that may disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of such securities to significantly decline or become worthless.

Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law (the “Illegal Securities Opinions”). The Illegal Securities Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, shall be taken to address with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. Moreover, on January 4, 2022, 13 PRC regulatory agencies, namely, the CAC, the National Development and Reform Commission (the “NDRC”), the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to “operator of critical information infrastructure that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security”, any “operator of online platform” holding personal information of more than one million users who seek to list in a foreign stock exchange should also be subject to cybersecurity review. And on February 17, 2023, the CSRC issued the Trial Measures, which reformed the regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. See also “Risk Factors — Risks Relating to Doing Business in China — Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment” and “Risk Factors — Risks Relating to Doing Business in China — Under the PRC laws, the approval of and the filing with the CSRC and/or other PRC government authorities may be required in connection with this offering and our listing on the Nasdaq Stock Market as well as any of our future offering and listing in an overseas market, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.” As these regulations were recently issued, official guidance and interpretation of the regulations remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these regulations or any future implementation rules on a timely basis, or at all. Any such risk could significantly limit or completely hinder our ability to offer or continue to offer securities to investors or cause the value of our Class A ordinary shares to significantly decline or become worthless.

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The PRC government exerts substantial influence over the conduct of our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our Class A ordinary shares.

Our operations are primarily conducted in the PRC, and are governed by PRC laws, rules and regulations. The PRC government exerts substantial influence over the conduct of our business, and may intervene in or influence our operations at any time as part of its efforts to enforce PRC law. The PRC government has recently published new policies that substantially affected certain industries. We cannot rule out the possibility that it will in the future release regulations or policies that directly or indirectly affect our industry or require us to seek additional permission to continue our operations, which could result in a material adverse change in our operation and/or the value of our Class A ordinary shares. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.

The Chinese government has exerted more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. Such actions may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A ordinary shares to significantly decline or be worthless. For more details, see “— Risks Relating to Doing Business in China — Under the PRC laws, the approval of and the filing with the CSRC and/or other PRC government authorities may be required in connection with this offering and our listing on the Nasdaq Stock Market as well as any of our future offering and listing in an overseas market, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

Laws regulating foreign investment in China include the PRC Foreign Investment Law, or the PRC FIL, effective from January 1, 2020, and the Regulation on Implementing the PRC Foreign Investment Law, or the Implementation Regulations, effective from January 1, 2020. The PRC FIL specifies that foreign investments shall be conducted in line with the “negative list” to be issued or approved to be issued by the State Council. While we do not operate in an industry that is currently subject to foreign investment restrictions or prohibition in China, it is uncertain whether our industry will be named in an updated “negative list” to be issued in the future. If our industry is added to the “negative list” or if the PRC regulatory authorities otherwise decide to limit foreign ownership in our industry, there could be a risk that we would be unable to do business in China as we are currently structured. If any new laws and/or regulations on foreign investments in China are promulgated and implemented, such changes could have a significant impact on our current corporate structure, which in turn could have a material adverse impact on our business and operations, our ability to raise capital and the market price of our Class A ordinary shares. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of our Class A ordinary shares which you invest in may significantly decline or become worthless.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial condition, results of operations, and the value of our securities.

Substantially all of our business operations are conducted in China. Accordingly, we are affected by the economic, political and legal environment in China. China’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, the stages of development, the growth rate, and the control of foreign exchange.

Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industrial development by imposing industrial policies. For the past three decades, the PRC government has implemented economic reform measures to emphasize the utilization of market forces in economic development.

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While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business, financial condition and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth, and the growth rate of the Chinese economy has gradually slowed in recent years. Any prolonged slowdown in the Chinese economy may reduce the demand for our offerings of products and services and materially and adversely affect our business, financial condition and results of operations. Furthermore, the increased global focus on social, ethical and environmental issues may lead to China’s adoption of more stringent standards in these areas, which may adversely impact the operations of China-based companies including us.

Under the PRC laws, the approval of and the filing with the CSRC and/or other PRC government authorities may be required in connection with this offering and our listing on the Nasdaq Stock Market as well as any of our future offering and listing in an overseas market, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, or the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, or the SAT, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, effective on September 8, 2006, which were amended on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The M&A Rules further requires that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008 and amended on September 18, 2018, are triggered. Moreover, the Anti-Monopoly Law, which was promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 and amended on June 24, 2022, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds be cleared by the MOFCOM before they can be completed. However, the scope and applicability of the M&A Rules to offshore special purpose vehicles are subject to further clarifications from regulators.

On February 17, 2023, the CSRC issued the Trial Measures and the related guidelines, which became effective on March 31, 2023. The Trial Measures, which reformed the regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. According to the Trial Measures, if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuers shall be deemed as indirect overseas offering and listing: (i) more than 50% of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited combined and consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operation and management are majority Chinese citizens or domiciled in China.

Taking into consideration the above-mentioned criteria, we are required to file with the CSRC in accordance with the Trial Measures with respect to the offering. The Trial Measures provide that, if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Where any entity or individual fails to fulfill the confidentiality obligations under the relevant PRC laws during the overseas issuance and listing of PRC-based companies, such entity or individual may be subject to legal sanctions, such as warnings, fines, and criminal liabilities. See “Regulations — Regulations on Mergers & Acquisitions” and “Regulations — Regulations on Overseas Offering and Listings.”

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As of the date of this prospectus, we have completed the filing with the CSRC in connection with this offering and our listing on the Nasdaq Stock Market in accordance with the Trial Measures, and the CSRC published the notification on our completion of the required filing procedures on the CSRC website on February 20, 2025. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days following our completion of this offering. If we fail to complete this offering within 12 months following the issuance date of the notification, and if the offering is still in progress, we are required to update the filing materials and documents with the CSRC, which may take additional time for us to comply with the filing requirements. In addition, we may be required to file with the CSRC in connection with any of our future offering and listing in an overseas market, including follow-on offerings, issuance of convertible bonds, offshore relisting after going-private transactions, and other equivalent offering activities. However, we cannot assure you that we will be able to complete such filings with the CSRC in connection with our overseas securities listing and/or offerings in the future in a timely manner, or at all. If we fail to complete such filing procedures for any future offshore offering or listing in an overseas market, including our follow-on offerings, issuance of convertible bonds, offshore relisting after going-private transactions, and other equivalent offering activities, we may face sanctions by the CSRC or other PRC regulatory authorities, which may include fines and penalties on us, restrictions on or delays to our financing transactions offshore, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Confidentiality and Archives Administration Provisions. The revised Confidentiality and Archives Administration Provisions came into effect on March 31, 2023. However, as revised the Confidentiality and Archives Administration Provisions have just been released recently, their interpretation and implementation are subject to further clarification from regulators, and we cannot assure you that we will be able to fully comply with such regulations in connection with this offering or our continued listing overseas and our overseas securities offerings in the future. Any failure or perceived failure by the Company or PRC subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Confidentiality and Archives Administration Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval and filing from the CSRC and/or other regulatory authorities or procedures are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, would subject us to sanctions by the CSRC and/or other PRC regulatory authorities for failure to seek CSRC approval and/or filing or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our listed securities. The CSRC and/or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC and/or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.

We are subject to evolving statutory and regulatory requirements relating to cybersecurity, data security, personal information protection and algorithmic recommendation. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities. In addition, internet information in the PRC is regulated from a national security standpoint. According to the PRC National Security Law, institutions and mechanisms for national security review and administration will be established to conduct national security review on key technologies and IT products and services that affect or may affect national security.

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The PRC Cybersecurity Law, which became effective in June 2017, created China’s first national-level cybersecurity supervision framework for “network operators.” It requires, among others, that network operators take security measures to protect the network from interference, damage and unauthorized access and prevent data from being divulged, stolen or tampered with. Network operators are also required to collect and use personal information in compliance with the principles of legitimacy, properness and necessity, and strictly within the scope of authorization by the subject of personal information unless otherwise prescribed by laws or regulations. Significant capital, managerial and human resources are required to comply with legal requirements, enhance cybersecurity and address any issues caused by security failures.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, or the SCNPC issued the Data Security Law to regulate data processing activities and security supervision in the PRC, which came into effect on September 1, 2021. The Data Security Law provides a national data security review system under which data processing activities that affect or may affect national security shall be reviewed. It also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The appropriate level of protection measures is required to be taken for each respective category of data. It is not clear under the Data Security Law what constitutes “important data” or “state critical data.” If we are deemed to collect “important data” or “state critical data,” we may need to adopt internal reforms in order to comply with the Data Security Law.

On December 28, 2021, the CAC and several other PRC government authorities jointly revised and promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022 and provides that, (i) operators of critical information infrastructure that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, and (ii) operators of network platforms seeking listing abroad that are in possession of more than one million users’ personal information must apply for a cybersecurity review. See “Regulation — Regulations Related to Cybersecurity , Data Security and Personal Information Protection.” As of the date of this prospectus, our PRC subsidiaries (i) have not received any notification from relevant government departments that they have been identified as critical information infrastructure operators; (ii) have not carried out data processing activities that affect or may affect the national security; (iii) have not received any notification from relevant government departments such as national or local cybersecurity authorities requesting the application of cybersecurity review; and (iv) have not possessed personal information more than one million users, therefore, as advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, application for the cybersecurity review is not required.

It remains uncertain as to how the existing regulatory measures will be interpreted or implemented in the future, and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures, which may have a material adverse impact on our future capital raising activities. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we cannot assure you whether we can complete any review or other required actions in a timely manner or at all, which could materially and adversely affect our business, results of operations and financial condition, and/or the value of our Class A ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors.

On August 17, 2021, the PRC State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to such regulations, “critical information infrastructure” shall mean any important network facilities or information systems of important industries or fields such as public communication and information service, transport, communications, water resources, finance, public services, e-government affairs and national defense science, and any other important network facilities or information systems which may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each critical industry and sector, or Protection Departments, shall be responsible to formulate eligibility criteria and determine the critical information infrastructure operator in the respective industry or field. The operators shall be informed about the final determination as to whether they are categorized as critical information infrastructure operators. As of the date hereof, no detailed rules or implementation has been issued by any Protection Departments, nor have we been informed as a critical information infrastructure operator by any governmental authorities. However, the governmental authorities, including Protection Departments, may further formulate detailed rules or explanations with respect to the interpretation and implementation of this regulation, and the PRC governmental authorities may have discretion in the interpretation and enforcement of these laws. Therefore, we cannot guarantee that we would not be deemed as a critical information infrastructure operator under the PRC law.

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The PRC Personal Information Protection Law, or the PIPL, took effect in November 2021. The PIPL sets forth detailed rules on processing personal information, clarifies the relevant rights of the individuals and the obligations of the personal information processors, and further strengthens the liabilities for illegal process of personal information. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. We do not foresee any material impediments for us to comply with the PIPL and other existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material respects, based on the following reasons: as of the date of this prospectus, (i) we have implemented Personal Information Management Rules, which provides that, as our primary function is to guide users in using the systems, we do not access or manage the personal information contained in the systems and strictly prohibit our personnel from collecting personal and private information; (ii) there has been no material leakage of data or personal information or violation of cybersecurity and data protection and privacy laws and regulations by us which will have a material adverse impact on our business operations; (iii) we have not been subject to any material fines or administrative penalties, mandatory rectifications, or other sanctions by any competent regulatory authorities in relation to the infringement of cybersecurity and data protection laws and regulations; (iv) there has been no material cybersecurity and data protection incidents or infringement upon the rights of any third parties, or other legal proceedings, administrative or governmental proceedings, pending or, to the best of the knowledge of our company, threatened against or relating to our company; and (v) we have not been involved in any investigations on cybersecurity review initiated by the CAC on such basis and have not received any inquiry, notice, warning or sanctions in this respect. However, we cannot assure you that we will comply with the PIPL in all respects. We may also become subject to fines and other penalties which may have material adverse effect on our business, financial condition and results of operations.

In the meantime, the PRC regulatory authorities have also enhanced the supervision and regulation on cross-border data transmission. For example, on July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-border Data Transfer, which came into effect on September 1, 2022. According to these measures, personal data processors will be subject to security assessment conducted by the CAC prior to any cross-border transfer of data if the transfer involves (i) important data; (ii) personal information transferred overseas by operators of critical information infrastructure or a data processor that has processed personal data of more than one million persons; (iii) personal information transferred overseas by a data processor who has already provided personal data of 100,000 persons or sensitive personal data of 10,000 persons overseas since January 1 of last year; or (iv) other circumstances as requested by the CAC. According to the official interpretation of the CAC, the Measures for the Security Assessment of Cross-border Data Transfer apply to (i) overseas transfer and storage by data processors of data collected or generated during operations in China (ii) inquiry, retrieval, download and export of the data collected and generated by data processors and stored in China by overseas institutions, organizations or individuals. and (iii) other acts of transmitting data to overseas parties as specified by the CAC. Furthermore, on March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Transfer, which came into effect on the same day. According to these regulations, any data processor under any of the following circumstances: (1) any operator of critical information infrastructure provides personal information or important data overseas; (2) any data processor other than an operator of critical information infrastructure provides important data overseas, or provides personal information of more than 1,000,000 individuals in aggregate (excluding sensitive personal information) or sensitive personal information of more than 10,000 individuals in aggregate overseas since January 1 of the current year, shall apply for a security assessment. Any data processor other than an operator of critical information infrastructure provides personal information of more than 100,000 individuals but less than 1,000,000 individuals in aggregate (excluding sensitive personal information) or provides sensitive personal information of less than 10,000 individuals in aggregate overseas since January 1 of the current year shall enter into the standard contracts for personal information transfer with the overseas receivers or pass the certification of personal information protection in accordance with the law. Since we have implemented Personal Information Management Rules, which provides that, the PRC Entities do not access or manage the personal information contained in the systems and strictly prohibit the personnel from collecting personal and private information, our PRC Entities have not carried out any activity relating to cross-border transfer of data, and we have not been subject to any fines or administrative penalties, mandatory rectifications, or other sanctions by any competent regulatory authorities in relation to the infringement of such regulations, and there has been no data transmission incidents or infringement upon the rights of any third parties, or other legal proceedings, administrative or governmental proceedings, pending or, to the best of the knowledge of us, threatened against or relating to the PRC Entities; therefore, as advised by our counsel as to PRC law, Beijing Dacheng Law Offices, LLP, application for the security assessment, execution of standard contracts for personal information transfer and the certification of personal information protection are not required.

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In addition, there are relevant laws and regulations in Hong Kong regarding data security, such as the Personal Data (Privacy) Ordinance and the Unsolicited Electronic Messages Ordinance, which impose obligations regarding the collection and handling of personal data in Hong Kong. As of the date of this prospectus, we conducted our business operations only in the PRC, and our Hong Kong subsidiaries did not have any substantive business operations and did not engage in any collection of personal data. As such, as advised by our Hong Kong counsel, Dentons Hong Kong LLP, our Hong Kong subsidiaries do not fall within the scope of the laws and regulations currently effective in Hong Kong regarding data security and data security laws and regulations in Hong Kong have no impact on our business or our ability to complete this offering. Were we ever to have substantive operations in Hong Kong and engage in a collection of personal data or other activities in Hong Kong that fall within the scope of the relevant data security laws and regulations, we would have to ensure compliance with such laws and regulations, and any violation thereof could result in a material adverse impact on our business, financial condition, and results of operations.

Changes in existing laws or regulations or adoption of new laws and regulations relating to cybersecurity and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future.

Given that the above mentioned laws, regulations and policies were recently promulgated or issued, or have not yet been formally promulgated or taken effect (as applicable), and are subject to changes and may continue to evolve, despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, we cannot assure you that our practices or offerings meet all of the requirements imposed on us by such laws, regulations or obligations. Any failure on our part to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, could damage our reputation or result in investigations, fines or other penalties by government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations.

Our Class A ordinary shares may be prohibited from trading in the United States under the HFCA Act in the future if the PCAOB is unable to inspect or investigate completely our auditors. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCA Act, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor who is headquartered in mainland China. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which amended the HFCA Act (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCA Act applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCA Act now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located.

Our audit firm, FORTUNE CPA, INC, or FORTUNE CPA, headquartered in California, is an independent registered public accounting firm with the PCAOB and is required under the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. FORTUNE CPA is inspected by the PCAOB every two years and was not subject to the determinations announced by the PCAOB on December 16, 2021. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCA Act.

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A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, results of operations, financial condition and prospects.

COVID-19 has had a severe and negative impact on the Chinese and global economy since 2020, and its long-term impact on global economy is still uncertain. Even before the outbreak of COVID-19, the global macroeconomic environment was facing challenges. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest, terrorist threats, war and other conflicts in Ukraine, the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship and potential conflicts between China and other countries and regions, including the surrounding Asian countries and regions, which may result in economic and other consequential impact. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Any prolonged economic slowdown in the global economy may have a negative impact on individual disposable income and in turn our business, results of operations and financial condition, and continued turbulence in the international capital markets may adversely affect our access to capital markets to meet liquidity needs.

Changes and developments in the PRC legal system and the interpretation and enforcement of PRC laws, rules and regulations may subject us to uncertainties.

Substantially of our operations are conducted in China, and our PRC subsidiaries are governed by PRC laws, rules and regulations. The PRC legal system is a civil law system based on written statutes and prior court decisions in a civil law system have limited precedential value and can only be used as a reference. The PRC has made significant progress in the promulgation of laws and regulations dealing with business and commercial affairs of various participants of the economy, involving foreign investment, corporate organization and governance, commercial transactions, taxation and trade. However, China’s legal system is still evolving, and recently enacted laws, rules and regulations may be subject to interpretation and implementation by PRC regulatory agencies and new laws, rules and regulations may be promulgated from time to time to sufficiently cover all aspects of economic activities in China, which may take time.

Furthermore, because some of the laws, rules and regulations in China are evolving, and because of the nonbinding nature of court decisions, we cannot predict how these laws, rules and regulations will be interpreted and enforced, which may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, published laws and regulations may not be able to codify all policies and practices of various governmental agencies in China in a timely manner. As a result, we may also need to adjust our operations from time to time following guidance provided by competent governmental agencies to us, and we may be found in violation and be subject to penalties for any historical or ongoing non-compliances.

In addition, administrative and court proceedings in China may be time-consuming, resulting in additional costs and diversion of resources and management attention. As administrative and court authorities are bound to interpret and enforce statutory and contractual terms, they will need to exercise certain discretion and it is possible that the administrative and court authorities in China would not interpret and enforce the statutory and contractual terms in a manner favorable to us, and it may be difficult to predict the outcome of any administrative and court proceedings we may face in the future.

Changes in PRC political, economic, and governmental policies may have an adverse impact on our business.

We expect China to continuously be our principal place of operation. Accordingly, our business, financial condition and results of operations are subject to political, economic, and legal developments in China to a significant degree. The Chinese economy has its own characteristics in many aspects, including the extent of government involvement, regulation of the foreign exchange, allocation of resources and capital investment. We cannot assure there will not be any changes in the economic, and governmental policies and measures promulgated by the PRC government that could impact the industry in which we operate, which could in turn diminish the demand for our offerings of intelligent integrated services, solutions and products.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigations that are common in the U.S. may be difficult to pursue as a matter of law or practicality in the jurisdictions where we operate outside the U.S. For example, although the local authorities in China may establish a regulatory cooperation agreement with the securities’ regulatory authorities of another jurisdiction to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of mutual and practical cooperation.

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According to Article 177 of the PRC Securities Law (the “Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without PRC government approval, no organization or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators. While detailed interpretation of or implementation rules under Article 177 of the PRC Securities Law are not yet available, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. Furthermore, as the date of this prospectus, there have not been implementing rules or regulations regarding the application of Article 177, it remains unclear as to how it will be interpreted, implemented or applied by relevant government authorities. As such, there are also uncertainties as to the procedures and requisite timing for the oversea securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from trading market within the United States.

See also “— Risks Relating to Our Class A Ordinary Shares and This Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws.

We are incorporated under the laws of the Cayman Islands. However, a significant portion of our operations and assets are held by our operating subsidiaries in China. In addition, all of our directors and executive officers reside in mainland China and are PRC nationals. As a result, it may be difficult for investors to effect service of process within the United States upon us, our directors and executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of us and negatively impact the trading price of our Class A ordinary shares.

We believe that litigation and negative publicity surrounding companies with operations in the PRC that are listed in the U.S. have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on companies with operations in the PRC after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Due to our operations mainly in the PRC, any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of management resources and energy, potential costs to defend ourselves against rumors, decreases and volatility in the trading price of our Class A ordinary shares, and increased directors and officers insurance premiums, and could have a material adverse effect upon our business, results of operations and financial condition.

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The tension in international trade and rising political tension, particularly between the United States and China, may adversely impact our business, results of operations and financial condition.

Our business could be materially and adversely affected by the tensions in international trade such as the one between the United States and China in recent years. Changes to international trade policies could adversely affect the global economic conditions. In addition, geopolitical tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury, the executive orders issued by the U.S. government that may prohibit transactions with certain selected Chinese companies as well as their products and services, and conflicts in Ukraine and sanctions on Russia. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities between the two major economies. Such tensions involving the United States and China, and any escalation thereof, may negatively affect trading and business environments, which may, in turn, adversely impacting our business, results of operations and financial condition.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may influence the economic growth rate of China.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, subcontractors and suppliers. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business.

There have also been concerns about the relationship between the PRC and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and the PRC with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.

Political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or the PRC that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our customers, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

We may rely on dividends and other distributions on equity paid by our subsidiaries, including our PRC subsidiaries, to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company. We rely on dividends and other distributions on equity paid by our subsidiaries, including our PRC subsidiaries, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur outside of the PRC. Current mainland China regulations permit our mainland China subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us.

Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

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Regulatory requirements on currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government exerts oversight on the convertibility of the renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under the existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without a prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than renminbi. The PRC government may restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Class A ordinary shares.

Our growth through acquisitions in China is subject to the procedures established under China’s Anti-Monopoly Law, M&A rules and certain other PRC laws and regulations, which could make it difficult for us to complete such acquisitions.

The M&A Rules and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-monopoly Law promulgated by the SCNPC, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the anti-monopoly enforcement agency before they can be completed. In addition, the Measures for the Security Review of Foreign Investment promulgated by the NDRC and MOFCOM in December 2020 specify that foreign investments in military, national defense- related areas or in locations in proximity to military facilities, or foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, internet products and services, financial services and technology sectors, are required to obtain approval from designated government authorities in advance.

In the future, we may pursue potential strategic acquisitions that are complementary to our business. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand business or maintain market share. Furthermore, there is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of MOFCOM or other PRC government authorities for our mergers and acquisitions. There is no assurance that we can obtain such approval from MOFCOM or any other relevant PRC government authorities for our mergers and acquisitions. Any uncertainties regarding such approval requirements could have a material adverse effect on our business and results of operations and our corporate structure.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as an equity investment or shareholder loan, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to registration with SAMR or its local counterpart and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches and any medium and long-term foreign debt as defined in Administrative Measures for Examination and Registration of Medium and Long-term Foreign Debts of Enterprises promulgated on January 5, 2023 and effective on February 10, 2023, is subject to an examination and registration of the NDRC and a submission of the information on borrowing of foreign debts to the examination and registration authorities, and (ii) any of our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, they may only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China.

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On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, directly or indirectly investment in securities, providing entrusted loans, paying loans between nonfinancial enterprises, or expenses related to the purchase of real estate not for self-use (except for foreign-invested real estate enterprise). The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective on June 9, 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including, but not limited, to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China based on actual business needs. SAFE Circular 16 reiterates the principle that renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted renminbi shall not be provided as loans to its non-affiliated entities. On October 23, 2019, SAFE further issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or the Circular 28, which took effect on the same day. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China as long as such investments do not violate then effective negative list for foreign investments and the target investment projects are genuine and in compliance with laws. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. Violations of these circulars could result in severe monetary or other penalties.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC domestic residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. SAFE Circular 37 is applicable to our shareholders who are PRC domestic residents and may be applicable to any offshore acquisitions that we make in the future. See “Regulation — Regulations on Foreign Exchange.”

We are committed to complying with and to ensuring that our shareholders and beneficial owners who are subject to these regulations will comply with the relevant SAFE rules and regulations. However, as the interpretation and implementation of these regulations are still evolving, such registration might not be always practically available in all circumstances as provided in those regulations.

We have requested shareholders or beneficial owners who directly or indirectly hold shares in our Cayman Islands holding company and are known to us as being PRC domestic residents to complete their registration with the local SAFE. However, we may not be informed of the identities of all the PRC individuals or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents have complied with, and will in the future make, obtain or update any applicable registrations required by SAFE regulations. Any failure or inability by such shareholders, beneficial owners or our subsidiaries to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

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We may be subject to civil complaints and regulatory actions under certain laws and regulations relating to labor, social insurance and housing provident fund.

Pursuant to the PRC Labor Contract Law (the “Labor Contract Law”), which became effective in January 2008 and was amended in July 2013, and its implementing rules, which became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner. We believe our current practice complies with the Labor Contract Law and its amendments in all material respects. As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We could be required to provide additional compensation to our employees and our financial condition could be materially and adversely affected.

In accordance with the PRC Social Insurance Law and the Regulations on the Administration of Housing Fund and other relevant laws and regulations, the PRC has established a social insurance system and other employee benefits, including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, housing fund, and a handicapped employment security fund, or collectively the “Employee Benefits.” An employer is required to pay the Employee Benefits for its employees in accordance with the rates provided under relevant regulations and to withhold the social insurance and other Employee Benefits that should be assumed by the employees. An employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue.

We cannot assure you that we will be compliant in this regard at all times and will not be subject to any order to rectify non-compliance in the future. Nor can we assure you that there are no, or will not be any, employee complaints regarding social insurance payment or housing provident fund contributions against us, or that we will not receive any claims in respect of social insurance payment or housing provident fund contributions under the PRC laws and regulation.

There are withholding tax liabilities of our PRC subsidiaries under the PRC Enterprise Income Tax Law, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not enjoy certain treaty benefits.

Our PRC subsidiaries generate a significant portion of our profits through their business operations. Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in China company. One of our Hong Kong subsidiaries, HK Changfeng, wholly owns Beijing Junxinyuan and indirectly owns 99% of the equity interest in our other PRC subsidiaries. Accordingly, HK Changfeng may qualify for a 5% tax rate in respect of distributions from its PRC subsidiaries. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated in 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the tax payer must be the beneficial owner of the relevant dividends and a fiscal resident of the other party to the tax treaty, and (ii) the corporate shareholder to receive dividends from the PRC subsidiary must have met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the SAT promulgated the Announcement on Issues concerning “Beneficial Owners” in Tax Treaties in 2018, which limits the “beneficial owner” to persons who have the right to own and dispose of their proceeds and rights or properties generated from such proceeds and sets forth certain detailed factors in determining “beneficial owner” status.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to the Administrative Measures for Non-Resident Taxpayers to Enjoy Convention Treatments, which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, file necessary forms and collect and retain supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under treaties for dividends received from our PRC subsidiaries.

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We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company. We rely principally on dividends and other distributions on equity from our PRC and Hong Kong subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If our PRC and Hong Kong subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiaries, which are foreign-owned enterprises, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries, according to the PRC corporate laws, are required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends.

To the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of our holding company, or our subsidiaries by the PRC government to transfer cash or assets.

Our PRC subsidiaries generate essentially all their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use their Renminbi revenues to pay dividends to us.

The Chinese government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued the Circular Regarding Issues Concerning the Identification of Chinese-controlled Enterprises Registered Overseas As Resident Enterprises in Accordance with The Actual Organizational Management Standards, known as SAT Circular 82, partially abolished on December 29, 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC- controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

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We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company or any of our subsidiaries is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our shares. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares.

In addition to the uncertainty as to the application of the “resident enterprise” classification, we cannot assure you that the PRC government will not amend or revise the taxation laws, rules and regulations to impose stricter tax requirements or higher tax rates. Any of such changes could materially and adversely affect our results of operations and financial condition.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfers of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for the circumstance that a non-resident enterprise directly holds and transfers Chinese taxable property which the income from transfer of such property may be exempted from enterprise income tax in China in accordance with the provisions of the applicable tax treaties or arrangements and the income from indirect transfer of Chinese taxable property obtained by a non-resident enterprise through purchase and sale of equity of the same listed foreign enterprise through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or may be taxed if our company is a transferor in such transactions, and we may be subject to withholding obligations if our company is a transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of shares of our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

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The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under PRC laws, legal documents for corporate transactions are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR. In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application, which will then be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secure locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for instance, by entering into a contract not approved by us or seeking to gain control of any of our subsidiaries. If any employee obtains, misuses or misappropriates corporate chops and seals or other controlling non-tangible assets for whatever reason, the business operations of the relevant entities could be disrupted. We may have to take corporate or legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties against us, which could involve significant time and resources to resolve and divert management attention from business operations. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Risks Relating to Our Class A Ordinary Shares and This Offering

We may not be able to maintain a listing of our Class A ordinary shares on the Nasdaq Stock Market.

Our Class A ordinary shares have been approved for listing on the Nasdaq Stock Market. If we violate the Nasdaq Stock Market’s listing requirements, or if we fail to meet any of the Nasdaq Stock Market’s continued listing standards, our Class A ordinary shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. The delisting of our Class A ordinary shares from the Nasdaq Stock Market could significantly impair our future ability to raise capital and the value of your investment.

An active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly.

Our Class A ordinary shares have been approved for listing on the Nasdaq Stock Market. Prior to the completion of this offering, there has been no public market for our Class A ordinary shares, and we cannot assure you that a liquid public market for our Class A ordinary shares will develop. If an active public market for our Class A ordinary shares does not develop following the completion of this offering, the market price and liquidity of Class A ordinary shares may be materially and adversely affected. The initial public offering price for our Class A ordinary shares is determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Class A ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of our Class A ordinary shares.

The trading price of our Class A ordinary shares could be subject to rapid and substantial volatility, which could result in substantial losses to investors.

The trading price of our Class A ordinary shares could be subject to rapid and substantial volatility and could fluctuate widely due to factors beyond our control, due to a broad range of market and industry factors, such as the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our income, earnings and cash flow;

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●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new services and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of the Class A ordinary shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis, the ensuing economic recessions and deterioration in the credit market in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets.

Moreover, there have been recent instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, particularly among companies with relatively smaller public floats. As we expect to have a relatively small public float after the completion of this offering, we may experience greater stock price volatility, including aggressive price run-ups and declines, lower trading volume and less liquidity, compared with companies with larger public floats. In particular, our Class A ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, and industry, market or economic factors, which makes it difficult for prospective investors to assess such rapidly changing value of our Class A ordinary shares. In addition, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate significantly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to such low-volume trading. As a result of such volatility, investors may experience losses on their investment in our Class A ordinary shares. Such volatility could also adversely affect our ability to issue additional Class A ordinary shares or other securities and our ability to obtain additional financing in the future. Furthermore, the potential extreme volatility may confuse the public investors of the value of our Class A ordinary shares, distort the market perception of the price of our Class A ordinary shares, our financial performance and public image, and negatively affect the long-term liquidity of our Class A ordinary shares, regardless of our actual or expected operating performance.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

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We are an emerging growth company within the meaning of the Securities Act of 1933 and may take advantage of certain reduced reporting requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies, and as a result of this election our financial statements may not be comparable to those of companies that comply with public company effective dates, including other emerging growth companies that have not made this election.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon the completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against companies following periods of instability in the market price of those companies’ securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

●	certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results and material events as press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market and furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be Class A ordinary shares outstanding immediately after this offering, if the underwriters exercise their option to purchase additional Class A ordinary shares in full. In connection with this offering, our directors and officers and holders of more than 5% of our issued and outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of 180 days from the date of this prospectus. We have agreed with the underwriters that, for a period of 180 days from the date of this prospectus, we, our directors and officers, and certain existing shareholders, subject to certain exceptions, will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our Class A ordinary shares or securities that are substantially similar to our Class A ordinary shares, without the prior written consent of the representative of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of our Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

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We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of our Class A ordinary shares and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business and shareholders’ equity, and the value of any investment in our Class A ordinary shares could be greatly reduced or rendered worthless.

Our dual-class voting structure to be adopted immediately before the completion of this offering will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

We intend to adopt a dual-class voting structure immediately prior to the completion of this offering, and our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares by then. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings of our company, while each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of our company. 10,000,000 of the issued and outstanding ordinary shares beneficially owned by Mr. Jiaqi Hu as of the date of this prospectus will be automatically redesignated into Class B ordinary shares immediately prior to the completion of this offering. All other ordinary shares that are issued and outstanding as of the date of this prospectus will be automatically redesignated into Class A ordinary shares immediately prior to the completion of this offering. We intend to maintain a dual-class voting structure after the completion of this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a shareholder to any person who is not the founder, an affiliate of the founder, or upon a change of control of the ultimate beneficial ownership of any Class B ordinary share to any person who is not the founder, an affiliate of the founder, such Class B ordinary share shall be automatically and immediately converted into the same number of Class A ordinary share. After this offering, the holder of Class B ordinary shares will have the ability to control matters requiring shareholders’ approval, including any amendment of our memorandum and articles of association. Any future issuances of Class B ordinary shares may be dilutive to the voting power of holders of Class A ordinary shares. Any conversions of Class B ordinary shares into Class A ordinary shares may dilute the percentage ownership of the existing holders of Class A ordinary shares within their class of ordinary shares. Such conversions may increase the aggregate voting power of the existing holders of Class A ordinary shares.

Upon the completion of this offering, Mr. Jiaqi Hu, our founder, chairman and chief executive officer, will beneficially own 88.8% of our then issued and outstanding Class A ordinary shares and all of our issued and outstanding Class B ordinary shares, which together will constitute 94.1% of our then issued and outstanding total share capital and will be able to exercise 99.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class voting structure, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. As a result of such dual-class voting structure and the concentration of ownership, the holder of our Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holder may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our Class A ordinary shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of our Class A ordinary shares and Class A ordinary shares may view as beneficial.

Our dual-class voting structure which will be adopted immediately prior to the completion of this offering may render our Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class A ordinary shares.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the proposed dual class structure of our ordinary shares which we expect to be adopted immediately prior to the completion of this offering, may prevent the inclusion of our Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A ordinary shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A ordinary shares.

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Our founder, Mr. Jiaqi Hu, will have considerable influence over us and our corporate matters.

Upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares, our founder, Mr. Jiaqi Hu, will beneficially own 88.8% of our then total issued and outstanding Class A ordinary shares and all of our issued and outstanding Class B ordinary shares, representing 99.4% of our total voting power. Mr. Jiaqi Hu will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. This control will limit your ability to influence corporate matters and may prevent transactions that would be beneficial to you, including discouraging others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares of the opportunity to sell their shares at a premium over the prevailing market price.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will be a “controlled company” as defined under the Nasdaq Stock Market listing rules because Mr. Jiaqi Hu, our founder, chairman and chief executive officer, will continue to control more than 50% of our total voting power immediately after the completion of this offering. Pursuant to our post-offering memorandum and articles of association, an ordinary resolution to be passed at a shareholders’ meeting requires the affirmative vote of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution will be required for important matters such as making changes to our memorandum and articles of association. As a result, Mr. Jiaqi Hu will have the ability to control or significantly influence the outcome of matters requiring approval by shareholders. In addition, for so long as we remain a controlled company under that definition, we are permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. We do not currently plan to utilize the exemptions available for controlled companies after we complete this offering. If we cease to be a foreign private issuer or if we cannot rely on the home country governance practice exemptions for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We have no prior experience in operating as a public company.

We have no prior experience in conducting our operations as a public company. Upon the completion of this offering, we will become a public company and may face enhanced administrative and compliance requirements, which may result in substantial costs. The majority of our current directors and executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Any failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

Because the initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$3.7 per ordinary share. This number represents the difference between (i) our net tangible book value per share of US$0.3 as of September 30, 2024, after giving effect to this offering, and (ii) the initial public offering price of US$4.00 per share. See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.

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Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased such Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of our Class A ordinary shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our post-offering memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than our memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders) or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obligated to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, also differ significantly from requirements for companies incorporated in other jurisdictions such as the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

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As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

As a Cayman Islands exempted company to be listed on the Nasdaq Stock Market, we will be subject to the Nasdaq Stock Market listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, the Nasdaq Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the Nasdaq Stock Market listing standards.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company, and all of our assets are located outside of the United States. In addition, a majority of our directors and officers are nationals and residents of jurisdictions other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the PRC laws and the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

There can be no assurance that we will not be a passive foreign investment company in any taxable year, which could result in significant adverse U.S. federal income tax consequences to U.S. investors investing in our Class A ordinary shares.

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of our gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are generally taken into account when determining the value of its assets. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our Class A ordinary shares immediately following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS, could challenge our classification of certain income and assets as non-passive, which could result in our company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation — United States Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the Class A ordinary shares and on the receipt of distributions on the ordinary shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the Class A ordinary shares. For more information see “Taxation — U.S. Federal Income Tax Considerations — PFIC Rules.”

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Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.

We will adopt a post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our Company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our Company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our Company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected.

Our post-offering memorandum and articles of association provide that, unless our company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the U.S., regardless of whether such legal suit, action, or proceeding also involves parties other than us. This could limit the ability of our investors to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs which may discourage the filing of claims under the Securities Act against us, our directors and officers, and potentially others.

Our post-offering memorandum and articles of association provide that, unless our company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the U.S., regardless of whether such legal suit, action, or proceeding also involves parties other than us. While this exclusive forum provision does not restrict the ability of our investors to bring claims under the federal securities laws, nor does it affect the remedies available thereunder if such claims are successful, we recognize that it may limit the ability of our investors to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs which may discourage the filing of claims under the federal securities laws against us, our directors and officers, and potentially others. Further, the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the U.S., and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the choice of forum provision contained in our post-offering memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association may limit a security-holder’s ability to bring a claim against us, our directors and officers, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulations.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of the intelligent integrated solutions industry in China;

●	our expectations regarding demand for and market acceptance of our services and solutions;

●	our expectations regarding our bases of customers;

●	our plans to invest in our services and solutions;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. China’s intelligent integrated solutions industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A ordinary shares. In addition, rapidly changing nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$3.4 million, or approximately US$4.1 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our Class A ordinary shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

●	approximately 55.0% for pursuing strategic acquisitions and investment opportunities to strengthen our market position and further enhance our competitiveness in the intelligent integrated solutions industry, although we have not identified any specific acquisition or investment opportunities at this time;

●	approximately 20.0% for expanding into a wider customer base and more geographical markets in mainland China and internationally;

●	approximately 15.0% for investment in research and development to expand the capabilities of our technology in both hardware and software domains; and

●	approximately 10.0% for general corporate purposes, which may include funding working capital needs.

Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our planned operating expenses and capital expenditures through the next 12 months. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. See “Risk Factors — Risks Relating to Our Class A Ordinary Shares and This Offering — We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.”

We intend to invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government, pending their use as described above.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

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DIVIDEND POLICY

Our board of directors has discretion as to whether and when to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, subject to any rights and restrictions for the time being attached to any shares, our company may by ordinary resolution declare a dividend, but no dividend shall exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profits or share premium, provided that in no circumstances may a dividend be paid if, immediately following the date on which the dividend is proposed to be paid, it would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Julong Holding Limited is a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation — Regulations on Foreign Exchange” and “Regulation — Regulations on Dividend Distribution.”

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CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2024 as follows:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the automatic re-designation of 10,000,000 ordinary shares beneficially owned by Datongyi Holding Limited into Class B ordinary shares on a one-for one basis; and (ii) the automatic re-designation of all of the remaining issued and outstanding ordinary shares into Class A ordinary shares on a one-for-one basis; and

●	On a pro forma as adjusted basis to reflect (i) the automatic re-designation of 10,000,000 ordinary shares owned by Datongyi Holding Limited into Class B ordinary shares on a one-for-one basis; (ii) the automatic re-designation of all of the remaining issued and outstanding ordinary shares into Class A ordinary shares on a one-for-one basis; and (iii) the issuance and sale of Class A ordinary shares by us in this offering at an initial public offering price of US$4.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares.

You should read this table together with the combined and consolidated financial statements and related notes, and the sections titled “Summary Combined and Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included in this prospectus.

			As of September 30, 2024
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
Shareholders’ Equity:
Subscription receivable	(14,043)	(2,001)	(14,043)	(2,001)	(14,043)	(2,001)
Class A ordinary shares (par value of US$0.0001 per share; 250,000,000 shares authorized, 20,011,132 issued and outstanding as of September 30, 2024 on an actual basis, 10,011,132 shares issued and outstanding on a pro forma basis, and 11,261,132 shares issued and outstanding on a pro forma as adjusted basis)(2)	14,043	2,001	7,025	1,001	8,109	1,126
Class B ordinary shares (par value of US$0.0001 per share; 250,000,000 shares authorized, nil issued and outstanding as of September 30, 2024 on an actual basis, 10,000,000 shares issued and outstanding on a pro forma basis, and 10,000,000 shares issued and outstanding on a pro forma as adjusted basis)(2)	-	-	7,018	1,000	7,018	1,000
Additional paid in capital	-	-	-	-	24,767,709	3,439,291
Statutory reserves	3,267,815	465,660	3,267,815	465,660	3,267,815	465,660
Retained earnings	14,108,126	2,010,392	14,108,126	2,010,392	14,108,126	2,010,392
Total shareholders’ equity	17,375,941	2,476,052	17,375,941	2,476,052	42,144,734	5,915,468
Total capitalization	17,375,941	2,476,052	17,375,941	2,476,052	42,144,734	5,915,468

(1)	Reflects the sale of Class A ordinary shares in this offering at an initial public offering price of US$4.00 per share, after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming that the option to purchase additional Class A ordinary shares has not been exercised. The pro forma as adjusted information is for illustrative purposes only.
(2)	Giving retroactive effect to Reorganization transactions.

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DILUTION

If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently issued and outstanding ordinary shares.

Our net tangible book value as of September 30, 2024 was approximately US$1,773 thousand, or US$0.09 per ordinary share as of that date. Net tangible book value represents the amount of our total combined and consolidated tangible assets, less the amount of our total combined and consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the initial public offering price of US$4.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after September 30, 2024, other than to give effect to the sale of 1,250,000 Class A ordinary shares offered in this offering at the initial public offering price of US$4.00 per share, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been approximately US$5.9 million, or US$0.3 per ordinary share. This represents an immediate increase in net tangible book value of US$0.2 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$3.7 per ordinary share to investors purchasing Class A ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
(US$)
Initial public offering price	4.00
Net tangible book value as of September 30, 2024	0.09
Pro forma net tangible book	0.09
Pro forma as adjusted net tangible book value after giving effect to this offering	0.28
Amount of dilution in net tangible book value to new investors in this offering	3.72

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2024, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include those shares issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price
	Number	Percent	Amount		Percent	Per Ordinary Share
Existing shareholders	20,011,132	94.1	US$	2,001	-%	US$	0.0001
New investors	1,250,000	5.9	US$	5,000,000	100%	US$	4.00
Total	21,261,132	100.0	US$	5,002,001	100.0%

The pro forma as adjusted information discussed above is illustrative only.

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ENFORCEABILITY OF CIVIL LIABILITIES

Julong Holding Limited was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Julong Holding Limited was incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

● political and economic stability;

● an effective judicial system;

● a favorable tax system;

● the absence of exchange control or currency restrictions; and

● the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

● the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

● Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our post-offering memorandum and articles of association provide that, for the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to our company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to our company or the members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our post-offering memorandum and articles of association including but not limited to any purchase or acquisition of shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against our company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time). Unless our company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company.

Substantially all of our operations are conducted through our PRC subsidiaries in China, and substantially all of our assets are located in China. All of our directors and executive officers reside in mainland China and are PRC nationals. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us under the securities laws of the United States.

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We have been advised by Harney Westwood & Riegels, our counsel as to Cayman Islands law, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Beijing Dacheng Law Offices, LLP, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Beijing Dacheng Law Offices, LLP has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

There is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court since the judgment may be regarded as creating a debt between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges. Such a judgment may not, in any event, be so enforced in Hong Kong if (i) it was obtained by fraud; (ii) the proceedings in which the judgment was obtained were opposed to natural justice; (iii) its enforcement or recognition would be contrary to the public policy of Hong Kong; (iv) the court of the United States was not jurisdictionally competent; or (v) the judgment was in conflict with a prior Hong Kong judgment.

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CORPORATE HISTORY AND STRUCTURE

Our Corporate History and Structure

Julong Online (Beijing) Technology Development Co., Ltd. (formerly known as Meijiang Online (Beijing) Technology Development Co., Ltd.), or Julong Online, was established in June 1997 as a limited liability company incorporated under the laws of the PRC. Julong Online initially focused primarily on providing products and services to individual customers, such as individual proprietorships, property owners and residents, until May 2012 when our founder, chairman and chief executive officer, Mr. Jiaqi Hu, led our strategic transition to become a growth-oriented professional provider of intelligent integrated solutions, mainly serving public utilities, enterprises, commercial, multifamily properties and other institutional customers and focusing on complex and large-scale intelligent integrated engineering projects.

To facilitate our offshore financing, we initiated a reorganization since July 2023. In August 2023, Julong Holding Limited, or the Parent, was incorporated as our ultimate offshore holding company in the Cayman Islands. In August 2023, through the Parent, we established Jiangshan Holding Limited, or Jiangshan BVI, a wholly-owned subsidiary in the British Virgin Islands. In September 2023, through Jiangshan BVI, we established Hong Kong Changfeng Holding Limited, or HK Changfeng, a wholly-owned subsidiary in Hong Kong. In November 2023, through HK Changfeng, we established Beijing Junxinyuan Technology Development Co., Ltd., or Beijing Junxinyuan, a wholly-owned subsidiary in the PRC. In December 2023, Hong Kong Qinan Holding Limited, or HK Qinan, a limited liability company incorporated in the Hong Kong and wholly owned by Liyun Holding Limited, or Liyun BVI, a limited liability company incorporated in the British Virgin Islands, acquired 1.0% of the equity interests in Julong Online. Later in the same month, as part of our reorganization, Beijing Huiju Tianxia Investment Co. Ltd., the shareholder then holding 99.0% of the equity interests in Julong Online, transferred all such equity interests to Beijing Junxinyuan. In February 2024, the Parent acquired 100% of the equity interests in Liyun BVI.

The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus:

Note:

(1)	The English names of our PRC subsidiaries are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.
(2)	Mr. Jiaqi Hu, our founder, chairman and chief executive officer, owns 96.0% of the equity interests in Datongyi Holding Limited.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our combined and consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a growth-oriented professional provider of intelligent integrated solutions to public utilities, commercial properties, and multifamily residential properties operating at scale in China. The intelligent integrated solutions that we offer typically include intelligent security systems, fire protection systems, parking systems, toll collection systems, broadcasting systems, identification systems, data room systems, emergency command systems and city management systems.

Since our inception in 1997, we have focused on the successful and on-time execution of complex projects, through our “deliveries before deadline” and “customers first” initiatives. We initially focused primarily on providing products and services to individual customers, such as sole proprietorships, property owners and residents, until May 2012 when our founder, chairman and chief executive officer, Mr. Jiaqi Hu, led our strategic transition to become a provider of intelligent integrated solutions, mainly serving public utilities, commercial properties, multifamily residential properties and other institutional customers and focusing on complex and large-scale intelligent integrated engineering projects. As we cross-sell our service and solution offerings and further advance our purpose-built technologies, we have become well-prepared to achieve economies of scale and capture future opportunities.

We have successfully provided intelligent integrated services and solutions to numerous landmark infrastructure projects in private and public sectors in China, such as (i) the design, procurement, installation, integration and maintenance of the security system, access control system and parking system of an international airport in Beijing, (ii) the installation, integration and maintenance of the parking system and visitor management system of a prestigious public university in Beijing, and (iii) the operation and maintenance of the intelligent integrated systems of over 460 branches of a renowned commercial bank in Southwest China. We primarily obtain contracts either through direct invitation for quotation from customers, or through a competitive tendering process of the project employers or their main contractors.

Our business lines include (i) engineering solutions of intelligent projects, (ii) operation and maintenance of intelligent projects, and (iii) sales of equipment and materials of intelligent systems. Our intelligent integrated solutions enable an array of service scenarios to be digitized, visualized and simplified, enabling easier management by and bringing long-term benefits for our customers. We develop and deliver one-stop high-quality services and solutions that cater to the needs of each customer and enhance customer experience with stringent quality assurance policies. We have highly experienced management and technical teams, and we maintain long-term and stable relationships with several technical and installation teams that share our core corporate values.

In the fiscal years ended September 30, 2023 and 2024, our revenue amounted to RMB119,084 thousand and RMB173,651 thousand (US$24,745 thousand), respectively. During the same periods, our net income was RMB11,224 thousand and RMB17,076 thousand (US$2,433 thousand), respectively. As of September 30, 2024, we had a backlog of (i) 75 engineering solutions of intelligent projects to be completed on contracts totaling RMB40,821 thousand (US$5,817 thousand), and (ii) 37 operation and maintenance of intelligent projects to be completed on contracts totaling RMB15,778 thousand (US$2,248 thousand), representing the total estimated contract value of work (including adjustments and variation orders) that remain to be completed pursuant to the terms of the outstanding contracts.

Key Factors Affecting Our Results of Operations

Our business and operating results are affected by the general factors that impact our total addressable market, including, among others, overall economic growth in China and globally, the widespread adoption of different intellectualized systems, raw material costs, regulatory, tax and geopolitical environments and the level of technology development. Changes in any of these general factors could affect the demand for our services and products and our results of operations.

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Despite the general factors mentioned above, we believe our results of operations are more directly affected by the following specific factors:

Competition from other players in the market

Certain of our solutions and services may face significant competition in the markets. Our business could be adversely affected by competitors who reduce prices, improve solution and service attractiveness and effectiveness. We generally secure our projects after undergoing a tendering process. We submit quotation or tender price for a project based on our project cost estimate and a mark-up margin. We generally face increased competition from existing or new competitors when bidding for the projects. Though we enjoy good reputation in the market, sometimes we have to scale down our mark-up margin to be submitted to the project owner when competition for a project is perceived to be intense, and therefore, the operating profit margin and our results of operation may be adversely affected.

Our ability to attract new customers and secure new projects

Our success depends largely on the wide adoption of the design, quality and safety of the intelligent projects that we deliver, and responsiveness to our customers. In order to attract new customers and continue to expand our customer base, we must appeal to and attract customers who identify our project management expertise. Though some of our engineering projects may bring about future operation and maintenance service contracts and sales of equipment and materials, our future success depends in part on our ability to increase our project backlog over time. If we are unable to timely secure sufficient new projects when existing projects are completed, our turnover and, hence, results of operations may have a material setback and we may also suffer from higher staff turnover.

Cost control and management

Our cost of sales mainly comprises direct labor costs, cost of materials and tools. Although we determine our project prices based on a cost-plus method with reference to the time and costs estimated to be involved in a project, the actual time and costs involved in completing our foundation and related projects may be adversely escalated in materials and labor, advance in technology and changes in rules, regulations, and policies in China. Therefore, any failure to control and manage the cost and time involved in a project may give rise to delays in completion of work and/or cost overruns, which in turn may materially and adversely affect our financial condition, profitability, and liquidity.

Our ability to maintain stable relationship with suppliers

We depend on our suppliers to supply high quality equipment, parts, and materials of intelligent systems while providing our customers with a wide range of options for solutions and products. These suppliers have no obligation to do business with us or to allow us to have access to their research, development and manufacturing capabilities in the long term. If we fail to maintain stable relationship with these suppliers, they may decide at any time and for any reason to significantly curtail or inhibit our ability to integrate our brand management capabilities with their products or increase the price of goods sourced by us.

Our ability to improve or protect our reputation and brand recognition

Our reputation and brand recognition are crucial to our business. Any harm to our reputation or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

Key Components of Results of Operations

Revenues

We generated revenue primarily from provision of services for engineering solutions, operation and maintenance of intelligent projects and sales of equipment and materials of intelligent systems.

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The following table breaks down our revenue by amounts and as percentages of our net revenues for the periods presented:

	Fiscal Year Ended September 30,
	2023		2024
	RMB	%	RMB	US$	%
Engineering solutions of intelligent projects	105,468,974	88.6%	161,493,007	23,012,569	93.0%
Operation and maintenance of intelligent projects	12,235,902	10.3%	10,330,920	1,472,144	5.9%
Sales of equipment and materials of intelligent systems	1,379,607	1.1%	1,826,632	260,294	1.1%
Total	119,084,483	100.0%	173,650,559	24,745,007	100.0%

Cost of revenues

Our cost of sales mainly comprises direct labor costs and cost of materials and tools.

The following table breaks down our cost of revenues by amounts and as percentages of our cost of revenues for the periods presented:

	Fiscal Year Ended September 30,
	2023		2024
	RMB	%	RMB	US$	%
Direct labor costs	41,307,139	41.2%	74,029,886	10,549,174	50.3%
Cost of materials and tools	58,918,308	58.8%	73,060,614	10,411,055	49.7%
Total	100,225,447	100.0%	147,090,500	20,960,229	100.0%

Operating expenses

The following table sets forth our operating expenses and as percentages of our operating expenses for the periods presented:

	Fiscal Year Ended September 30,
	2023		2024
	RMB	%	RMB	US$	%
Selling, general and administrative expenses	5,629,843	100.0%	6,550,065	933,377	100.0%
Total operating expenses	5,629,843	100.0%	6,550,065	933,377	100.0%

Our selling, general and administrative expenses primarily consist of (i) professional services fee, (ii) payroll and related expenses for employees involved in general corporate functions, (iii) costs associated with these functions including rental and other general corporate related expenses incurred, and (iv) provision of bad debt. We expect our selling, general and administrative expenses of professional services fees, payroll and related expenses and general corporate related expenses to increase in the near future as we will incur additional expenses related to the anticipated growth of our business as well as accounting, insurance, investor relations and other costs related to our operations as a public company.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

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British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in the British Virgin Islands are not subject to tax on their income or capital gains.

Hong Kong

Our subsidiary in Hong Kong is subject to an income tax rate of 16.5% on any part of assessable profits over HKD2,000,000 and 8.25% for assessable profits below HKD2,000,000. Additionally, payments of dividends by our subsidiary in Hong Kong to our company are not subject to any Hong Kong withholding tax.

Mainland China

Under the PRC Enterprise Income Tax Law effective from January 1, 2008, which was most recently amended on December 29, 2018, our mainland China subsidiaries are subject to the statutory rate of 25%, subject to preferential tax treatments available to qualified enterprises in certain encouraged sectors of the economy.

Enterprises that qualify as “high and new technology enterprises” are entitled to a preferential rate of 15% subject to renewal every three years. Julong Online certified as a “high and new technology enterprise” and, therefore, was entitled to enjoy a preferential tax rate of 15% rather than the statutory enterprise income tax rate of 25% for each of the year ended September 30, 2023 and 2024. Beijing Junxinyuan Technology Development Co. Ltd. is subject to enterprise income tax at a rate of 25%.

Pursuant to the PRC Enterprise Income Tax Law, a 10% withholding tax is levied on dividends declared to foreign investors from mainland China effective from January 1, 2008, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty or similar agreement with China that provides for a different withholding arrangement. If our holding company in the Cayman Islands or any of our subsidiaries outside of mainland China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Results of Operations

The following table sets forth a summary of our combined and consolidated results of operations for the periods presented, both in absolute amount and as percentages of our net revenues. This information should be read together with our combined and consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any particular period are not necessarily indicative of our future trends.

	Fiscal Year Ended September 30,
	2023		2024
	RMB	%	RMB	US$	%
Revenues	119,084,483	100.0%	173,650,559	24,745,007	100.0%
Cost of revenues	100,225,447	84.2%	147,090,500	20,960,229	84.7%
Gross profit	18,859,036	15.8%	26,560,059	3,784,778	15.3%
Operating expenses:
Selling, general and administrative expenses	5,629,843	4.7%	6,550,065	933,377	3.8%
Total operating expenses	5,629,843	4.7%	6,550,065	933,377	3.8%
Income from operations	13,229,193	11.1%	20,009,994	2,851,401	11.5%
Interest (expense) income, net	(9,669)	(0.0)%	15,634	2,228	0.0%
Other income, net	-	-	99,908	14,237	0.1%
Income before income tax	13,219,524	11.1%	20,125,536	2,867,866	11.6%
Income tax expenses	1,995,992	1.7%	3,049,349	434,529	1.8%
Net income	11,223,532	9.4%	17,076,187	2,433,337	9.8%

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Fiscal Year Ended September 30, 2024 Compared to Fiscal Year Ended September 30, 2023

Revenues

Our revenues increased by 45.8% from RMB119,084 thousand for the fiscal year ended September 30, 2023 to RMB173,651 thousand (US$24,745 thousand) for the fiscal year ended September 30, 2024, primarily attributable to an increase in the number of intelligent projects where we provided engineering solutions, and an increase in average service fee for providing engineering solutions of intelligent projects.

Our revenues generated from service of engineering solutions of intelligent projects increased by 53.1% from RMB105,469 thousand for the fiscal year ended September 30, 2023 to RMB161,493 thousand (US$23,013 thousand) for the fiscal year ended September 30, 2024. The number of contracts under execution to provide engineering solutions was 75 and 293, respectively during the fiscal years ended September 30, 2023 and 2024. The average contract amount of these contracts was RMB1,406 thousand and RMB551 thousand (US$79 thousand), respectively during the fiscal years ended September 30, 2023 and 2024. Revenues generated from service of operation and maintenance of intelligent projects decreased by 15.6% from RMB12,236 thousand for the fiscal year ended September 30, 2023 to RMB10,331 thousand (US$1,472 thousand) for the fiscal year ended September 30, 2024. The number of contracts under execution to provide operation and maintenance of intelligent projects was 34 and 47 during the fiscal years ended September 30, 2023 and 2024 respectively. The average contract amount of these contracts was RMB360 thousand and RMB220 thousand (US$31 thousand) during the fiscal years ended September 30, 2023 and 2024, respectively. Revenues generated from the sale of equipment and material of intellectualized systems increased by 32.4% from RMB1,379 thousand for the fiscal year ended September 30, 2023 to RMB1,827 thousand (US$260 thousand) for the fiscal year ended September 30, 2024.

Cost of revenues

Our cost of revenues increased by 46.8% from RMB100,225 thousand for the fiscal year ended September 30, 2023 to RMB147,091 thousand (US$20,960 thousand) for the fiscal year ended September 30, 2024. The increase was in line with the increase in revenues and was primarily attributable to (i) an increase of RMB32,723 thousand (US$4,663 thousand) in labor cost due to increased sales, and (ii) an increase of RMB14,143 thousand (US$2,015 thousand) in materials and components cost associated with the increased sales.

Gross profit and gross margin

As a result of the foregoing, our gross profit increased by 40.8% from RMB18,859 thousand for the fiscal year ended September 30, 2023 to RMB26,560 thousand (US$3,785 thousand) for the fiscal year ended September 30, 2024. Our gross margin decreased from 15.8% for the fiscal year ended September 30, 2023 to 15.3% for the fiscal year ended September 30, 2024 primarily because more cost was incurred to meet our customers’ higher standard on quality, functionality of system and environmental protection.

Selling, general and administrative expenses

The following table sets forth a breakdown of our selling, general and administrative expenses during the periods indicated, both in the absolute amount and as a percentage of total selling, general and administrative expenses for the periods indicated.

	Fiscal Year Ended September 30,
	2023		2024
	RMB	%	RMB	US$	%
Administrative cost	179,541	3.2%	226,294	32,247	3.5%
Employee compensation	3,884,557	69.0%	4,739,333	675,350	72.4%
Service fee	732,647	13.0%	685,031	97,616	10.5%
Provision of credit loss	431,339	7.7%	400,599	57,085	6.1%
Rent	279,873	5.0%	308,843	44,010	4.7%
Depreciation and amortization	111,762	2.0%	23,824	3,395	0.3%
Others	10,124	0.1%	166,141	23,674	2.5%
Total selling, general and administrative expenses	5,629,843	100.0%	6,550,065	933,377	100.0%

Our selling, general and administrative expenses increased by 16.3% from RMB5,630 thousand for the fiscal year ended September 30, 2023 to RMB6,550 thousand (US$933 thousand) for the fiscal year ended September 30, 2024, which was primarily due to an increase in employee compensation for RMB855 thousand (US$122 thousand).

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We expect our selling, general and administrative expenses to increase in absolute amount in the near future as we seek to continue to expand our customer base and increase our marketing efforts, and we will incur additional expenses related to the anticipated growth of our business as well as accounting, insurance, investor relations and other costs related to our operations as a public company.

Operating income

As a result of the foregoing, our operating income before income taxes increased by 52.2% from RMB13,220 thousand for the fiscal year ended September 30, 2023 to RMB20,125 thousand (US$2,868 thousand) for the fiscal year ended September 30, 2024.

Income tax expense

Our income tax expense increased by 52.8% from RMB1,996 thousand for the fiscal year ended September 30, 2023 to RMB3,049 thousand (US$435 thousand) for the fiscal year ended September 30, 2024 due to the increase in operating income before income tax.

Net income

As a result of the foregoing, our net income increased by 52.1% from RMB11,224 thousand for the fiscal year ended September 30, 2023 to RMB17,076 thousand (US$2,433 thousand) for the fiscal year ended September 30, 2024.

Liquidity and Capital Resources

To date, we have financed our operating and investing activities primarily through cash generated from operating activities and shareholder contribution. As of September 30, 2023 and September 30, 2024, our cash and cash equivalents and restricted cash were RMB25,615 thousand and RMB20,772 thousand (US$2,960 thousand), respectively. Our cash and cash equivalents and restricted cash primarily consist of cash and time deposits with terms of three months or less.

We believe that our current levels of cash and cash flows from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we determine that our cash requirements exceed the amounts of cash on hand or if we decide to further optimize our capital structure, we may seek to issue debt or equity securities or obtain credit facilities or other sources of funding.

The following table set forth a summary of its cash flows for the periods indicated:

	Fiscal Year Ended September 30,
	2023	2024	2024
	RMB	RMB	US$
Net cash (used in) provided by operating activities	(13,627,082)	69,200,803	9,861,036
Net cash used in investing activities	(99,010)	(59,110,300)	(8,423,150)
Net cash provided by (used in) financing activities	25,000,000	(14,933,304)	(2,127,979)

Operating activities

Net cash provided by operating activities was RMB69,201 thousand (US$9,861 thousand) for the fiscal year ended September 30, 2024, as compared to RMB13,627 thousand net cash used in operating activities for the fiscal year ended September 30, 2023.

Net cash provided by operating activities for the fiscal year ended September 30, 2024 was resulted from net income of RMB17,076 thousand (US$2,433 thousand), adjusted for non-cash operating activities of: (i) depreciation of RMB24 thousand (US$3 thousand), (ii) amortization of the right-of-use asset of RMB183 thousand (US$26 thousand), (iii) reversal of allowance for doubtful accounts of RMB638 thousand (US$91 thousand), and (iv) provision of allowance for contract assets of RMB1,039 thousand (US$149 thousand), the amount was further adjusted by changes in operating assets and liabilities of RMB51,517 thousand (US$7,341 thousand) from September 30, 2023 to September 30, 2024 that collectively had a positive effect on cash flow, including primarily (i) a decrease in amount due from related parties of RMB16,316 thousand (US$2,325 thousand), (ii) an increase in accrued expenses and other current liabilities of RMB31,328 thousand (US$4,464 thousand), and (iii) an increase in amount due to related parties of RMB14,360 thousand (US$2,046 thousand), and partially offset by (i) an increase in contract assets of RMB22,485 thousand (US$3,204 thousand) primarily due to increase in revenue, and (ii) a decrease in contract liabiliteis of RMB9,524 thousand (US$1,357 thousand).

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Net cash used in operating activities of RMB13,627 thousand for the fiscal year ended September 30, 2023 was resulted from net income of RMB11,224 thousand, adjusted for non-cash operating activities of: (i) depreciation of RMB112 thousand, (ii) amortization of the right-of-use asset of RMB175 thousand, (iii) provision of allowance for doubtful accounts of RMB218 thousand, and (iv) provision of allowance for contract assets of RMB213 thousand, the amount was further adjusted by changes in operating assets and liabilities of RMB25,569 thousand from September 30, 2022 to September 30, 2023 that collectively had a negative effect on cash flow, including primarily (i) increase in contract assets of RMB51,496 thousand, which was primarily driven by the increase of RMB39,832 thousand due from Beijing Jianlei International Decoration Engineering Co., Ltd., (ii) an increase in accounts receivable of RMB7,368 thousand, primarily due to increase in accounts receivable from a third party customer by RMB6,921 thousand; (iii) increase in non-current assets of RMB2,285 thousand, primarily including contract assets non-current portion; and (iv)increase in prepaid and other non-current assets of RMB1,948 thousand, primarily including prepayment for inventories and taxes, and partially offset by (i) an increase in accrued expenses and other liabilities of RMB22,141 thousand, primarily including accrued liabilities to suppliers, other tax payable and supplier deposit; (ii) increase in accounts payable of RMB8,460 thousand, primarily caused by increase in purchases driven by increase in sales; (iii) increase in income tax payable of RMB2,106 thousand, and (iv)increase in contract liabilities of RMB2,090 thousand.

Investing activities

Net cash used in investing activities was RMB59,110 thousand (US$8,423 thousand) for the fiscal year ended September 30, 2024, as compared to RMB99 thousand used in investing activities for the fiscal year ended September 30, 2023. The net cash used in investing activities for the fiscal year ended September 30, 2024 was primarily because we acquired Julong Online (Beijing) Technology Development Co., Ltd with RMB59,099 thousand (US$8,421 thousand) on December 26, 2023.

The net cash used in investing activities for the fiscal year ended September 30, 2023 was primarily used in purchase of property, plant and equipment.

Financing activities

Net cash used in financing activities was RMB14,933 thousand (US$2,128 thousand) for the fiscal year ended September 30, 2024, as compared to net cash provided by financing activities RMB25,000 thousand for the fiscal year ended September 30, 2023. The net cash used in financing activities for the fiscal year ended September 30, 2024 was due to repayment of short-term borrowing of RMB10,000 thousand (US$1,425 thousand) and payment of service fees in preparation of IPO for RMB4,933 thousand (US$703 thousand).

The net cash provided by financing activities for the fiscal year ended September 30, 2023 was capital injection from the then sole shareholder of Julong Online, Beijing Huiju Tianxia Investment Co., Ltd.

Quantitative and Qualitative Disclosures About Market Risk

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash.

Inflation

Inflationary factors, such as increases in supply costs as well as personnel and overhead costs, could impact our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations as of September 30, 2024, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

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Trend Information

Our results of operations are affected by asset turn over days. Our account receivable turnover days were 37 days and 30 days during the fiscal years ended September 30, 2023 and 2024, respectively. The turnover days for contract assets were 233 days and 237 days during the fiscal years ended September 30, 2023 and 2024, respectively. Although both turn over days did not fluctuate much in two years, the long turnover days for contract assets affected our liquidity. As we expect to boost our revenue to provide more services for engineering solutions of intelligent projects, we are working with our project teams and customers and endeavor to improve the turnover of contract assets.

Other than as disclosed above and elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Research and development

Our research and development focus and efforts are integrated into our processes in serving our customers. We direct our research and development to study customers’ needs and solve obstacles faced during our design, engineering, installment, integration and maintenance services of intelligent projects. As a result, our continuous input in research and development has accumulated into our enhanced experience, reliability, responsiveness and high efficiency in serving our customers and improving our technical capabilities. Because our research and development effort is inseparable with cost of service, it is not accounted for as R&D expense within operating expense, but is accounted for within cost of revenues.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our combined and consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies, Judgments and Estimates

We prepare our combined and consolidated financial statements in accordance with U.S. GAAP, which requires our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. Our critical accounting policies and practices include the following: (i) revenue recognition in relation to Service to provide engineering solutions of intelligent projects; (ii) contract assets and contract liabilities; (iii) income taxes; and (iv) accounts receivable and allowance for doubtful accounts.

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Revenue recognition

Service to provide engineering solutions of intelligent projects

Revenue relating to providing engineering solutions of intelligent projects are generally recognized based on the our efforts or inputs to the satisfaction of our performance obligation over time as work progresses because of the continuous transfer of control to the customer and we have the right to bill the customer as costs are incurred. Typically, revenue is recognized over time using an input measure (i.e., costs incurred to date relative to total estimated costs at completion) to measure progress. We generally uses the cost-to-cost measure of progress method because it best depicts the transfer of control to the customer which occurs as we incurs costs on the contracts. Under the cost-to-cost measure of progress method, the extent of progress towards completion is measured based on the ratio of total costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred. Any expected losses on this type of contracts in progress are charged to operations, in total, in the period the losses are identified.

Our contract with the customer has payment terms specified based upon certain conditions. The payment terms usually include, but are not limited to, the following billing stages: 1) signing of the sales contract, 2) quarterly or monthly payment based on progress report agreed by the customer; 3) completion and acceptance of the project, and 4) completion of guarantee period, normally 12 months after completion. As our customers are required to pay us at different billing stages over the contract period, as such, we believe the progress payments limit our exposure to credit risk and we would be able to collect substantially all of the consideration gradually at different stages.

The timing of the satisfaction of our performance obligations is based upon the cost-to-cost measure of progress method, which is generally different than the timing of unconditional right of payment, and is based upon certain conditions completed as specified in the contract. The timing between the satisfaction of our performance obligations and the unconditional right to payment would contribute to contract assets and contract liabilities.

Cost based input methods of revenue recognition require us to make estimates of costs to complete the projects. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete the projects, including materials, labor, and other costs. The estimate of unit material costs are reviewed and updated on a quarterly basis, based on the updated information available in the supply markets. The estimate of material quantities to be used for completion is also reviewed and updated on a quarterly basis, based on the updated information on the progress of project execution. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated.

We have no obligations for returns, refunds or similar obligations for services to provide engineering solutions of intelligent projects,.

The aggregate amount of the transaction price allocated to the performance obligations for engineering solution service that are partially unsatisfied was RMB14,808,869 which is expected to recognize as revenue within 60 months as of September 30, 2024 using an input measure method for the for the engineering solution service.

Contract Assets and Contract Liabilities

Projects with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on our combined and consolidated balance sheets as “contract assets”. Provisions for estimated losses of contract assets on uncompleted contracts are made in the period in which such losses are determined.

Contract assets having billing terms with the unconditional right to be billed beyond one year are classified as non-current assets.

The condition required for a payment to be converted to an accounts receivable under service contract to provide engineering solutions of intelligent projects is that the customer agrees the work progress performed by us and accepts the invoice issued by us.

The time frame for a contract asset to be reclassified to a receivable (or consideration from customer becomes unconditional) is between 6 months to 36 months.

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Contract liabilities on uncompleted contracts represent the amounts of cash collected from clients, billings to clients on contracts in advance of work performed and revenue recognized. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

Taxation

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the combined and consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

We record liabilities related to uncertain tax positions when, despite our belief that our tax return positions are supportable, we believe that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. We did not recognize any uncertain tax positions as of September 30, 2023 and 2024.

Accounts receivable and allowance for doubtful accounts

Our accounts receivable mainly consist of amounts due from our customers, which are recorded net of allowance for doubtful accounts. We perform ongoing credit evaluations of its customers, and assesses allowance for doubtful accounts based on expected credit loss model on a portfolio basis. When specific customers are identified as no longer sharing the same risk profile as the current pool, they are removed from the pool and evaluated separately. Accounts receivable are written off when there is no reasonable expectation of recovery.

We elect to early adopt Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments using the modified retrospective transition method from January 1, 2020. We have developed a current expected credit losses (“CECL”) model for class of customers, including our related parties, with similar risk characteristics based on historical experience, credit quality of its customers, current economic conditions and supportable forecasts of future economic conditions that may affect customers’ ability to pay. The cumulative effect from the adoption as of January 1, 2020 was immaterial to the financial statements.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. When reading our combined and consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that significant accounting estimates reflected in our combined and consolidated financial statement mainly include the total estimated costs at completion in relation to revenue recognition for provision of engineering solutions for intelligent projects, and credit loss of account receivable.

Recently issued accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 3 of our combined and consolidated financial statements included elsewhere in this prospectus.

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MARKET OPPORTUNITIES

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by Frost & Sullivan in connection with this offering. All the information and data presented in this section has been derived from Frost & Sullivan’s industry report unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview of Intelligent Integrated Solutions Industry in China

Intelligent integrated solutions refer to the integrated solutions for management, operation and other aspects of various industries through the integration of computer technology, network technology, communication technology and a series of intelligent technology as well as intelligent hardware and software products.

The value chain of the intelligent integrated solutions industry in China comprises (i) upstream intelligent product providers who supply software and hardware products, (ii) midstream intelligent integrated solution providers, and (iii) downstream end customers across various industries such as public utilities, finance, education, commercial property, industrial property, healthcare and others.

Midstream intelligent integrated solution providers in China, including (i) intelligent product providers, (ii) system integrators, and (iii) communication operators, typically offer an integrated suite of solutions, such as planning, design, procurement, integration, installation, testing, operation, and maintenance, to meet diverse customer needs.

With the rapid development of the intelligent integrated solutions industry, leading industry players are moving into the higher value-added, technically challenging upstream sector, leveraging their industry experiences and R&D capabilities. For example, increasing numbers of upstream intelligent product providers have been equipped with both intelligent product R&D and integrated solution capabilities. By promoting their self-developed software and hardware products, these providers are bridging the upstream and downstream sectors of the industry chain, thereby enhancing their industry standing position.

Value Chain of Intelligent Integrated Solution Industry in China

Source: Frost & Sullivan

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Key Business Model of Intelligent Integrated Solutions Industry in China

The general construction and operation path of the intelligent integrated solutions industry can be divided into three stages: (i) planning and designing, (ii) construction and deployment, and (iii) management and operation. In the initial planning and designing stage, intelligent integrated solution providers need to understand their customers’ requirements, and then design preliminary programs and participate in bidding. After winning the bids, intelligent integrated solution providers formulate specific procurement plans and customize software and hardware development. In the later stage of construction and deployment, the intelligent integrated solution providers complete the integration, installation, deployment, testing, and trial operation of the systems. At the last stage of management and operation, the intelligent integrated solution providers provide continuous operation and maintenance services, including hardware and software maintenance, product upgrades, and related merchandising services.

Massive and Fast-growing Intelligent Integrated Solutions Industry in China

In recent years, driven by the national strategic direction, the development demand of various industries and the innovation of emerging technologies, the intelligent integrated solutions market in China has continued to expand. The market size of China intelligent integrated solutions industry market has increased from RMB1,270.2 billion in 2019 to RMB1,825.8 billion in 2023, representing a CAGR of 9.5% from 2019 to 2023. In the future, with the continued in-depth application of emerging technologies, as well as the increasing demand for intelligent integrated solutions from downstream end customers, it is expected that the market size of the intelligent integrated solutions industry in China will further expand. The market size of intelligent integrated solutions industry market in China is expected to reach RMB3,763.6 billion in 2028, representing a CAGR of 15.6% from 2023 to 2028.

Massive and Fast-growing Intelligent Integrated Solutions Industry in China (RMB billion, 2019-2028E)

Source: Frost & Sullivan

In particular, as the political, cultural and economic center of China, the intelligent development of the North China region, dominated by the cities of Beijing, Tianjin and Hebei Province, has been given high priority by the Chinese government. In recent years, the Chinese government has continued to call for the stimulation of the development of the North China region, and it is expected that the future growth rate of the market size of intelligent integrated solutions in North China will be higher than that of the rest of the country, with a CAGR of 15.9% from 2023 to 2028.

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Intelligent Integrate Solutions Industry in China, By Sectors

Public Utility Sector

Intelligent integrated solutions address data integration challenges in the public utility sector by providing an integrated data platform and standard. This enables data sharing and interoperability among institutions, breaking down information silos. Through big data analysis and AI technology, these solutions process and mine massive data, offering robust support for management and decision-making, which also simplify management complexity by streamlining the construction and management process. Intelligent systems enable real-time monitoring and early warning during construction, ensuring project safety and quality, which also facilitate remote monitoring and maintenance of equipment, enhancing operational efficiency and equipment lifespan.

The market size of China intelligent integrated solutions industry in public utility sector has increased from RMB325.2 billion in 2019 to RMB452.8 billion in 2023, representing a CAGR of 8.6% from 2019 to 2023. The market size is expected to reach RMB895.7 billion in 2028, representing a CAGR of 14.6% from 2023 to 2028.

Market Size of China Intelligent Integrated Solutions Industry in Public Utility Sector (RMB billion, 2019-2028E)

Source: Frost & Sullivan

Finance Sector

Intelligent integrated solutions address data issues by establishing a unified data platform and standard using big data technology for data collection, storage, and analysis. They ensure data security and privacy through measures like data encryption and identity verification. For management issues, these solutions use cloud computing and IoT technologies to achieve comprehensive sensing and real-time control of financial infrastructure, enhancing stability and reliability. They also provide intelligent monitoring and early warning functions to detect and resolve potential problems promptly, ensuring safe and efficient operation.

The market size of China intelligent integrated solutions industry in finance sector has increased from RMB210.9 billion in 2019 to RMB325.0 billion in 2023, representing a CAGR of 11.4% from 2019 to 2023. And the market size is expected to reach RMB722.6 billion in 2028, representing a CAGR of 17.3% from 2023 to 2028.

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Market Size of China Intelligent Integrated Solutions Industry in Finance Sector (RMB billion, 2019-2028E)

Source: Frost & Sullivan

Education Sector

To address the management issue, intelligent integrated solutions have been introduced to the education sector to help schools improve management efficiency and reduce labor costs. Through introducing complete and mature intelligent integrated solutions, the school uses a system built and maintained by professional IT staffs to alleviate the problem raised by the insufficient IT professionals on campus. The market size of China intelligent integrated solutions industry in education sector has increased from RMB153.7 billion in 2019 to RMB228.2billion in 2023, representing a CAGR of 10.4% from 2019 to 2023. And the market size is expected to reach RMB489.3 billion in 2028, representing a CAGR of 16.5% from 2023 to 2028.

Market Size of China Intelligent Integrated Solutions Industry in Education Sector (RMB billion, 2019-2028E)

Source: Frost & Sullivan

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Commercial Property Sector

To address the high labor cost issue, intelligent integrated solutions help the commercial property replace tedious manual operations with intelligent systems. To address the issue that business data between different departments cannot be effectively shared and integrated in the operation process of an enterprise, intelligent integrated solutions can deeply mine and integrate the data of various departments, making the system data of various departments of the enterprise interoperable, and providing such enterprise with more comprehensive and accurate data insights of consumer behaviors. The market size of China intelligent integrated solutions industry in commercial property sector has increased from RMB116.9 billion in 2019 to RMB175.3 billion in 2023, representing a CAGR of 10.7% from 2019 to 2023. And the market size is expected to reach RMB380.1 billion in 2028, representing a CAGR of 16.7% from 2023 to 2028.

Market Size of China Intelligent Integrated Solutions Industry in Commercial Property Sector (RMB billion, 2019-2028E)

Source: Frost & Sullivan

Industrial Property Sector

To address management issues, intelligent integrated solutions help the industrial property sector centralize the management of information dispersed in different regions, avoiding the duplication of work and other problems in decentralized management. The market size of China intelligent integrated solutions industry in industrial property sector has increased from RMB172.7 billion in 2019 to RMB262.9 billion in 2023, representing a CAGR of 11.1% from 2019 to 2023. And the market size is expected to reach RMB579.6 billion in 2028, representing a CAGR of 17.1% from 2023 to 2028.

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Market Size of China Intelligent Integrated Solutions Industry in Industrial Property Sector (RMB billion, 2019-2028E)

Source: Frost & Sullivan

Healthcare Sector

In response to information management issues, intelligent integrated solutions help hospitals optimize the medical treatment process and improve the quality of medical services. To the poor experience in seeing doctor issues, intelligent integrated solutions simplify the process of seeing doctors for patients. The market size of China intelligent integrated solutions industry in healthcare property sector has increased from RMB59.7 billion in 2019 to RMB93.1 billion in 2023, representing a CAGR of 11.7% from 2019 to 2023. And the market size is expected to reach RMB210.8 billion in 2028, representing a CAGR of 17.8% from 2023 to 2028.

Market Size of China Intelligent Integrated Solutions Industry in Healthcare Sector (RMB billion, 2019-2028E)

Source: Frost & Sullivan

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Market Drivers of Intelligent Integrated Solutions Industry in China

Conceptual changes in various industries drive growth in demand for intelligence

As intelligent technology advances, the construction, management, and operation concepts of various industries are transforming profoundly. Previously, industries in China focused more on construction while neglecting post-construction management. However, with the intelligent upgrading of integrated solutions, enterprises now pay more attention to effective management and long-term operation after construction. This shift in concept has driven the growth of demand for the intelligent integrated solutions industry in China.

Continuous technological innovation has laid the foundation for the development of the industry

Intelligent integrated solutions industry is characterized by rapid technological updates and frequent product upgrades. With the continuous progress and development of cutting-edge technologies such as artificial intelligence, big data, cloud computing in China, the intelligent development of integrated solutions has become a core development trend. The ongoing advancement and industrial implementation of these cutting-edge technologies will continue to generate new demands, trends, and patterns in the development of intelligent integrated solutions, leading to an overall progress of the industry and providing numerous development opportunities for market participants.

Low-carbon and energy-saving development requirements drive demand for intelligent transformation

Mainland China has been promoting low-carbon and green development, launching environmental policies to encourage industries to reduce carbon emissions. The intelligent integrated solutions industry, which helps ease social resource pressure, promote a low-carbon economy, and enhance energy efficiency, has grown in popularity. The implementation of green and low-carbon policies will further boost this industry’s development. In order to support the long-term development of the intelligent integrated solutions industry, China continues to introduce policies to accelerate the intelligent transformation of various industries. This promotes the demand for intelligent integrated solution products, driving industry growth.

Future Trends of Intelligent Integrated Solutions Industry in China

Intelligent penetration will continue to increase

The intelligence level of all industries in China is rapidly growing, with the process of intelligent construction accelerating nationwide due to the implementation of the 14th Five-year Plan for National Urban Infrastructure Construction and other national policies. In the future, as downstream application scenarios of intelligent integrated solutions continue to expand, the intelligent penetration rate of various industries in China will be further enhanced, and the demand of end customers for intelligent integrated solutions will be further released, which in turn will bring new growth points and broad market development space for the industry.

Continuous technological progress propels product innovation and market growth within the industry

Continuous technological progress, particularly in AI, cloud computing, big data, and IoT, is driving product innovation and market growth. The integration of these technologies with the real economy is promoting the intelligent transformation and upgrading of different industry segments. The continuous iteration and upgrading of core technologies provide more efficient solutions and stimulate new demand for intelligent construction.

The software proportion continues to increase

The research and development of software products, involving the integration of new-generation information technologies, stimulates innovation and supports the high-quality development of the intelligent integrated solutions industry. In the face of increasing competition, the industry’s technical content and service proportion are rising. The ability to develop software products that meet customer needs will largely determine enterprise competitiveness and sustainability. More providers will create personalized solutions by providing customized software products to different customers, leading to an increase in the proportion of software products in the industry.

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The trend of localization is evident

With the rapid development of China’s intelligent manufacturing and infrastructure construction, domestic intelligent integrated solution products are increasingly substituting imported ones. This trend is expected to continue, driven by China emphasis on independent innovation. As providers gain a deeper understanding of local user needs, more will engage in independent R&D and innovation, leveraging advanced technologies like big data and cloud computing. By gaining control over key data and core technologies, they can seize opportunities for localization of intelligent integrated solutions, promoting sustainable development of the industry.

Competitive Landscape of Intelligent Integrated Solutions Industry in China

The intelligent integrated solutions market in China is highly fragmented. As of December 31, 2023, there were more than 10,000 providers in China who have obtained various qualifications required to provide intelligent integrated solutions in different industry verticals.

As an intelligent integrated product and solution provider with industry or business attributes, Julong Online (Beijing) Technology Development Co., Ltd., or Julong Online, is able to provide customers with comprehensive one-stop services including consulting, design, procurement of materials, equipment and software, installation, integration, testing, maintenance and other aftermarket services Based on its extensive industry know-how and strong technical capabilities, Julong Online is well-recognized by a range of well-known companies in China, such as well-known international airports in China’s first-tier cities and renowned public universities. In addition, Julong Online has a wide range of high-quality qualifications in a number of critical industry sectors, which enables it to undertake a wide range of different projects to keep the business expanding.

Key Success Factors and Entry Barriers of Participants in the Intelligent Integrated Solutions Industry in China

Qualification barriers

Intelligent integrated solutions are widely used in public sectors, with main end-customers being provincial and municipal governments, transport bureaus, public security bureaus, and local central enterprises. Given the large scale of projects, providers are selected through bidding based on certain qualification requirements. Enterprises must obtain the main qualification and reach a corresponding level before participating in bidding. The qualification level determines the business scope, with higher qualifications allowing for more business expansion and growth. Acquiring qualifications, which are recognitions of capabilities by competent authorities, requires a long period of accumulation, creating a high entry threshold for potential competitors.

R&D barriers

As a cross-disciplinary and interdisciplinary system engineering, the intelligent integrated solution industry involves many technical elements, which not only requires industry participants to have a full understanding and accumulation of cloud computing, big data, artificial intelligence, IoT perception, and other advanced technologies, but also requires that the industry participants be able to skillfully apply their mastered technologies in the customized R&D and innovation of the integrated solution products. For new entrants, mastering a number of core technologies and integrating complex intelligent integrated solutions requires a long period of technical accumulation and market experience verification, so there are high technical barriers in the industry.

Industry know-how barriers

In the bidding process for intelligent integrated solutions, enterprises’ past performance and case history are crucial. Bidders without case experience or new entrants with insufficient project experience lack a competitive edge, making it hard to gain recognition or secure large-scale orders. Products in this industry are often customized to meet customer needs, resulting in higher replacement costs and greater customer loyalty. Customers tend to prefer providers they have worked with before due to factors like corporate background, brand recognition, and economic benefits. Thus, companies with industry experience are more likely to expand their markets, creating higher market pressure and entry barriers for newcomers.

Industry resource barriers

The intelligent integrated solutions industry is highly competitive, with success not solely reliant on technology, product quality, and price. Major customers are widely distributed and specialized in different sectors. Vendors with a high reputation, a wide market reach, and comprehensive services, including upgrades and maintenance, have an advantage. Leading vendors typically have diversified and distributed operation systems, serve the entire country, and have business development teams in key provinces. New entrants face challenges in establishing solid expansion channels across multiple provinces, creating industrial resource barriers in this industry.

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BUSINESS

Our Mission

We aspire to be a pioneer and a leader in China’s intelligent integrated solutions industry that exceed customers’ expectations, embrace innovation, invest in technologies and effect improvements in the industry.

Our Values

The following core values are fundamental to the way we operate our business:

●	Higher Quality. We pursue the highest industry standards by enriching our solution offerings, improving service quality, and enhancing operational efficiency.

●	Newer Technology. We maintain a relentless focus on technological innovations, continuously invest in research and development, and provide customers with the most up-to-date technological solutions.

●	Faster Delivery. We are committed to responding swiftly to customers’ evolving needs and market dynamics and transforming cutting-edge innovations into practical applications and solutions.

Overview

We are a growth-oriented professional provider of intelligent integrated solutions to public utilities, commercial properties, and multifamily residential properties operating at scale in China. The intelligent integrated solutions that we offer typically include intelligent security systems, fire protection systems, parking systems, toll collection systems, broadcasting systems, identification systems, data room systems, emergency command systems and city management systems.

Since our inception in 1997, we have focused on the successful and on-time execution of complex projects, through our “deliveries before deadline” and “customers first” initiatives. We initially focused primarily on providing products and services to individual customers, such as sole proprietorships, property owners and residents, until May 2012 when our founder, chairman and chief executive officer, Mr. Jiaqi Hu, led our strategic transition to become a provider of intelligent integrated solutions, mainly serving public utilities, commercial properties, multifamily residential properties and other institutional customers and focusing on complex and large-scale intelligent integrated engineering projects. As we cross-sell our service and solution offerings and further advance our purpose-built technologies, we have become well-prepared to achieve economies of scale and capture future opportunities.

We have successfully provided intelligent integrated services and solutions to numerous landmark infrastructure projects in private and public sectors in China, such as (i) the design, procurement, installation, integration and maintenance of the security system, access control system and parking system of an international airport in Beijing, (ii) the installation, integration and maintenance of the parking system and visitor management system of a prestigious public university in Beijing, and (iii) the operation and maintenance of the intelligent integrated systems of over 460 branches of a renowned commercial bank in Southwest China. We primarily obtain contracts either through direct invitation for quotation from customers, or through a competitive tendering process of the project employers or their main contractors.

Our business lines include (i) engineering solutions of intelligent projects, (ii) operation and maintenance of intelligent projects, and (iii) sales of equipment and materials of intelligent systems. Our intelligent integrated solutions enable an array of service scenarios to be digitized, visualized and simplified, allowing for easier management by and bringing long-term benefits for our customers. We develop and deliver one-stop high-quality services and solutions that cater to the needs of each customer and enhance customer experience with stringent quality assurance policies. We have highly experienced management and technical teams, and we maintain long-term and stable relationships with several technical and installation teams that share our core corporate values.

In the fiscal years ended September 30, 2023 and 2024, our revenue amounted to RMB119,084 thousand and RMB173,651 thousand (US$24,745 thousand), respectively. During the same periods, our net income was RMB11,224 thousand and RMB17,076 thousand (US$2,433 thousand), respectively. As of September 30, 2024, we had a backlog of (i) 75 engineering solutions of intelligent projects to be completed on contracts totaling RMB40,821 thousand (US$5,817 thousand), and (ii) 37 operation and maintenance of intelligent projects to be completed on contracts totaling RMB15,778 thousand (US$2,248 thousand), representing the total estimated contract value of work (including adjustments and variation orders) that remain to be completed pursuant to the terms of the outstanding contracts.

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Our Strengths

We believe the following strengths have contributed to our success and have differentiated us from others:

A proven track record and a long-standing reputation for professionalism and operational excellence

We are a growth-oriented professional service and solution provider in the intelligent integrated solutions industry in China. We have completed various complex and large-scale intelligent integrated projects in Beijing and its surrounding areas and are further penetrating into other geographic markets in China. Our extensive experience has allowed us to gain deep market knowledge and expertise, which helps us better serve our customers and manage risks in our contractual arrangements. In the fiscal years ended September 30, 2023 and 2024, we completed 59 and 282 intelligent integrated solution projects, respectively, with an aggregate contract sum of approximately RMB89,340 thousand and RMB151,577 thousand (US$21,600 thousand), respectively. As of September 30, 2024, we had a backlog of 75 intelligent integrated solution projects to be completed with a total awarded contract sum of approximately RMB40,821 thousand (US$5,817 thousand).

We continuously pursue the highest industry standards by enriching our solution offerings, improving service quality, and enhancing operational efficiency. We believe we have a reputation for operational excellence. We have been accredited with ISO 9001 (quality management), ISO 14001 (environmental management), and ISO 45001 (occupational health and safety management). As of the date of this prospectus, as advised by our counsel as to PRC law, we had obtained all licenses, permits and registrations from the PRC government authorities that are requisite for our business operations in China, including the Business License, the Qualification Certificates of Construction Enterprises, the Engineering Design Qualification Certificate, and the Production Safety Permit. We believe that the track record and the reputation we have earned in our markets are crucial for us in winning new and repeat contracts, partnering with strategic industry players and attracting top talents.

A go-to “one-stop-shop” of an integrated suite of solutions offering tremendous value propositions to customers

Our integrated suite of consulting, design, procurement of material, equipment and software, installation, integration, testing, maintenance, and other aftermarket services and solutions delivers superior value propositions to our customers. We also offer a broad portfolio of intelligent integrated solutions including intelligent security systems, fire protection systems, parking systems, toll collection systems, broadcasting systems, identification systems, data room systems, emergency command systems and city management systems. Our differentiated “one-stop-shop” approach saves considerable amount of time and costs for our customers. We offer a wide array of integrated services and solutions that lift the burden associated with sourcing for, contracting with and paying various suppliers on individual basis and enable our customers to commit their limited operational and managerial resources to their core business activities and achieve their operating objectives cost-efficiently. For example, in respect of our intelligent integrated solutions for security systems, apart from procuring surveillance equipment and software for customers, we deliver a precise site blueprint guide indicating each of the equipment installation locations, install ancillary security systems, integrate security software and systems, and offer long-term quality maintenance for our customers.

We are committed to providing excellence and quality to our customers in each step of our service process, ranging from design appointment through installation and integration. We leverage our strong relationships with suppliers and independent contractors to manage supply chain and guarantee customer satisfaction. In addition, we have adopted stringent quality assurance measures with respect to monitoring, verifying, and validating projects and materials. As a result, we have developed long-standing customer relationships with minimal customer turnovers. For example, we have served as the intelligent integrated solution provider for an international airport in Beijing for over a decade.

Superior technology-enabled solutions that drive strong business growth

We have devoted significant resources and investments to develop key techniques and software programs of intelligent integrated engineering systems, including intelligent integrated security systems and fire protection systems, intelligent command and management systems. As an accredited “high and new technology enterprise” in Beijing, we had owned 22 patents and 28 software copyrights as of the date of this prospectus.

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In rendering solutions and services, we embrace technologies to enhance customer experience. Our intelligent integrated solutions enable an array of service scenarios to be digitized, visualized and simplified, allowing for easier management by and bringing long-term benefits for our customers. We have developed and delivered unique solutions tailored to various stakeholder groups, including administrators of public facilities, commercial property tenants, multifamily property residents, security administrators, and system integrators. In addition, we incorporate cutting-edge technologies such as artificial intelligence, big data and cloud computing that allow our customers to reduce labor costs, receive faster automated response to security threats, and obtain analytical insights from the relevant data. With an aim to capture new opportunities for future expansion of our addressable market, we continuously invest in technological innovations, ranging from visualization software and hardware to market and data analytics for customers and material manufacturers.

Rapid growth and sustained profitability

We have achieved a significant business growth since inception. For example, our revenues increased by 45.8% from RMB119,084 thousand in the fiscal year ended September 30, 2023 to RMB173,651 thousand (US$24,745 thousand) in the fiscal year ended September 30, 2024. Our gross profit increased by 40.8% from RMB18,859 thousand in the fiscal year ended September 30, 2023 to RMB26,560 thousand (US$3,785 thousand) in the fiscal year ended September 30, 2024. We have funded this substantial business growth with minimal levels of indebtedness, primarily relying on our own cash flow from operations and capital contribution from shareholder. For the fiscal year ended September 30, 2023, our net cash used in operating activities amounted to RMB13,627 thousand, and for the fiscal year ended September 30, 2024, net cash generated from operating activities was RMB69,201 thousand (US$9,861 thousand). Meanwhile, as of September 30, 2023 and 2024 our total indebtedness was RMB10,000 thousand and nil, respectively.

Highly experienced management and an entrepreneurial corporate culture

Our management has an average of 20 years of experience in the intelligent integrated solutions and owns an in-depth understanding of how to best serve customers in such industries. Mr. Jiaqi Hu, our founder, chairman and chief executive officer, is a certified senior engineer and a registered first-class construction engineer in China as well as a well-achieved serial entrepreneur who has founded various sizeable companies in the construction, technology and finance industries in the past 30 years, including our company, Beijing Yihai Construction Engineering Co., Ltd., Shanghai Zhuangling Construction Engineering Co., Ltd., Shanghai Jianshouzhe Technology Development Co., Ltd., Shenzhen Zhongziyuan Creative Technology Co., Ltd., Beijing Huiju Tianxia Investment Co., Ltd. and Beijing Jinxiujiang Investment Co., Ltd.

In addition, our entrepreneurial corporate culture drives service excellence and nimble decision-making and empowers our deep collaborations with customers and suppliers. We continuously foster an inclusive work environment for our diverse workforce, and we emphasize on providing opportunities for the growth, success and development of such talented and dedicated workforce.

Our Strategies

We intend to further grow our business by pursuing the following strategies:

Strengthen our market penetration

We intend to enhance our market position as a professional provider of intelligent integrated services and solutions for large-scale and complex projects in China. Leveraging the scale, expertise, and market knowledge we have accumulated during the past 27 years of our operating history, we will continue to provide high-quality one-stop services and solutions, solidify long-standing customer relationships, maximize operational excellence, and strategically seek opportunities to partner with other industry players. We plan to integrate resources from both upstream and downstream players, foster synergies for complementary businesses among them and ourselves, and facilitate participants along the industry value chain to achieve resource matching, information sharing and technology standardization. In addition, we seek to strategically pursue selective quality acquisition opportunities along the industry value chain in Shanghai, Guangzhou and Shenzhen to enhance our market position and enlarge our market share in China.

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We target to diversify our project pipeline and compete for more sizeable and profitable intelligent engineering projects. To this end, we plan to (i) solidify the relationships with our existing customers to obtain more repeat businesses and/or referrals and (ii) proactively seek for and participate in more quotation and tendering processes.

Leverage technology portfolio for continued growth and establish a vibrant pool of management and talents

We will continue our R&D innovations on new selections, features and functionality to enhance the value of our services and solutions. Our R&D roadmap will be focused on further enhancement of our capabilities in consultation, design and selection, as well as creation of a digital technology platform that connects tenants, residents, property owners, administrators, suppliers and installers throughout the entire lifecycle of intelligent engineering projects for any of their future needs. In addition, we plan to capitalize on AI-driven technologies to build SaaS platforms and integrate multi-intelligence engineering systems.

As we further expand our business and capture more sizeable projects, we seek to recruit additional professional project managers and engineers, safety officers, and site foremen with solid skills, knowledge base, qualifications, and experiences. In addition, we will continue to hold regular on-the-job training programs in both online and offline formats for our employees to further enhance their knowledge base, expertise and skillset.

Maintain a dedicated customer-oriented focus

We seek to continue to focus on maintaining and solidifying collaborations with our customers and meeting their evolving needs and demands, in particular in light of the state government’s promotion of “smart cities” and emphasis on the digitization and intelligent transformation along the industry value. We will continuously strengthen our R&D capabilities, respond swiftly to upgrades of intelligent applications, and enhance the overall quality of our services and solutions.

We also plan to expand and diversify our solution and service offerings to keep up with customer demands and technology upgrades and bring more value-adds to customers in relation to the process of consulting and design, on-site installation, project management, and post-completion maintenance. For example, we intend to develop a network engineering wiring design management system which integrates advanced wiring design tools to enable automated wiring planning and intelligent path selections and allow for systematic planning, designing and managing of network cables to assure stability and efficiency of network structures.

In addition, we seek to expand and diversify our customer base, specifically in the public sector, undertake more projects in the public sector such as the engineering solutions of intelligent projects of public hospital and airports, and become a go-to accredited contractor of intelligent integrated solution projects in the public sector in China. In particular, we intend to promote our landmark projects and elevate our brand reputation in the public sector, leverage our competitive advantages in both technology and project management, improve our financial condition and cash flow, and increase our manpower productivity and profitability.

Optimize cash flow and cash flow conversion with a highly scalable cost structure

We will continue to standardize and reform our processes and technology-embedded workflows to centralize field tasks, track real-time costs, streamline overall operations and maximize operational efficiency. We also expect to optimize our cost structure, enhance decision-makings in our procurement, build more competitive pricing models, achieve a sustainable growth in our profitability, and redeploy capital more strategically. In addition, we intend to improve our working capital management practices and increase cash flow conversion for all of our business lines.

Pursue international expansion opportunities

We plan to invest in an international expansion as we believe there is a significant global market opportunity for our intelligent integrated engineering services and solutions. We expect to leverage our existing capabilities and experiences and may proactively pursue expansion opportunities in Hong Kong and South Korea.

Our Business Model

Our business lines include (i) engineering solutions of intelligent projects; (ii) operation and maintenance of intelligent projects; and (iii) sales of equipment and materials of intelligent systems.

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In the fiscal years ended September 30, 2023 and 2024, our revenues for was RMB119,084 thousand RMB173,651 thousand (US$24,745 thousand), respectively. Approximately 88.6%, 10.3% and 1.1%, and 93.0%, 5.9% and 1.1% of our revenues for the fiscal years ended September 30, 2023 and 2024 were attributable to engineering solutions of intelligent projects, operation and maintenance of intelligent projects, and sales of equipment and materials of intelligent systems, respectively.

As of September 30, 2024, we had a backlog of (i) 75 engineering solutions of intelligent projects to be completed on contracts totaling RMB40,821 thousand (US$5,817 thousand), and (ii) 37 operation and maintenance of intelligent projects to be completed on contracts totaling RMB15,778 thousand (US$2,248 thousand), representing the total estimated contract value of work (including adjustments and variation orders) that remain to be completed pursuant to the terms of the outstanding contracts. A stratification of our projects in progress as of September 30, 2024, by contract price, is as follows:

	Number of Projects	Aggregate Contract Price Value (RMB in thousand)
Engineering Solutions of Intelligent Projects
Under RMB500 thousand	50	8,478
RMB500 thousand – RMB3,000 thousand	22	22,198
RMB3,000 thousand – RMB6,000 thousand	3	10,145
Greater than RMB6,000 thousand	-	-
Operation and Maintenance of Intelligent Projects
Under RMB100 thousand	21	1,882
RMB100 thousand – RMB300 thousand	7	1,221
RMB300 thousand – RMB600 thousand	1	443
Greater than RMB600 thousand	8	12,232
Total	112	56,599

Engineering Solutions of Intelligent Projects

Our intelligent integrated solutions enable an array of service scenarios to be digitized, visualized and simplified, allowing for easier management by and bringing long-term benefits for our customers. We have developed and delivered various solutions tailored to various stakeholder groups, including administrators of public facilities, commercial property tenants, multifamily property residents, security administrators, and system integrators. We are committed to the “customers first” initiative and continuously provide one-stop high-quality services and solutions with customer experience and service quality assured.

We typically obtain projects through (i) quotation processes and direct negotiations with prospective customers, and/or (ii) tendering processes, which may be open tendering or selective tendering sent to a selective group of prequalified contractors on prospective customers’ lists (the latter of which is more commonly seen for public-sector projects). Our sales and marketing department generally prepare for our quotations, tender submissions, and bidding.

In the fiscal years ended September 30, 2023 and 2024, our revenues generated from engineering solutions of intelligent projects were RMB105,469 thousand and RMB161,493 thousand (US$23,013 thousand), respectively.

Our operation flow of engineering solutions of intelligent projects primarily comprises four stages: (i) planning and design, (ii) procurement of equipment and materials, and procurement and development of software, (iii) system integration of software and hardware, and (iv) installation and testing.

Planning and design

Once a contract is awarded to us, we form a team of three to five personnel, consisting of engineers, technicians and budget staff, to identify and assess material project-related risks, and prepare a budget and work execution plan setting forth detailed forecast expenditures, delivery schedules and work arrangements.

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At this stage, we arrange consultation with customers and design intelligent systems that cater to their needs and satisfy integration and sustainability requirements. We then formulate a project plan, prepare blueprint of the overall solution or system designs reflecting detailed specifications, and finalize the project plan based on further discussion with the customers.

We consider customers’ participation in our design to be crucial, as it allows us to understand their needs and offer services, advices and recommendations to them in terms of enhancing the functionality, performance, reliability and cost-effectiveness of the intelligent systems that we ultimately deliver.

Procurement and development

At this stage, we procure equipment, materials and software, and in certain cases, if software with the intended features is not readily available on the market, we self-develop. In the meantime, we engage and delegate work to subcontractors.

We advise customers as to the types and amounts of equipment and materials that would best suit their specific requirements and then select and source the suitable equipment and materials according to their specifications. In some cases, our customers may specify a particular type or brand of equipment and materials to be procured. We then plan and build the relevant operating system and applications.

For labor-intensive tasks, we generally delegate to selective subcontractors that meet our performance qualifications, so that we could achieve higher cost-efficiency while allocating more resources to our core services and quality assurance.

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System integration

System integration of software and hardware is at the core of our intelligent solutions. Integration of systems enables smooth transfers of data, stability and reliability of each single system, interoperability of multiple systems, and formation of a unified intelligent network. In addition, our intelligent integrated solutions optimize the reliability and performance of our customers’ infrastructure and thereby allow them to resolve technical difficulties, reduce costs, improve security and advance technologies.

At this stage, we manage and allocate our internal resources and coordinate with suppliers and subcontractors for the integration process to ensure on-time deliveries and work quality.

Installation and testing

We oversee the execution of installation tasks and supervise subcontractors’ work. We generally dispatch a team of professional technicians to install, deploy and configure the required equipment, software and hardware. Depending on the site specifics, our technicians also conduct debugging and optimize intelligent systems to adapt to the actual operating environment under different scenarios.

At this stage, we frequently meet parties on the projects, such as the main contractors and representatives of the customers, to keep them informed of the project progresses, identify any actual or potential problems and take preventive actions promptly. We also hold regular meetings with subcontractors to review their work-in-progress and ensure an overall effective control and an efficient information flow.

Before the completion of a project, we ensure that all specified inspections and testing have been carried out and that the relevant systems or solutions meet the specific requirements under the contract. We also conduct functional and performance tests according to testing plans and specifications required by the customers before delivering the projects. In the event that test results do not meet contractual requirements or regulatory standards, rectifying work and/or recommissioning work will be carried out until the relevant requirements or standards are met.

Upon project deliveries, on an on-demand basis, we provide trainings for our customers to allow for their proficiency in using and maintaining such intelligent systems.

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Landmark Case Study A – An International Airport in Beijing

We offer intelligent services and solutions covering integrated management of security systems, access control systems, fire protection systems, and elevator systems to an international airport in Beijing. Specifically, we provide (i) the planning and design, procurement, installation, integration services of intelligent systems, such as the cloud-based video surveillance system embedded within the customer’s self-owned platform, and (ii) the development of various software systems, such as the intelligent management platform software, the surveillance video recording playback management system, and the surveillance information visual management system.

Landmark Case Study B – A Prestigious Public Hospital in Beijing

We provide intelligent services and solutions to a prestigious public hospital in Beijing. Catering to the customer’s needs for effective control and unified management of different buildings, we integrate various subsystems and substations of the buildings into one central management control station which can effectively monitor and control each individual subsystem. We have effectively improved the efficiency of operation and maintenance of the buildings and facilities of this prestigious hospital and have ensured the interoperability among its various systems.

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Operation and Maintenance of Intelligent Projects

We offer operation and maintenance services and solutions to (i) existing customers with respect to the intelligent projects for which we have previously provided engineering services and (ii) new customers for intelligent systems that are not originally supplied or installed by us. In the fiscal years ended September 30, 2023 and 2024, our revenues generated from operation and maintenance of intelligent projects were RMB12,236 thousand and RMB10,331 thousand (US$1,472 thousand), respectively.

Our engineers and technicians generally provide on-site operation and maintenance services and solutions at such customers’ premises, including the following:

●	Routine maintenance, performed on an ongoing basis, includes 24/7 technical support, remote support, and on-site support. We monitor various indicators of the customers’ intelligent systems, including the operational status of hardware and equipment as well as the performance of software systems.

●	Periodic maintenance, performed on a periodic basis, is intended to prevent the occurrence or exacerbation of defects, conserve the integrity and functionality of intelligent systems and correct any major defects. We ensure the security and compliance of intelligent systems by periodically conducting (i) regular software and hardware updates, (ii) regular inspection and repair of security vulnerabilities, (iii) compliance checks against relevant industry standards, and (iv) trainings and supports for the staff of our customers.

●	Emergency maintenance, performed on an as-needed basis, is triggered by unforeseeable events such as natural disasters, malicious intrusion or other emergencies.

Landmark Case Study C - A Renowned Commercial Bank in Southwest China

We provide operation and maintenance services and solutions for a renowned commercial bank in Southwest China for its intelligent integrated systems spanning over 460 branches. We monitor numerous indicators of the customer’s intelligent security system in real time remotely, including the operational status of its hardware and equipment as well as the performance of its software security systems. Through regular remote monitoring and data analysis, we identify and resolve potential problems in advance, ensuring an overall stable operation of the customer’s equipment and security system.

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Sales of Materials and Equipment of Intelligent Systems

Materials

We conduct sales of various kinds of materials for intelligent projects, including but not limited to electric wires, electric cables, network cables, and cable trays.

Equipment

We sell equipment related to security, fire protection, intelligent identification, intelligent parking, intelligent charging, intelligent broadcasting, intelligent lighting, intelligent elevators, intelligent traffic lights, and emergency management command systems. In addition, we develop and sell related intelligent adaptable software to satisfy the evolving needs of our customers.

Our Suppliers

The raw materials, systems and components we use include equipment, materials and software related to various intelligent systems, including but not limited to security systems, access control systems, parking systems, fire protection systems, surveillance systems and charging systems, as well as related materials, equipment and components. We select suppliers based on various criteria, including but not limited to price, quality, delivery times, customer service and market acceptance. We maintain close connections with a broad network of suppliers and typically source products from at least two suppliers to minimize dependence on any single supplier and maximize purchasing leverage.

During the fiscal years ended September 30, 2023 and 2024, our five largest suppliers accounted for 41.8% and 34.3% of our total purchases, respectively. We generally place orders with our suppliers on a project basis and tailor such orders with the specific requirements from each project. To ensure consistency in quality, we maintain a list of suppliers that meet our stringent selection criteria and only place purchase orders with these suppliers or those of our customers.

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We typically enter into fixed-priced procurement and installation contracts with our suppliers. Pursuant to these contracts, our suppliers are responsible for supplying the required raw materials, systems, and components we use in projects and assisting our company to install the equipment and accessories. These contracts provide quality, quantity, type, and technical specifications, as well delivery location and installation timeframe and require the suppliers to extend a fixed warranty period for the equipment and accessories to us. Contract prices vary, depending on the quality, quantity, and technical specifications of the relevant raw material, systems, and components, and are generally paid instalments. The term and termination provisions of the contracts are optional. Most of contracts have a certain performance term. However, for those contracts without such a term, the parties shall negotiate the deadline separately according to the specific circumstances during the actual performance process. Usually, the contracts shall terminate naturally when both parties have fulfilled their rights and obligations, or terminate due to special circumstances or force majeure and other factors that will no longer be performed. And the parties shall give priority to solving termination issue through negotiation for those contracts without termination provision.

Our Customers

Our major customers primarily include public universities, operators in transportation, financial and healthcare industries, and system integrators in China. In the fiscal years ended September 30, 2023 and 2024, our five largest customers accounted for 86.5% and 82.3% of our total revenues, respectively. See “Risk Factors – Risks Relating to Our Business and Industry – Our reliance on certain major customers for a large portion of our revenues may materially affect our business, financial performance, financial position and prospects.”

We have maintained long-standing and in-depth relationships with many customers as a result of our persistent pursuit of service quality over the years. Our commitment to successful and on-time execution of complex projects, through our “deliveries before deadline” and “customers first” initiatives, has been instrumental in solidifying these long-term relationships. Our extensive experience and market knowledge have also allowed us to earn a reputation for expertise and excellence.

We typically enter into engineering solutions of intelligent projects contracts and operation and maintenance service contracts with our customers. Under these service contracts, we are responsible for providing engineering solutions and operation and maintenance services for customers, in areas where our customers require. We shall develop service plans based on these contracts as well as the service content, requirements and standards proposed by our customers, and submit these plans to our customers for approval. Generally, after a period of time when our service term ends, we shall provide a service report to our customers, and then our customers shall revert a completion acceptance report. Fees for our services vary depending on the complexity of each project, and we perform all the work under the contract for a fixed price, which may be subject to adjustments if the scope of our work changes or if unforeseen conditions arise. We usually stipulate the performance term in the contract. However, those framework contracts do not have a such term. Therefore, both parties shall negotiate the deadline separately according to the specific circumstances during the actual performance process. During the performance of the contracts, it is generally carried out according to the time limit agreed in the contract. However, in some circumstance, the parties shall adjust the term based on actual situation, so that the performance term might be different between actual and agreed. In addition, usually, the contract shall terminate naturally when both parties have fulfilled their rights and obligations, or terminate due to special circumstances or force majeure and other factors that will no longer be performed. And the parties shall give priority to solving through negotiation for those contracts without termination provision.

Research and Development

We are committed to innovative research and development efforts to advance our technology capabilities and enhance the quality of our services and solutions. Our research and development focuses on both software and hardware and requires cross-functional collaboration among our various departments, including project management, engineering and network operations.

With respect to software, our research and development activities primarily relate to developing intelligent software with seamless integration with third party services and solutions. For example, we have developed an intelligent smart building access control system, an intelligent building video intercom control system and an intelligent lighting and broadcasting control system.

With respect to hardware, our research and development activities include designing industrial and circuit for new products such as power strip and support as well as developing firmware and hardware platforms in support of the intended features, which also allows us to convey a unified cybersecurity approach for our offerings and deliver a further optimized experience to our customers with compatible touchpoints embedded into each customer’s facilities. As of September 30, 2024, we had obtained nine patents in China in relation to hardware.

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Sales and Marketing

We attract and retain customers through exceptional customer service, high-quality services and solutions, and competitive pricing. This strategy is focused on building and maintaining strong customer relationships in addition to attracting new customers. We also rely on word-of-mouth referrals by our existing customers.

Our experienced, locally focused sales force is at the core of our sales effort. This sales effort typically involves deploying salespeople who are also skilled in intelligent integrated engineering projects to meet with prospective customers in person, prepare blueprints of solutions for customers’ review and advise them of fee structures and customizable functions and learn their preferences. We believe our quality of service is highly valued by our customers and will help us achieve long-term customer loyalty.

Competition

The intelligent integrated solutions industry in China is competitive and highly fragmented. We face competition from over 10,000 local and regional companies, primarily including (i) product and solution providers, (ii) system integrators and (iii) communication operations, who have obtained various qualifications required to provide intelligent integrated solutions in different industry verticals in China.

We believe that we are strategically well-positioned in the industry, and that we compete favorably based on our advanced technologies, superior customer experience, brand recognition, and deep understanding of the intelligent integrated solutions industry.

For a discussion of risks relating to competition, see “Risk Factors — Risks Relating to Our Business and Industry — We operate in a highly competitive industry and may not be able to compete effectively.”

Employees

As of September 30, 2024, we had 42 full-time employees. The following table sets forth the numbers of our full-time employees categorized by function.

Function	Number of Employees	Percentage
Project and safety
Site supervision	8	19.1%
Technical services	6	14.3%
Safety	5	11.9%
Research and development	10	23.8%
Sales and marketing	8	19.0%
Finance and administration	5	11.9%
Total	42	100.0%

Our success depends on our ability to attract, retain, and motivate qualified employees. As part of our human resources strategy, we provide our employees with competitive salaries and performance-based cash bonuses. In addition, we provide regular training and development programs to our employees on topics that are critical to our business operations. We have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by PRC laws and regulations in China, we participate in various employee social security plans that are government-mandated, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses, and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of our business.

We enter into standard employment contracts and confidentiality agreements with our employees. We believe that we maintain a good working relationship with our employees. To date, we have not experienced any material labor disputes. None of our employees are represented by labor unions.

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Facilities

We are headquartered in Beijing, China. We lease our office and warehouse space under two operating lease agreements from independent third parties. As of September 30, 2024, we leased 158.6 square meters and 1169.6 square meters of office and warehouse space, respectively, in Beijing, China, with lease terms for three years and ten years, respectively.

We believe that our existing facilities are generally adequate to meet our current needs, and we expect to obtain additional facilities, primarily through leasing, as needed, to accommodate our future expansion plans.

Intellectual Properties

We regard our copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on copyright, trademark and patent law in the PRC, as well as confidentiality procedures and contractual provisions with our employees, contractors and others to protect our proprietary rights.

As of the date of this prospectus, we owned 22 patents, 28 software copyrights and one registered domain name.

Our continued success depends upon our ability to protect our core technology and intellectual property. We rely on a combination of confidentiality clauses, contractual commitments, trade secret protections, copyrights, patents, and other legal rights to protect our intellectual property and know-how. We enter into confidentiality and proprietary rights agreements with our employees, and we control access to and distribution of our proprietary information.

Insurance

We provide social security plans for our employees as required by the PRC law, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. Consistent with common industry practice in China, we do not currently maintain business liability insurance, business interruption insurance or key-man insurance. See “Risks Factors — Risks Relating to Our Business and Industry — We are susceptible to operational risks that could affect our business, financial condition and results of operation.”

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time become a party to various legal, arbitral or administrative proceedings or claims arising in the ordinary course of our business. See “Risk Factors — Risks Relating to Our Business and Industry — We have been and may continue to be subject to litigations, allegations, complaints, investigations and penalties from time to time, which may adversely affect our business, financial condition and results of operations.”

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REGULATIONS

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC.

Regulations on Foreign Investment in China

Company Law

The establishment, operation, and management of corporate entities in the PRC are governed by the Company Law of the PRC (the “Company Law”), which was promulgated by the Standing Committee of the National People’s Congress of the PRC (the “SCNPC”) on December 29, 1993, last amended on December 29, 2023 and will come into effect on July 1, 2024. The Company Law generally governs two types of companies: limited liability companies and joint stock limited companies. Both types of companies have the status of legal persons, and the liability of a company to its creditors is limited to the entire value of assets owned by the company. Liabilities of shareholders of a limited liability company are limited to the contributions for which they have subscribed. Liabilities of shareholders of a joint stock limited company are limited to the shares they have subscribed. The Company Law applies to both PRC domestic companies and foreign-invested companies. Our PRC subsidiaries are limited liability companies incorporated in the PRC in accordance with the Company Law on company establishment.

Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC (the “Foreign Investment Law”), and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law (the “Implementing Rules”) to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three previous major laws on foreign investments in China namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law, and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises, or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors; (ii) foreign investors obtaining shares, equity interests, property portions, or other similar rights and interests of enterprises within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment. “Pre-entry national treatment” refers to the treatment provided to foreign investors and their investments at the market entry stage being no less favorable than that provided to domestic investors and their investments, and “negative list” refers to the special administrative measures for the entry of foreign investment into specific fields or industries (as amended from time to time). Foreign investments in sectors not on the negative list will receive national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with certain special requirements on equity ratio and senior management personnel, among others.

The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Management Measures for the Entry of Foreign Investment (Negative List) (2024 version) (the “2024 Negative List”), as jointly promulgated on September 6, 2024 by the National Development and Reform Commission (the “NDRC”), and the Ministry of Commerce (the “MOFCOM”), effective on November 1, 2024, and the Encouraged Industry Catalogue for Foreign Investment (2022 version) (the “2022 Encouraged Catalogue”), as jointly promulgated by the NDRC and the MOFCOM on October 26, 2022, effective on January 1, 2023. Industries not listed in the 2024 Negative List are generally deemed “permitted” for foreign investment, unless specifically restricted by other PRC laws. Our PRC legal counsel has advised us that our PRC subsidiaries’ business is not on the 2024 Negative List and, therefore, we are not subject to any restriction or limitation on foreign ownership.

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According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation (the “SAMR”) or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors, unless it is stipulated otherwise by the laws and administrative regulations. The competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps, and deadlines, among others.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system is established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the national enterprise credit information publicity system. The administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. Also, foreign investors or foreign investment enterprises will have legal liabilities imposed for failing to report investment information in accordance with the requirements.

Regulations on Permits and Qualifications for a Construction Company

Contractor Qualifications for a Construction Company

Requirements relating to application for qualification and scope of contracting of enterprises in the construction industry are stipulated in the Construction Law of the People’s Republic of China, or Construction Law (promulgated on November 1, 1997, last amended and taking effect on April 23, 2019), Administrative Provisions on Qualifications of Construction Enterprises (promulgated on January 22, 2015, amended and taking effect on December 22, 2018), Qualification Standards of Construction Enterprises (promulgated on November 6, 2014, amended and taking effect on November 1, 2016), the Opinions on the Implementation of the Provisions on the Administration and Standard of Qualifications of Enterprises in Construction Industry (promulgated on January 31, 2015, amended and taking effect on January 16, 2020) and other regulations.

Construction enterprises shall comply with the aforesaid laws and regulations and apply for relevant qualifications accordingly to engage in the construction contracting business. Qualifications for construction enterprises are categorized into three groups, namely, general contracting, specialized subcontracting and labor service subcontracting. The general contracting qualification has twelve (12) categories and is generally classified into four classes, namely, the premium class, the first class, the second class and the third class. The specialized subcontracting qualification has thirty-six (36) categories and is generally classified into three classes, namely, the first class, the second class and the third class. The Qualification Standards of Construction Enterprises have made detailed provisions on the application requirements for each type and grade of qualification mentioned above.

Enterprises holding the qualification for general construction contracting work may undertake construction project management services in accordance with the scope of their qualification. Such enterprises may undertake all aspects of the construction work themselves, or subcontract specialized construction work to subcontracting enterprises. Such enterprises may also hire labor subcontracting agents to carry out the construction work. Construction work should be subcontracted to subcontracting enterprises with relevant qualifications, and labor work should be subcontracted to labor subcontracting agents with relevant qualifications.

Enterprises holding specialized subcontracting certificates may undertake specialized projects subcontracted from a general construction contractor or contracted by construction units in compliance with relevant regulations. An enterprise that has obtained subcontracting certifications should undertake the entire subcontracting project itself but a subcontracting enterprise may subcontract any labor work to labor subcontracting agents with relevant qualifications in accordance with relevant PRC laws and regulations.

Pursuant to the notice issued by the State Council regarding Deepening the Reform of Separating Permits from Business Licenses and Further Increasing the Development Vitality of Market Participants on 19 May 2021, the qualifications for enterprises undertaking construction are adjusted from three classes to two classes, the third class is revoked, and the conditions for the second class are correspondingly adjusted. As of September 30, 2024, the Ministry of Housing and Urban-Rural Development of the PRC (the “MOHURD”) has not officially issued the new Qualification Standards of Enterprises in the Construction Industry with respect to such reform matters.

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Qualifications for Construction Design

Pursuant to the Regulations on the Administration of Survey and Design of Construction Projects (promulgated on September 25, 2000, last amended on and taking effect on October 7, 2017) and the Provisions on the Administration of Qualifications for Survey and Design of Construction Projects (promulgated on June 26, 2007, last amended on and taking effect on December 22, 2018), the PRC Government has implemented a system of qualification administration for enterprises engaged in construction survey and design. Enterprises engaged in construction design shall apply for qualification certifications before they undertake construction design activities.

Construction design qualifications are classified into four types and four grades. The four types are comprehensive construction design qualification, industry-specific construction design qualification, specialty construction design qualification, and specialized construction design qualification. In addition, the four classes are Class A, B, C and D. The comprehensive construction design qualification only has Class A. Industry-specific construction design qualification, specialty construction design qualification and specialized construction design qualification are generally categorized into Class A and Class B. Depending on the nature and technical characteristics of the relevant construction engineering projects, there may be an additional Class C for certain industry-specific construction design qualification, specialty construction design qualification and specialized construction design qualification, and additional Class D for specialty construction design qualification.

The scope of work that enterprises are allowed to provide depends on the specific category and class of their certificates. The Qualification Standards of Construction Design (promulgated on March 29, 2007, amended and taking effect on June 16, 2016) sets forth detailed provisions on application requirements of each category and class mentioned above.

Qualifications for Construction Workers

According to the Guiding Opinions of the MOHURD on Strengthen Vocational Training of Construction Workers (promulgated on March 26, 2015 and taking effect on the same day), it expressly stipulates that construction workers shall be qualified to engage in construction industry, accept classified trainings based on vocational skill standards and they all shall be employed with certificates. For workers engaged in technical work, it is required to organize and carry out education and training, theoretical knowledge training and operating skills training on work safety according to the corresponding levels of the occupational skills standards promulgated by the MOHURD; it is required to organize and carry out education and training on work safety for ordinary workers on construction sites. Construction workers shall take up their jobs only upon satisfactory training, for which the training conformity certificate shall be verified and issued by the construction enterprise or training institution. Special operation workers of construction shall accept specialized training and pass the assessment before obtaining qualification certificates for special construction workers from the administrative authority in charge of housing and urban-rural development.

Regulations on Administration of Tender and Bid

According to the Bidding Law of the People’s Republic of China promulgated by the SCNPC on 30 August 1999, amended on 27 December 2017 and taking effect on 28 December 2017, a tender is required for carrying out the following construction projects within the PRC: (i) large-scale infrastructure, public utilities and other projects that relate to general public interests and public security; (ii) projects that are financed in whole or in part by state-owned funds or by the PRC Government; and (iii) projects that are financed by loans or financial aids from international organizations and foreign governments. A bidder shall set out the same in the contract if it intends to, after winning the tender, subcontract part of the non-substantial and non-critical work of the awarded project in accordance with the actual condition of the items set out in the tender document. The successful bidder may, pursuant to an agreement in the contract or upon consent from the tender issuer, subcontract part of the non-substantial and non-critical work of the awarded project to others to complete. Those who accept the subcontract shall fulfill the relevant qualifications and conditions and shall not make any further subcontracts. The successful bidder shall be responsible to the tender issuer for the subcontracted items and those who accepted the subcontract shall assume joint responsibility in respect of the subcontracted items.

The Provisions on Engineering Projects Which Must Be Subject to Bidding promulgated by the NDRC on 27 March 2018 and effective on 1 June 2018 and the Administrative Measures of Bidding for Construction of the House Building and Municipal Infrastructure Projects promulgated by the MOHURD on 1 June 2001 and last amended on 13 March 2019 set out the scope of construction projects which shall be subject to bidding and provide for the specific requirements for bidding. The Provisions on Tender and Bidding of Construction Work for Construction Projects promulgated by the NDRC on 8 March 2003 and amended on 11 March 2013, the Provisions on Tender and Bidding of Survey and Design for Construction Project promulgated on 12 June 2003 and amended on 11 March 2013, and the Regulations on the Implementation of the Bidding Law of the PRC promulgated by the State Council on 20 December 2011 and last amended on 2 March 2019 specify the requirements and procedures for bidding.

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Regulations on Construction Safety

Pursuant to the Construction Law, the Work Safety Law of the People’s Republic of China (promulgated on June 29, 2002, last amended on June 10, 2021 and taking effect on September 1, 2021), the Regulation on the Work Safety Permits (promulgated on January 13, 2004, last amended and taking effect on July 29, 2014), the Regulation on the Administration of Work Safety of Construction Projects (promulgated on November 24, 2003 and taking effect on February 1, 2004), and the Provisions on the Administration of Construction Enterprises’ Work Safety Permits (promulgated on July 5, 2004, amended on January 22, 2015 and taking effect on the same day), and other relevant laws and regulations, construction activities shall ensure the quality and safety of construction projects, and shall comply with national safety standards on construction project. Construction enterprises shall strengthen the administration of construction work safety pursuant to the law, implement work safety responsibility system, and adopt effective measures to prevent the occurrence of fatalities, injuries and other work safety accidents.

Pursuant to the Provisions on the Administration of Construction Enterprises’ Work Safety Permits, constructing enterprises shall be subject to the work safety permit system implemented by the PRC government and apply for a Safety Production Permit. Before undertaking any construction activity, a construction enterprise shall file an application to the competent department of construction at or above the provincial level for a work safety permit. Construction enterprises must not engage in construction activities without work safety permits.

Pursuant to the Regulation on the Administration of Work Safety of Construction Projects, the construction entity shall establish and improve the work safety responsibility system and the work safety education and training system, formulate work safety rules and regulations and operating procedures, conduct regular and special safety inspection of the construction projects undertaken by them, and make records of safety inspections. The main person in charge, the project responsible person and full-time work safety management personnel of the construction entity may only take up their positions after passing the examination by the competent construction administration or other relevant departments.

Regulations on Quality Supervision of Construction Projects

According to the Construction Law, the Fire Control Law of the People’s Republic of China (promulgated on April 29, 1998, last amended and becoming effective on April 29, 2021), the Regulation on the Quality Management of Construction Projects (promulgated on January 30, 2000, last amended and taking effect on April 23, 2019), and the Interim Provisions on the Administration of Review and Acceptance of Fire Protection Designs for Construction Projects (promulgated on August 21, 2023 and taking effect on October 30, 2023), the owners of construction projects, survey entities, design entities, construction entities and project supervision entities shall be liable for the quality of construction projects according to the law. In a general contracting construction project, the general contracting entity is responsible for the quality of the whole construction project. Where one or several of the tasks such as the construction project survey, design, construction or equipment purchase is/are under general contracting, the general contracting entity is responsible for the quality of the construction project contracted by it or equipment purchased by it. Where a general contractor subcontracts the construction project to another entity in accordance with the law, the subcontracting entity is responsible to the general contracting entity for the quality of the project subcontracted to it according to stipulations of the subcontract. The general contracting entity and the subcontracting entity shall bear joint and several liability for the quality of the subcontracted project. Contracting parties should present a quality warranty certificate to the construction project owner when submitting the acceptance inspection report. The quality warranty certificate shall specify the scope, period and responsibilities for the warranty of the construction project.

Pursuant to the Interim Provisions on the Administration of Review and Acceptance of Fire Protection Designs for Construction Projects, the construction enterprise shall organize the construction according to the relevant provisions, standards and the fire protection design documents that have passed the examination or meet the needs of the projects, shall test the quality of the fire protection products, and the construction materials, components, fittings and equipment with fire resistance feature, and ensure the quality of fire protection construction; and shall participate in the completion acceptance of the construction projects and is responsible for the quality of fire protection construction of the construction project.

Regulations on Construction Project Pricing

The Administrative Measures for the Pricing of Construction Project Contracting, issued by the MOHURD on 5 November 2001, amended on 11 December 2013 and effective on 1 February 2014 and the Interim Measures for Settlement of Contract Prices of Construction Projects, issued by the Ministry of Finance and the Ministry of Construction (“MOC”) of the PRC on 20 October 2004, set forth the pricing, valuation methods, the time limit of payment and dispute resolution methods of the construction project.

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Regulations on Priority of Compensation

According to the Civil Code of the PRC (the “PRC Civil Code”) promulgated by the National People’s Congress on 28 May 2020 and became effective on 1 January 2021, if the contract letting party fails to pay the price under the contract, the contractor may urge the said party to pay the price within a reasonable period. If the said party has not made such payments within the specified period, then except where it is not appropriate to conduct a sale at a depreciated price or an auction, due to the nature of the construction project, the contractor may conclude an agreement with the said party to sell the construction project at a depreciated price, or may request a people’s court to auction the project in accordance with the law. The construction project price shall be paid in priority with the proceeds from the liquidation or auction of the project.

Regulations on Environmental Protection

Pursuant to the Construction Law, the Environmental Protection Law of the People’s Republic of China (promulgated on December 26, 1989, amended on April 24, 2014, and taking effect on January 1, 2015), the Law of the People’s Republic of China on the Prevention and Control of Environmental Pollution by Solid Waste (promulgated on October 30, 1995 and last amended on April 29, 2020 and taking effect on September 1, 2020) and the Law of the People’s Republic of China on the Prevention and Control of Noise Pollution (promulgated on December 24, 2021 and taking effect on June 5, 2022), for any project construction which could cause pollution, measures shall be taken by construction enterprises to control the environmental pollution and damage resulting from dust, solid waste materials, noise and vibration resulting from the construction project. The pollution prevention facilities for construction projects shall be designed, constructed and put into operation simultaneously with the main project.

The sanctions imposed for entities in breach of environmental protection laws vary in accordance with the extent of the pollution and the circumstances of the breach. These sanctions include warnings, fines, and remedial actions within prescribed timelines, suspension or cessation of operations. Entities in breach will also be liable to indemnify entities who have suffered losses as a result of the pollution.

Regulations on Intellectual Property Rights

Copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was last amended on November 11, 2020 and became effective on June 1, 2021, provides that Chinese citizens, legal persons or other organizations shall, whether published or not, own the copyright in their copyrightable work, which include, among others, work of literature, art, natural science, social science, engineering technology, and computer software. Copyright owners enjoy certain legal rights, including the right of publication, right of authorship, right of reproduction, and others. The Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, PRC laws and regulations provide for a voluntary registration system administered by the Copyright Protection Center of China, or the CPCC. According to the Copyright Law, an infringer of copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners, and compensating the loss of copyright owner, and others. Infringers of copyrights may also be subject to fines and administrative or criminal liabilities in severe situations.

The National Copyright Administration of the PRC administers software copyright registration, and the CPCC is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants who meet the requirements of both the Software Copyright Registration Measures (Effective in 2002) and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights (Promulgated on December 17, 2012, last amended and taking effect on January 1, 2021) specifies that disseminating work, performances, or audio-video products by the Internet users or the Internet service providers via the Internet without the permission of the copyright owners shall be deemed to infringe the right of dissemination of the copyright owner. The infringer shall bear civil liabilities in accordance with the provisions of the Copyright Law, including ceasing the infringement, eliminating the impact, making a formal apology, and compensating for the losses incurred.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written work, performance or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such work or recordings.

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Trademark

Registered trademarks are protected under the Trademark Law of the PRC, or the Trademark Law, which was promulgated by the SCNPC in August 1982, and was last amended in April 2019, and the Implementation Regulation of the PRC Trademark Law which was adopted by the State Council on August 3, 2002 and amended on April 29, 2014. Trademarks are registered with the Trademark office of the State Intellectual Property Office (the “SIPO”). The PRC Trademark Law adopts a “first-to-file” principle with respect to trademark registration. The application for registration of a trademark may be rejected, if the trademark is identical or similar to another trademark that has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services. The PRC Trademark Law protects existing rights of the obtained trademarks and unregistered trademarks that has already been used and gained a “sufficient degree of reputation.”

According to the Trademark Law of the PRC, the period of validity for a registered trademark is ten (10) years, commencing on the date of registration, which is renewable. The registrant shall go through the formalities for trademark renewal within twelve months prior to the expiration if continued use of the trademark is intended. According to the provisions of the Trademark Law, when the registrant fails to do so, a grace period of six (6) months may be granted. The validity period for a renewed trademark is ten (10) years, commencing on the day immediately following the date of expiration of the last valid period of the trademark. In the absence of a renewal upon expiration, the registered trademark shall be revoked.

The SAMR or its authorized local counterparts shall have the authority to investigate any behavior that infringes the exclusive right of a registered trademark owner in accordance with the Trademark Law. In case of a suspected criminal offense, the case shall be timely referred to a judicial authority and decided according to the applicable laws.

According to the PRC Civil Code, if an offender intentionally infringes upon the intellectual property rights of others and the circumstance is severe, the infringed party shall have the right to request for the corresponding punitive compensation.

Patent

The Patent Law of the PRC, or the Patent Law, was promulgated by the SCNPC on March 12, 1984, last amended on October 17, 2020, and became effective on June 1, 2021. The State Council promulgated the Implementation Rules of the Patent Law of the PRC on June 15, 2001, which was last amended on December 11, 2023 and effective on January 20, 2010. Under the Patent Law and the Implementation Rules of the Patent Law, there are three types of patents in the PRC: invention patent, utility model patent, and design patent. The protection period is twenty (20) years for invention patents, and ten (10) years for utility model patents and fifteen (15) years for design patents, commencing from their respective application dates. Patents in China are filed with the SIPO. Normally, the SIPO publishes an application for an invention patent within eighteen (18) months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

Existing patents can become invalid or partially invalid, due to a variety of reasons, including lack of novelty, lack of creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity, and practical applicability. Under the Patent Law, novelty means an invention or utility model does not fall under any existing technology; and no entity or individual has filed an application with the SIPO with respect to such invention or utility model before the filing date and recorded such invention or utility model in the patent application documents published or in the patent documents announced after the filing date; creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, or a utility model has substantial features and represents progress; while practical applicability means an invention or utility model can be manufactured or used and may produce positive results.

Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by the patent administrative authority and, if it is considered as a crime, shall be held criminally liable in accordance with the applicable laws. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the patent, such revenue shall be distributed among all the co-owners.

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Domain Names

On August 24, 2017, the Ministry of Industry and Information Technology (“MIIT”) promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. Pursuant to the Domain Name Measures, the registration of domain names adopts the “first-to-file” principle, and the registrant shall complete the registration via the domain name registration service institutions. The Domain Name Measures regulate the registration of domain names, such as China’s top-level domain name “.CN.” Applicants for registration of domain names must provide the true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

The China Internet Network Information Center, or the CNNIC, issued the Measures for the Resolution of Country Code Top-Level Domain Name Disputes on June 18, 2019, pursuant to which, in the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to initiate the domain name dispute resolution procedure, and file a suit to the People’s Court, or initiate an arbitration procedure.

Regulations on Labor Protection

Labor Law and Labor Contract Law

The Labor Law of the PRC was promulgated by the SCNPC on July 5, 1994 and was most recently amended on December 29, 2018 (the latest revised version became effective on December 29, 2018). The PRC Labor Contract Law was promulgated by the SCNPC on June 29, 2007 and was amended on December 28, 2012 (the latest revised version became effective from July 1, 2013). The Implementing Regulations of the Labor Contract Law of the PRC were promulgated by State Council and became effective on September 18, 2008. These laws together govern issues in relation to employment contracts, settlement of labor dispute, labor remuneration, protection of occupational safety and healthcare, social insurance and welfare, etc. Written employment contracts must be entered into in order to establish the labor relationship between employers and employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. Employers are also required to pay wages no lower than the local minimum wage standards to their employees. If the payment of employee’s wages at a rate lower than the local minimum wage rate, the labor authority shall order the employer to pay wages and economic compensation to those employees and may also order it to pay compensation.

Social Insurance and Housing Provident Funds

The Social Insurance Law of the PRC, which was promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018, governs the PRC’s social insurance system. According to the Social Insurance Law of the PRC, the Regulations on Occupational Injury Insurance effective as of January 1, 2004 and as amended on December 20, 2010, the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective as of January 1, 1995, and the Interim Regulations concerning the Levy of Social Insurance effective as of January 22, 1999 and most recently amended on March 24, 2019, employers and/or employees (as the case may be) shall register social insurance with competent authorities and contribute required amount of social insurance funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity insurance. Employers who fail to complete social insurance registration shall be ordered by the social insurance administrative authorities to rectify within a stipulated period. If rectification is not made within the stipulated period, such employer shall be subject to a fine ranging from one to three times the amount of the social security premiums payable, and the directly accountable person(s)-in-charge and other directly accountable personnel shall be subject to a fine ranging from RMB500 to RMB3,000. Employers who fail to promptly contribute social insurance premiums in full amount shall be ordered by the social insurance collection agency to make such contributions or make up the difference within a stipulated period and be subject to a late payment fine of 0.05% of the overdue payment from the payment due date. If such overdue payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the amount of the amount in arrears.

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Under the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Council on April 3, 1999 and most recently amended on March 24, 2019, an employer shall make contribution registration with the Housing Provident Fund Management Center and complete the formalities of opening housing provident fund accounts for its employees. If an employer fails to undertake the registration or fails to go through the formalities of opening housing provident fund accounts for its employees, the housing provident fund management center shall order such employer to go through the formalities within a prescribed time limit. Employers who fail to do so within the time limit shall be subject to a fine ranging from RMB10,000 to RMB50,000. If an employer fails to make timely contributions to the housing provident fund in the full amount, the housing provident fund management center shall order such employer to make such contributions or make up the difference within a prescribed time limit. If employers fail to comply within the prescribed time limit, the Housing Provident Fund Management Center may submit an application to a People’s Court for compulsory enforcement.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996, and last amended on August 5, 2008, and various regulations issued by the State Administration of Foreign Exchange(“SAFE”) and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside of the PRC for capital account items, such as direct equity investments, loans, and repatriation of investment, require the prior approval from the SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Proceeds from foreign exchange transactions under the current accounts may be either retained or sold to a financial institution engaged in settlement of foreign exchange and sale of foreign currency pursuant to relevant SAFE rules and regulations. For proceeds from foreign exchange transactions under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement of foreign exchange and sale of foreign currency.

The SAFE Circular No. 59

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment (the “SAFE Circular No. 59”), promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was last amended on December 30, 2019, approval is not required for opening a foreign exchange account and depositing foreign currency into the accounts relating to the direct investments. The SAFE Circular No. 59 also simplified foreign exchange-related registration required for foreign investors to acquire the equity interests of Chinese companies and further improved the administration of foreign exchange settlement for foreign-invested enterprises.

The SAFE Circular 19

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise (the “SAFE Circular No. 19”), which was promulgated by the SAFE on March 30, 2015 and was last amended on March 23, 2023, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign currency-denominated capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign currency-denominated capitals on a discretionary basis. A foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business. Where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first complete domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The SAFE Circular No. 13

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment (the “SAFE Circular No. 13”), effective from June 1, 2015 and amended on December 30, 2019, which cancels the administrative approvals for foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

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The SAFE Circular No. 16

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (the “SAFE Circular No. 16”), which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises (including Chinese-funded enterprises and foreign-invested enterprises, excluding financial institutions) registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for the conversion of foreign currency income under capital account items (including but not limited to foreign currency capital, foreign debts, funds repatriated by overseas listing and others), based on actual business needs, which applies to enterprises registered in the PRC.

The SAFE Circular 28

The Notice of the SAFE on Further Promoting the Convenience of Cross-border Trade and Investment (the “SAFE Circular 28”), which was promulgated by the SAFE and became effective on December 4, 2023, provides that non-investment-purpose foreign-invested enterprises may use capital contributions to make equity investment in the PRC in accordance with laws on the premise that the investment is not in violation of the applicable Negative List and the projects invested are true and in compliance with relevant laws and regulations.

The SAFE Circular 8

The Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business (the “SAFE Circular 8”), which was issued by the SAFE and became effective on April 10, 2020, provides that under the condition that the use of the funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income in the capital account, such as capital funds, foreign debts proceeds, and proceeds from overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment.

The SAFE Circular 37

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (the “SAFE Circular 37”), issued by the SAFE and effective on July 4, 2014, prior to making a capital contribution in a Special Purpose Vehicle (which defines as offshore enterprises established directly or controlled indirectly by PRC residents, including PRC organizations and PRC resident individuals, using assets or interests of PRC enterprises held by them legitimately or overseas assets or interests held by them legitimately for the purposes of investment and financing), the PRC resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investments. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014, as an attachment to the Circular 37.

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Regulations on Dividend Distribution

According to the PRC Company Law, the Foreign Investment Law and Implementation Regulations of Foreign Investment Law, the PRC subsidiary, as a foreign invested enterprise, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the Law of the People’s Republic of China on Enterprise Income Tax (defined as below), the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the Law of the People’s Republic of China on Enterprise Income Tax (promulgated on December 6, 2007 and amended on April 23, 2019 by the State Council), if the non-resident enterprises have not set up institutions or establishments in PRC or have set up institutions or establishments but the income obtained by the said enterprises has no actual connection with the set up institutions or establishments. However, a lower tax rate may be applied if there is a tax treaty concluded between the government of the PRC and a foreign government, such as tax rate of 5% on dividends payments in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied pursuant to the Arrangement between Mainland and Hong Kong for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “SAT Circular 81”), issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties (the “Announcement”), which was issued on February 3, 2018 by the SAT and became effective on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This Announcement further provides that an applicant who intends to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits, which was issued by the SAT on October 14, 2019 and effective on January 1, 2020.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the SCNPC promulgated the Law of the PRC on Enterprise Income Tax, which was most recently amended on December 29, 2018 (the “EIT Law”). Under the EIT Law, both resident enterprises and non-resident enterprises are subject to taxation in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and the Implementing Regulations for the Law of the People’s Republic of China on Enterprise Income Tax, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishments or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

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Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994, which was last amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance (the “MOF”) on December 25, 1993 and last amended on October 28, 2011. The Provisional Regulations of the PRC on Value-added Tax and the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) are collectively referred to as the VAT Law. On November 19, 2017, the State Council promulgated The Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property, and the importation of goods within the territory of the PRC are the taxpayers of VAT. On May 1, 2015, the VAT rates generally applicable are simplified as 17%, 11%, 6%, and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates which became effective on May 1, 2018, the VAT rates are generally simplified as 16%, 10%, 6%, and 0%, and the VAT rate applicable to the small-scale taxpayers is still 3% according to the Provisional Regulations of the PRC on Value-added Tax. Pursuant to the Announcement on Policies for Deepening the VAT Reform promulgated by the MOF, SAT, General Administration of Customs on March 20, 2019 and took effect on April 1, 2019, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. If a small-scale taxpayer’s total monthly sales amount does not exceed RMB100 thousand and its quarterly sales volume does not exceed RMB300 thousand, the VAT will be exempted.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises (the “SAT Circular 7”), which was most recently amended on December 29, 2017. Pursuant to the SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonably commercial purpose and is established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonably commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure, and others. According to the SAT Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax (the “SAT Circular 37”, amended on June 15, 2018) which further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises.

Regulations on Mergers & Acquisitions

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission (the “CSRC”) promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and were revised on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

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The M&A Rules further requires that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008 and amended on September 18, 2018, are triggered. Moreover, the Anti-Monopoly Law, which was promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 and amended on June 24, 2022, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds be cleared by the MOFCOM before they can be completed.

Regulations on Overseas Offering and Listings

Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies

On February 17, 2023, the CSRC, announced the Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), and five supporting guidelines which came into effect on March 31, 2023. The Trial Measures redefine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Pursuant to the Trial Measures, we are required to file with the CSRC within three (3) working days following the submission of an initial public offering or listing application. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, and (ii) companies (a) 50% or more of the whose operating revenue, total profit, total assets or net assets as documented in its audited combined and consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies; and (b) the main parts of whose business activities are conducted in PRC, or its main places of business are located in PRC, or the senior managers in charge of its business operations and management are mostly PRC citizens or domiciled in PRC. Where a PRC domestic company seeks to indirectly offer and list securities on overseas markets, the issuer shall designate a major domestic operating entity as the domestic responsible entity, which shall file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. According to the Trial Measures, if an issuer fails to fulfill the filings, or offer and list securities on an overseas market in violation of these measures, the CSRC will order rectification, issue warnings, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Persons directly in charge and other individuals directly responsible will be warned and fined between RMB500,000 and RMB5,000,000. Controlling shareholders and actual controllers of the domestic company who organize or instruct these violations will be fined between RMB1,000,000 and RMB10,000,000.

Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies

On February 24, 2023, the CSRC, the MOF, and National Administration of State Secrets Protection and the National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration in Overseas Issuance and Listing of Securities (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements, and procedures relating to provision of documents, materials, and accounting archives for securities companies, securities service providers, overseas regulators, and other entities and individuals in connection with overseas offering and listing. Domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies or harm national security and public interest. A domestic company shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Working papers produced in mainland China by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in PRC. Where such documents need to be transferred or transmitted to jurisdictions outside of PRC, relevant approval procedures stipulated by regulations shall be followed.

Regulations on Leasing

Law on Administration of Urban Real Estate of the People’s Republic of China

Pursuant to the Law on Administration of Urban Real Estate of the People’s Republic of China promulgated by the SCNPC on July 5, 1994 and last amended on August 26, 2019 and became effective on January 1, 2020, when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing such provisions as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department.

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PRC Civil Code

According to the PRC Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where a lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Administrative Measures for Leasing of Commodity Housing

On December 1, 2010, the Ministry of Housing and Urban-Rural Development promulgated the Administrative Measures for Leasing of Commodity Housing, which became effective on February 1, 2011. According to the Administrative Measures for Leasing of Commodity Housing, landlords and tenants are required to enter into lease contracts which should generally contain specified provisions, and lease contracts should be registered with the relevant construction or property authorities at municipal or county level within thirty (30) days after its conclusion. If the landlords and tenants fail to go through the registration procedures, both landlords and tenants may be subject to fines. If the lease contract is extended or terminated or if there is any change to the registered items, the landlord and the tenant are required to effect alteration registration, extension of registration or deregistration with the relevant construction or property authorities within thirty (30) days after the occurrence of such extension, termination or alteration.

Regulations on Stock Incentive Plans

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, individuals participating in any stock incentive plan of any overseas publicly listed company who are PRC citizens or non-PRC citizens who reside in mainland China for a continuous period of not less than one year, subject to a few exceptions are required to register with SAFE or its local branches and complete certain other procedures through a domestic qualified agent, which could be a mainland China subsidiary of such overseas listed company, and complete certain other procedures. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agents must, on behalf of PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in PRC opened by the PRC agents before distribution to such PRC residents. Under the Circular of the State Administration of Taxation on Issues Concerning Individual Income Tax in Relation to Equity Incentives which was promulgated by the SAT and took effect from August 24, 2009, and last amended on April 18, 2011 with effective date of May 1, 2011, listed companies and their domestic organizations shall, according to the individual income tax calculation methods for “wage and salary income” and stock option income, lawfully withhold and pay individual income tax on such income.

Regulations Related to Cybersecurity, Data Security and Personal Information Protection

Cybersecurity Law

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law of the People’s Republic of China, or the Cybersecurity Law, which took effect on June 1, 2017. It requires that a network operator, which includes, among others, internet services providers, take technical measures and other necessary measures to safeguard the safe and stable operation of the networks, effectively respond to the network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Cybersecurity Law stipulated that: (i) keeping all user information collected strictly confidential and setting up a comprehensive user information protection system; (ii) abiding by the principles of legality, rationality and necessity in the collection and use of user information and disclosure of the rules, purposes, methods and scopes of collection and use of user information; and (iii) protecting users’ personal information from being leaked, tampered with, destroyed or provided to third parties. Any violation of the provisions and requirements under the Cybersecurity Law and other related regulations and rules may result in administrative liabilities such as warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, and shutting down of websites, or, civil liabilities, in severe cases, criminal liabilities.

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Data Security Law

On June 10, 2021, the SCNPC promulgated the Data Security Law of People’s Republic of China, which became effective on September 1, 2021. It is formulated so as to regulate the handling of data, ensure data security, promote the development and exploitation of data, protect the legitimate rights and interests of citizens and organizations, and preserve state sovereignty, security, and development interests. The law stipulates that the carrying out of data handling activities shall obey laws and regulations, respect social mores and ethics, comply with commercial ethics and professional ethics, be honest and trustworthy, perform obligations to protect data security, and undertake social responsibility; it must not endanger national security, the public interest, or individuals’ and organizations’ lawful rights and interests.

Cybersecurity Review Measures

On December 28, 2021, the Cyberspace Administration of China, or the CAC, together with other relevant administrative departments, jointly promulgated the Cybersecurity Review Measures (2021) which became effective from February 15, 2022. According to the Cybersecurity Review Measures, an Internet platform operator who possesses personal information of more than 1 million users shall apply for cybersecurity review before listing of the Internet platform operator’s securities in a foreign country, and the relevant governmental authorities may initiate cybersecurity review if such governmental authorities consider relevant network products or services and data processing affect or may affect national security.

Personal Data Protection Law

The Personal Data Protection Law of China was released by the SCNPC on August 20, 2021, which become effective on November 1, 2021. It stipulates the scope of personal information and the ways of processing personal information, establishes rules for processing personal information and for transfer offshore, and clarifies the individual’s rights and the processor’s obligations in the processing of personal information.

Provisions on Promoting and Regulating Cross-border Data Transfer

The Provisions on Promoting and Regulating Cross-border Data Transfer, which was promulgated by the CAC on March 22, 2024 and came into effect on the same day, any data processor which exports personal information shall apply for a security assessment, including any of the following circumstances: (1) personal information and important data will be provided overseas by any operator of critical information infrastructure; (2) important data will be provided overseas by any data processor other than an operator of critical information infrastructure, or personal information of more than 1,000,000 individuals in aggregate (excluding sensitive personal information) or sensitive personal information of more than 10,000 individuals in aggregate has been provided overseas since January 1 of the current year. If personal information of more than 100,000 individuals but less than 1,000,000 individuals in aggregate (excluding sensitive personal information) or sensitive personal information of less than 10,000 individuals in aggregate has been provided overseas by any data processor other than an operator of critical information infrastructure since January 1 of the current year, standard contracts for personal information transfer shall be entered into with the overseas receivers or the certification of personal information protection shall be passed in accordance with the law.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Room 2009, Building A, Times Fortune World, No.1 Hangfeng Road, Fengtai District, Beijing, China 100070.

Directors and Executive Officers	Age	Position
Jiaqi Hu	62	Chairman of the Board of Directors and Chief Executive Officer
Jinying Wang	53	Director
Yuling Bai	54	Independent Director
Zhaobo Liu	64	Independent Director
Airu Chen	48	Chief Financial Officer

Mr. Jiaqi Hu is our founder and has served as the chairman of our board of director since August 2023 and our chief executive officer since January 2024. Mr. Hu is a certified senior engineer and a registered first-class construction engineer in China. Mr. Hu is a well-achieved serial entrepreneur and has founded various large companies in the construction, technology and venture capital industries since January 1994, including Julong Online (Beijing) Technology Development Co., Ltd., Beijing Yihai Construction Engineering Co., Ltd., Shanghai Zhuangling Construction Engineering Co., Ltd., Shanghai Jianshouzhe Technology Development Co., Ltd., Shenzhen Zhongziyuan Creative Technology Co., Ltd., Beijing Huiju Tianxia Investment Co., Ltd. and Beijing Jinxiujiang Investment Co., Ltd. From July 1983 to December 1993, Mr. Hu held various positions at the State Bureau of Building Materials Industry and its affiliated research institutions and enterprises with his last position as the general manager and senior engineer. Mr. Hu was awarded the Second Prize of the Science and Technology Progress Award in the Building Materials Industry by the State Bureau of Building Materials Industry in China in 1988. Mr. Hu received his bachelor’s degree in engineering from Northeastern Institute of Technology (now known as Northeastern University) in July 1983.

Ms. Jinying Wang has served as our director since March 2024. Since August 2021, Ms. Wang has served as the chairman of the board of directors of Beijing Yihai Construction Engineering Co., Ltd. From June 2020 to July 2021, Ms. Wang served as the legal representative of Beijing Yihai Construction Engineering Co., Ltd. From May 1996 to May 2020, Ms. Wang held various positions at Beijing Jianlei International Decorative Construction Co., Ltd. with her last position as an audit director.

Ms. Yuling Bai has served as our independent director since January 2024. Since September 1995, Ms. Bai has held various positions successively at Beijing Institute of Fashion Technology School of Business, including lecturer, associate professor, professor, and department director. From June 2006 to February 2009, Ms. Bai was a visiting scholar at Michigan State University, and from September 2005 to January 2006, Ms. Bai was a visiting scholar at Liverpool John Moores University. Ms. Bai received her bachelor’s degree and master’s degree in economics from Beijing Business School (now known as Beijing Technology and Business University) in July 1992 and July 1995, respectively, and she received her doctor’s degree in management from Capital University of Economics and Business in June 2010.

Mr. Zhaobo Liu has served as our independent director since January 2024. Since April 2020, Mr. Liu has served as the chief technology officer at Hande Intelligent Electrical Application Manufacturing Co., Ltd., and since May 1989, he has served as an external professor of Hunan Institute of Science and Technology. From May 1986 to March 2020, Mr. Liu held various positions at the State Grid Yueyang Power Supply Co., Ltd. with his last position as the deputy chief engineer. From June 1982 to April 1986, Mr. Liu served as a factory designer and engineer at the Seventh Design Institute of the PRC Ministry of Machinery Industry. Mr. Liu received his bachelor’s degree in engineering from Hunan University in July 1982.

Ms. Airu Chen has served as our chief financial officer since January 2024. From March 2022 to May 2023, Ms. Chen served as the chief financial officer of Beijing Yihai Construction Engineering Co., Ltd. From February 2009 to February 2022, Ms. Chen served as the chief financial officer of Beijing Jianlei International Decorative Construction Co., Ltd. From August 2001 to December 2008, Ms. Chen held various positions at TAXI Magazine with her last position as the general ledger accountant. Ms. Chen received her bachelor’s degree in accounting from Renmin University of China in July 2001.

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Board of Directors

Our board of directors consists of four directors, including two executive directors and two independent directors. The directors may from time to time at their discretion exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. Subject to the rules of Nasdaq Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with us is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Yuling Bai, Zhaobo Liu and Jinying Wang, and is chaired by Yuling Bai. Yuling Bai and Zhaobo Liu satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Yuling Bai qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm; and

●	reporting regularly to the board of directors.

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Compensation Committee. Our compensation committee consists of Yuling Bai and Zhaobo Liu, and is chaired by Yuling Bai. Yuling Bai and Zhaobo Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

●	approving and overseeing the total compensation package for our executives other than the most senior executives;

●	reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Yuling Bai and Zhaobo Liu, and is chaired by Zhaobo Liu. Yuling Bai and Zhaobo Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

●	selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain circumstances have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;
●	declaring dividends and distributions;
●	appointing officers and determining the term of office of the officers and remuneration;
●	exercising the borrowing powers of our company and mortgaging the property of our company; and
●	approving the transfer of shares in our company, including the registration of such shares in our register of members.

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Terms of Directors and Officers

Pursuant to our post-offering memorandum and articles of association, our board of directors may, by the affirmative vote of a simple majority of the directors, which shall include the affirmative vote of the chairman of the board, present and voting at a board meeting, or our company may by ordinary resolution appoint any person to be a director. The board of directors may, by the affirmative vote of a simple majority of the remaining directors which shall include the affirmative vote of the chairman of the board present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors. A director may be removed from office by ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by special resolution), notwithstanding anything in our post-offering articles of association or in any agreement between our company and such director (but without prejudice to any claim for damages under such agreement).

Our officers are elected by and serve at the discretion of our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified period of time. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with an advance written notice. The executive officer may resign at any time with thirty (30) days advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

Compensation of Directors and Executive Officers

For the fiscal year ended September 30, 2024, we paid an aggregate of approximately RMB91,800 (US$13,081) in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by the PRC law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with the rules of the Nasdaq Stock Market, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. The percentage of beneficial ownership of our ordinary shares immediately after the completion of this offering is based on ordinary shares that will be issued and outstanding which includes (i) 20,011,132 ordinary shares outstanding as of the date of this prospectus; and (ii) 1,250,000 Class A ordinary shares issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares.

	Ordinary shares beneficially owned prior to this offering**			Ordinary shares beneficially owned after this offering**
	Ordinary shares	% of total ordinary shares	% of aggregate voting power†	Class A ordinary shares	Class B ordinary shares	% of total ordinary shares on an as-converted basis	% of aggregate voting power†
Directors and Executive Officers*
Jiaqi Hu (1)(3)	19,200,000	95.9%	95.9%	10,000,000	10,000,000	94.1%	99.4%
Jinying Wang	—	—	—	—	—	—	—
Yuling Bai	—	—	—	—	—	—	—
Zhaobo Liu	—	—	—	—	—	—	—
Airu Chen	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	19,200,000	95.9%	95.9%	10,000,000	10,000,000	94.1%	99.4%
Principal Shareholders:
Datongyi Holding Limited (1)(2)(3)	20,000,000	99.9%	99.9%	10,000,000	10,000,000	94.1%	99.4%

Notes:

*	Except as otherwise indicated below, the business address of our directors and executive officers is Room 2009, Building A, Times Fortune World, No.1 Hangfeng Road, Fengtai District, Beijing, China 100070.

**	Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

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(1)	Represents 20,000,000 ordinary shares held by Datongyi Holding Limited, a British Virgin Islands company, of which 96.0% of the equity interests are held by Qiren Holding Limited, a British Virgin Islands company, which is wholly owned by Hushi Holding Limited, a British Virgin Islands company wholly owned by Mr. Jiaqi Hu. The registered address of Datongyi Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The registered address of Qiren Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The registered address of Hushi Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(2)	4.0% equity interests of Datongyi Holding Limited are held by Yueshan Holding Limited, a British Virgin Islands company, which is wholly owned by Shishi Holding Limited, a British Virgin Islands company wholly owned by Mr. Mingjian Shi. The registered address of Datongyi Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The registered address of Yueshan Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The registered address of Shishi Holding Limited is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(3)	Mr. Jiaqi Hu and Mr. Mingjian Shi entered into an acting-in-concert agreement, effective from May 30, 2025, which provided that, among others, Mr. Mingjian Shi shall take any action, including but not limited to vote, or cause to be voted, all of the shares of any entity of our company held by his or his holding vehicles, or over which he has voting power or control, in accordance with the instructions of Mr. Jiaqi Hu. As such, as of the date of this prospectus, Mr. Jiaqi Hu holds an aggregate of 95.9% of the total ordinary shares and aggregate voting power of Julong Holding Limited indirectly. Upon the completion of this offering, Mr. Jiaqi Hu will beneficially own 94.1% o four total issued and outstanding of total ordinary shares on an as-converted basis and represent 99.4% of the aggregated voting power.

As of the date of this prospectus, none of our ordinary shares is held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for historical changes in our major shareholders.

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RELATED PARTY TRANSACTIONS

Transaction with Certain Related Parties

In the fiscal years ended September 30, 2022, 2023 and 2024, and as of the date of this prospectus, we entered into certain related party transactions as set forth below.

Capital injection by Beijing Huiju Tianxia Investment Co., Ltd. On August 18, 2023, Beijing Huiju Tianxia Investment Co., Ltd., the then sole shareholder of Julong Online injected RMB25,000 thousand (US$3,462 thousand) into Julong Online.

Acquisition of Julong Online. In December 2023, Beijing Junxinyuan obtained 99.0% equity interests of Julong Online with consideration of RMB59,098,500 from Beijing Huiju Tianxia Investment Co., Ltd.

Transactions with Beijing Jianlei International Decoration Engineering Co., Ltd. For the fiscal years ended September 30, 2022, 2023 and 2024, Beijing Jianlei International Decoration Engineering Co., Ltd, a company controlled by Mr. Jiaqi Hu, our founder, chairman and chief executive officer, outsourced contracts to provide engineering solutions of intelligent projects for some customers to us for an aggregate amount of RMB14,205 thousand, RMB64,897 thousand, and RMB71,613 thousand (US$10,205 thousand), respectively. From October 1, 2024 to the day of the prospectus, Beijing Jianlei International Decoration Engineering Co., Ltd. outsourced contracts to provide engineering solutions of intelligent projects for some customers to us for an aggregate amount of RMB37,493 thousand (US$5,343 thousand). We had balance of accounts receivable (net of allowance) due from Beijing Jianlei International Decoration Engineering Co., Ltd. in an aggregate amount of RMB20,063 thousand, RMB20,841 thousand, RMB4,525 thousand (US$645 thousand) as of September 30, 2022, September 30, 2023 and September 30, 2024, respectively. We had balance of amount due to Beijing Jianlei International Decoration Engineering Co., Ltd. for RMB13,894 thousand (US$1,980 thousand) as of September 30, 2024.

Transactions with Beijing Yihai Construction Engineering Co., Ltd. For the fiscal year ended September 30, 2023 and 2024, we purchased services from Beijing Yihai Construction Engineering Co., Ltd., a company controlled by Mr. Jiaqi Hu, our founder, chairman and chief executive officer, for amount of RMB87 thousand, and RMB116 thousand (US$17 thousand), respectively. From October 1, 2024 to the day of the prospectus, we purchased services from Beijing Yihai Construction Engineering Co., Ltd. for an aggregate amount of RMB48 thousand (US$7 thousand). We had amount due to Beijing Yihai Construction Engineering Co., Ltd. in an aggregate amount of RMB87 thousand and RMB203 thousand (US$29 thousand), as of September 30, 2023 and September 30, 2024, respectively.

Transaction with Beijing Huiju Tianxia Investment Co., Ltd. Beijing Huiju Tianxia Investment Co., Ltd. made a payment of RMB350 thousand (US$50 thousand) for legal fees incurred in connection with this offering to Beijing Dacheng Law Firm on behalf of Julong Online. We had amount due to Beijing Huiju Tianxia Investment Co., Ltd. for RMB350 thousand (US$50 thousand) as of September 30, 2024. The same amount was included in deferred offering costs.

Private Placements

See “Description of Share Capital — History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

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DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company limited by shares and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Act (Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 20,011,132 ordinary shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are fully paid.

We have adopted an amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association, and which will become effective immediately upon completion of this offering and replace the current memorandum and articles of association in its entirety and our authorized share capital will be changed into US$50,000 divided into 250,000,000 Class A ordinary shares of a par value of US$0.0001 each and 250,000,000 Class B ordinary shares of a par value of US$0.0001 each. Following the completion of this offering, 11,261,132 Class A ordinary shares and 10,000,000 Class B ordinary shares will be issued and outstanding, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. The following are summaries of material provisions of our post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Our Post-offering Memorandum and Articles of Association

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

General. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and to our post-offering memorandum and articles of association.

Conversion. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B ordinary share delivering a written notice to our company that such holder elects to convert a specified number of Class B ordinary share into Class A ordinary share. In no event shall Class A ordinary share be convertible into Class B ordinary share. Any conversion of Class B ordinary shares into Class A ordinary shares pursuant to our post-offering memorandum and articles of association shall be effected by means of the re-designation and re-classification of each relevant Class B ordinary share as a Class A ordinary share.

Voting Rights. Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all resolutions submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, and each Class B ordinary share shall be entitled the holder thereof to twenty (20) votes on all matters subject to a vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

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One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present, shall be a quorum for all purposes. An annual general meeting may (but shall not be obliged to) hold in each calendar year. The chairman or the directors (acting by a resolution of the board) may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to an extraordinary general meeting. Advance notice of at least seven calendar days is required for the convening of any general meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative votes of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting, while a special resolution requires the affirmative votes of no less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution is required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Shares. Subject to the restrictions of our post-offering amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Stock Market or such other form as approved by our directors in their absolute discretion.

Our directors may, in their absolute discretion, decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and (e) a fee of such maximum sum as the Nasdaq Stock Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged with our company, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our directors may, in their absolute discretion, from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in calendar any year.

Liquidation. If our company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise.

Calls on Shares and Forfeiture of Shares. Subject to the terms of the allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares, and each shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to us at the time or times so specified the amount called on such shares. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

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Redemption, Repurchase and Surrender of Shares. Subject to the provisions of the Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at our option or at the option of the holders, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company is able to, immediately following the date on which the payment is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (save for our amended and restated memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders). See “Where You Can Find Additional Information.”

Changes in Capital. We may by ordinary resolution:

●	increase our share capital by new shares of such amount as we think expedient;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our shares, or any of them into shares of an amount smaller than that fixed by our memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Subject to the Companies Act and our post-offering amended and restated memorandum and articles of association, we may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorizes our board of directors may issue from time to time, out of the authorized share capital of our company (other than the authorized but unissued ordinary shares), series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, the directors may by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

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(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)	whether the preferred shares of such series shall be subject to redemption by our company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the shareholders upon the liquidation of our company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by our company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of our company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations, and restrictions thereof.

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to determine the terms and rights of such preferred shares without approval of our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exclusive Forum. Our post-offering memorandum and articles of association provide that, unless our company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the U.S., regardless of whether such legal suit, action, or proceeding also involves parties other than us. However, the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the U.S., and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the choice of forum provision contained in our post-offering memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association may limit a security-holder’s ability to bring a claim against us, our directors and officers, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits.

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Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members with the addition of, in the case of a company having a capital divided into shares, a statement of the shares held by each member, and the statement shall (i) distinguish each share by its number (so long as the share has a number); (ii) confirm the amount paid, or agreed to be considered as paid on the shares of each member; (iii) confirm the number and category of shares held by each member; and (iv) confirm whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us in this offering. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

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Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of United Kingdom. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

Reconstructions and amalgamations may be approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting member has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that (i) the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with, (ii) the members have been fairly represented at the meeting in question, (iii) the transaction is such as a businessman would reasonably approve and (iv) the transaction is not one that would more properly be sanctioned under some other provisions of the Companies Act or that would amount to a “fraud on the minority”. If the transaction is approved, no dissenting member would have any rights comparable to the appraisal rights (namely the right to receive payment in cash for the judicially determined value of his shares), which may be available to dissenting members of corporations in other jurisdictions.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so accepted unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

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●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our post-offering memorandum and articles of association provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director needs not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

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The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that the chairman or the directors (acting by a resolution of the board) may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our company. A shareholders’ requisition is a requisition of members holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of our company.

As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provides that we may (but shall not be obliged to) in each calendar year to hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notice calling it.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, a director may be removed from office by an ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by a special resolution), notwithstanding anything in our articles of association or in any agreement between our company and such director (but without prejudice to any claim for damages under such agreement).

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

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Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, whenever the capital of our company is divided into different class, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On August 7, 2023, we issued one ordinary share to ICS Corporate Services (Cayman) Limited. On the same date, ICS Corporate Services (Cayman) Limited transferred one ordinary share to Datongyi Holding Limited. On the same date, we issued 9,999 ordinary shares of a par value of US$0.0001 each, to Datongyi Holding Limited.

On February 21, 2024, we issued 19,990,000 ordinary shares of a par value of US$0.0001 each, to Datongyi Holding Limited.

On the same date, we issued 11,132 ordinary shares of a par value of US$0.0001 each, to Wushi Holding Limited.

The above issuances were exempt from registration under Section 4(a)(2) of the Securities Act since they were transactions by an issuer not involving any public offering.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 21,261,132 issued and outstanding ordinary shares, including (i) 1,250,000 Class A ordinary shares offered in this offering, or approximately 5.9% of our issued and outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares; and (ii) 10,011,132 Class A ordinary shares and 10,000,000 Class B ordinary shares. All of the Class A ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our Class A ordinary shares. Prior to this offering, there has been no public market for our Class A ordinary shares. Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “JLHL.” However, we cannot assure you that a regular trading market will develop for our Class A ordinary shares.

Lock-Up Agreements

We, our directors and executive officers and certain of our existing shareholders have agreed, subject to certain exceptions, for a period of 180 days from the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our Class A ordinary shares or securities that are substantially similar to our Class A ordinary shares, including, but not limited to, any options to purchase our Class A ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A ordinary shares or any such substantially similar securities without the prior written consent of the representatives of the underwriters.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A ordinary shares may dispose of significant numbers of our Class A ordinary shares in the future. We cannot predict what effect, if any, future sales of our Class A ordinary shares, or the availability of Class A ordinary shares for future sale, will have on the trading price of our Class A ordinary shares from time to time. Sales of substantial amounts of our Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares.

Rule 144

All of our Class A ordinary shares outstanding prior to this offering upon the completion of this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three months period a number of restricted shares that does not exceed the greater of the following:

●	1% of our then total issued and outstanding Class A ordinary shares, in the form of Class A ordinary shares or otherwise, which will equal 112,611 Class A ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares (or approximately 114,486 Class A ordinary shares if the underwriters in full their option to purchase additional Class A ordinary shares); or

●	the average weekly trading volume of our ordinary shares in the form of the same class on Nasdaq or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited transactions. They are also subject to other manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Class A ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares of common stock may be sold in some manner outside the United States without requiring registration in the United States.

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TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands legal counsel; to the extent it relates to PRC tax law, it is the opinion of Beijing Dacheng Law Offices, LLP, our counsel as to PRC law.

People’s Republic of China Taxation

Under the EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued SAT Bulletin 45 (lastly revised in 2018) to provide more guidance on the implementation of SAT Circular 82. On January 29, 2014, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Determination of Resident Enterprises on the Basis of Their Actual Management Bodies that provides more guidance on the implementation of Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

We believe that we do not meet all of the criteria described above. We believe that neither we nor our subsidiaries outside of China are PRC tax resident enterprises, because neither we nor they are controlled by a PRC enterprise or PRC enterprise group, and because our records and their records (including the resolutions of the respective boards of directors and the resolutions of shareholders) are maintained outside the PRC. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” when applied to our offshore entities, we may be considered as a resident enterprise and therefore may be subject to PRC enterprise income tax at 25% on our worldwide income. In addition, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, dividends we pay to non-PRC holders may be subject to PRC withholding tax, and gains realized on the sale or other disposition of Class A ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

If we are considered a “non-resident enterprise” by the PRC tax authorities, the dividends we receive from our PRC subsidiaries will be subject to a 10% withholding tax. The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the Arrangement Between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, the dividend withholding tax rate may be reduced to 5%, if a Hong Kong resident enterprise that receives a dividend is considered a non-PRC tax resident enterprise and holds at least 25% of the equity interests in the PRC enterprise distributing the dividends, subject to approval of the PRC local tax authority. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. Accordingly, Hong Kong Changfeng Holding Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries if it satisfies the relevant conditions under tax rules and regulations, and obtains the approvals as required.

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Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares, nor will gains derived from the disposal of our Class A ordinary shares be subject to Cayman Islands income or corporation tax.

U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. Federal income tax considerations relevant to the acquisition, ownership, and disposition of our Class A ordinary shares by U.S. Holders (as defined below) that will hold our Class A ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our stock; investors that will hold their Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; investors that have a functional currency other than the U.S. dollar), or holders that acquire Class A ordinary shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on stock repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in Class A ordinary shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our Class A ordinary shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement which is treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our Class A ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement which is treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement which is treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our Class A ordinary shares should consult their tax advisors regarding the tax consequences of an investment in the Class A ordinary shares.

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Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC or other tax withheld) paid on our Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our Class A ordinary shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

A non-corporate U.S. Holder generally may be subject to tax at preferential tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our stock is readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC tax resident enterprise under the PRC tax law, we are eligible for the benefit of the comprehensive United States-PRC income tax treaty, or the “Treaty”, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. U.S. holders are urged to consult their own tax advisors regarding the availability of the preferential rate for any dividends paid with respect to our Class A ordinary shares.

In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our Class A ordinary shares, as described under “Taxation—People’s Republic of China Taxation”. If we are deemed to be a PRC tax resident enterprise, you may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares may be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our Class A ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our Class A ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such Class A ordinary shares. Any capital gain or loss will be long-term capital gain or loss if you have held the Class A ordinary shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, gain from the disposition of the Class A ordinary shares may be subject to tax in the PRC, as described under “Taxation—People’s Republic of China Taxation”. If such income were treated as U.S.-source income for foreign tax credit purposes, you might not be able to use the foreign tax credit arising from any tax imposed on the sale, exchange, or other taxable disposition of our Class A ordinary shares unless such credit could be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. However, if PRC tax were to be imposed on any gain from the disposition of our Class A ordinary shares, if you are eligible for the benefits of the Treaty, you generally may be able to treat such gain as foreign-source income. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and earnings of any other corporation or partnership (or entity which is treated or elects to be treated as a partnership for U.S. federal income tax purposes) in which we own, directly or indirectly, more than 25% (by value) of the stock or interests.

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Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our current taxable year or the foreseeable future. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our current taxable year or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our Class A ordinary shares even if we cease to qualify as a PFIC under the rules set forth above.

If we are a PFIC for any taxable year during which you hold our Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our Class A ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A ordinary shares;

●	amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

●	amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the Class A ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A ordinary shares as of the close of your taxable year over your adjusted basis in such Class A ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class A ordinary shares, as well as to any loss realized on the actual sale or disposition of the Class A ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the Class A ordinary shares will be listed on the Nasdaq Capital Market, which is a qualified exchange for these purposes. If the Class A ordinary shares are regularly traded, and the Class A ordinary shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

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Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our Class A ordinary shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the Class A ordinary shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our Class A ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our Class A ordinary shares, if such Class A ordinary shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our Class A ordinary shares, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PROSPECTIVE INVESTORS IN THE CLASS A ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM OWNING OR DISPOSING THE CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL, NON-US JURISDICTION, OR ANY INCOME TAX TREATY, AND ESTATE, GIFT AND INHERITANCE LAWS.

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UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriter, US Tiger Securities, Inc., has agreed to purchase, and we have agreed to sell to it, the number of Class A ordinary shares indicated below:

Underwriter	Number of Class A Ordinary Shares
US Tiger Securities, Inc.	1,250,000
Total	1,250,000

The underwriter is offering the Class A ordinary shares subject to its acceptance of the Class A ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the Class A ordinary shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the Class A ordinary shares offered by this prospectus if any such Class A ordinary shares are taken. However, the underwriter is not required to take or pay for the Class A ordinary shares covered by the underwriter’s option to purchase additional Class A ordinary shares described below.

Over-Allotment Option

We have granted to the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to 15% additional Class A ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. If the underwriter exercises this option, it will be obligated, subject to specified conditions, to purchase a number of additional Class A ordinary shares proportionate to the underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriter sells more Class A ordinary shares than the total number set forth on the cover page of this prospectus.

Discounts and Expenses

The underwriter will offer the Class A ordinary shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of US$0.28 per Class A ordinary share. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the underwriter. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriter as stated herein, subject to its receipt and acceptance and subject to its right to reject any order in whole or in part.

The underwriting discounts are equal to 7.0% of the initial public offering price set forth on the cover page of this prospectus.

The following table shows the per ordinary share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 187,500 Class A ordinary shares.

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Full Exercise of Over-Allotment Option
Initial public offering price	US$	4.00	US$	5,000,000.00	US$	5,750,000.00
Underwriting discounts to be paid by us	US$	0.28	US$	350,000.00	US$	402,500.00
Proceeds, before expenses, to us	US$	3.72	US$	4,650,000.00	US$	5,347,500.00

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We have agreed to pay to the underwriter a non-accountable fee of 1% of the aggregate offering amount upon closing of this offering.

We have also agreed to reimburse the underwriter up to a maximum of US$300,000 for our-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below).

We paid an expense deposit of US$100,000 to the underwriter, following the execution of an engagement letter between us and the underwriter for the underwriter’s anticipated out-of-pocket expenses; any expense deposit will be returned to us to the extent the underwriter’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Our Class A ordinary shares have been approved for listing on Nasdaq Stock Market under the symbol “JLHL.”

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Right of First Refusal

We have agreed to grant the underwriter the right to participate as the lead or managing underwriter, exclusive placement agent, exclusive financial advisor or any other similar capacity, for a registered, underwritten public offering of securities or a private placement of securities during such twelve (12) months period following the effective date of the Registration Statement, for us or any of our successors or any subsidiary under customary terms. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three (3) years from the date of commencement of sales of this offering or the termination date of the engagement between us and the underwriter.

Lock-Up Agreements

We have agreed not to, subject to certain exceptions, for a period of 180 days from the date of this prospectus, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Class A ordinary shares or securities that are substantially similar to our Class A ordinary shares, including but not limited to any options to purchase our Class A ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriter.

Furthermore, each of our directors and executive officers, and our existing beneficial owners of 5% or more of our issued and outstanding Class A ordinary shares will enter into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our Class A ordinary shares and securities that are substantially similar to Class A our ordinary shares.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our Class A ordinary shares. The initial public offering price of the Class A ordinary shares is determined by negotiation between us and the underwriter. Among the factors considered in determining the initial public offering price of the Class A ordinary shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of Class A ordinary shares to selling group members for sale to its online brokerage account holders. The Class A ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

133

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A ordinary shares. Specifically, the underwriter may sell more Class A ordinary shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Class A ordinary shares available for purchase by the underwriter under option to purchase additional Class A ordinary shares. The underwriter can close out a covered short sale by exercising the option to purchase additional Class A ordinary shares or purchasing Class A ordinary shares in the open market. In determining the source of Class A ordinary shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of Class A ordinary shares compared to the price available under the option to purchase additional Class A ordinary shares. The underwriter may also sell Class A ordinary shares in excess of the option to purchase additional Class A ordinary shares, creating a naked short position. The underwriter must close out any naked short position by purchasing Class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter may also impose a penalty bid. This occurs when an underwriter or dealer repays selling concessions allowed to it for distributing our Class A ordinary shares in this offering because such underwriter repurchases those Class A ordinary shares in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, our Class A ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq Stock Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our Class A ordinary shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A ordinary shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A ordinary shares, where action for that purpose is required. Accordingly, the Class A ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Stamp Taxes

If you purchase Class A ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

134

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of Class A ordinary shares by us. With the exception of the SEC registration fee, Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$	881
Nasdaq entry and listing fee	US$	50,000
Financial Industry Regulatory Authority Inc. filing fee	US$	2,225
Printing and engraving expenses	US$	49,900
Legal fees and expenses	US$	389,001
Accounting fees and expenses	US$	417,578
Underwriter out-of-pocket accountable expenses	US$	300,000
Miscellaneous	US$	1,000
Total	US$	1,210,585

We will bear these expenses and the underwriting discounts and commissions incurred in connection with the offer and sale of the Class A ordinary shares by us.

135

LEGAL MATTERS

We are being represented by DLA Piper UK LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are represented by Hogan Lovells US LLP with respect to certain legal matters as to United States federal securities and New York State Law. The validity of the Class A ordinary shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to Hong Kong law will be passed upon for us by Dentons Hong Kong LLP. Certain legal matters as to PRC law will be passed upon for us by Beijing Dacheng Law Offices, LLP and for the underwriters by King & Wood Mallesons. DLA Piper UK LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law, Dentons Hong Kong LLP with respect to matters governed by Hong Kong law and Beijing Dacheng Law Offices, LLP with respect to matters governed by PRC law. Hogan Lovells US LLP may rely upon King & Wood Mallesons with respect to matters governed by PRC law.

136

EXPERTS

The combined and consolidated financial statements of Julong Holding Limited, as of September 30, 2023 2024, and for the fiscal years ended September 30, 2023 and 2024, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by FORTUNE CPA, INC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of FORTUNE CPA, INC is 333 City Blvd W 3rd Floor Orange, CA 92868.

137

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ordinary shares, to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statements on Form F-1 and their exhibits and schedules for further information with respect to us and our Class A ordinary shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

138

F-1

333 City Blvd W 3rd Floor Orange, CA 92868 Phone (714)-820-3316 Fax (714)-333-4992

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors

Julong Holding Limited

Opinion on the Financial Statements

We have audited the accompanying combined and consolidated balance sheets of Julong Holding Limited and its subsidiaries (“the Company”) as of September 30, 2024 and 2023, and the related combined and consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition

As discussed in Note 2 (k) and Note 13, a big portion of the Company’s revenue is derived from contracts with revenue recognized over time using the cost-to-cost method to measure progress. Revenue recognition under this method requires judgments to prepare estimates of total contract costs.

In order to address the matter above, our audit procedures included, among others,

●	We identified the evaluation of total contract costs and contract revenues as a critical audit matter.

F-2

●	Evaluating the Company’s estimates of total contract costs for certain contracts involves auditor judgment given the variability and uncertainty associated with estimating costs to be incurred over a long-term contract period.
●	Evaluating the Company’s estimates of total contract revenue for certain contracts requires an evaluation of subjective assumptions.
●	We evaluated the design of certain internal controls related to the Company’s process for estimating total contract costs.
●	We evaluated the Company’s ability to estimate these amounts by comparing the Company’s previous estimated project margins to actual results.
●	Obtaining and reading contractual documents with customers;
●	Inquiring of financial and operational personnel of the Company to identify factors that should be considered within the estimated costs at completion or indications of potential management bias;
●	Comparing estimates costs to supporting schedules.

/s/ Fortune CPA, Inc

We have served as the Company’s auditor since 2023.

Orange, CA

March 28, 2025

Except Note 1, 3, 19 and 22 dated April 22, 2025.

PCAOB # 6901

F-3

JULONG HOLDING LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND SEPTEMBER 30, 2024

	As of September 30,
	2023	2024	2024
	RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents	25,046,678	20,618,058	2,938,050
Restricted cash	568,253	154,072	21,955
Accounts receivable (net of allowance of RMB1,271,180 and RMB641,101 as of September 30,2023 and September 30, 2024, respectively)	15,625,118	12,677,175	1,806,483
Other receivable (net of allowance of RMB10,715 and RMB2,630 as of September 30, 2023 and September 30, 2024, respectively)	873,832	247,550	35,276
Amounts due from related parties	20,841,246	4,525,495	644,878
Contract assets-current (net of allowance of RMB1,253,735 and RMB2,292,498 as of September 30, 2023 and September 30, 2024, respectively)	101,632,955	123,079,151	17,538,639
Prepaid expenses and other current assets	3,769,669	6,155,161	877,103
Total current assets	168,357,751	167,456,662	23,862,384

Non-current assets
Property, plant and equipment, net	109,383	97,359	13,874
Deferred tax assets	509,301	572,187	81,536
Operating lease right-of-use assets	310,681	127,163	18,121
Contract assets- non-current, net	3,137,036	4,824,870	687,538
Total non-current assets	4,066,401	5,621,579	801,069

TOTAL ASSETS	172,424,152	173,078,241	24,663,453

LIABILITIES

Current liabilities
Short-term borrowing	10,000,000	-	-
Accounts payable	16,417,302	26,759,291	3,813,168
Contract liabilities	9,779,330	255,740	36,443
Accrued expenses and other current liabilities	74,329,058	108,867,471	15,513,491
Amounts due to related parties	86,910	14,446,857	2,058,661
Income tax payable	2,134,777	5,277,938	752,100
Operating lease liabilities, current portion	176,557	95,003	13,538
Total current liabilities	112,923,934	155,702,300	22,187,401
Non-current liabilities
Operating lease liabilities, non-current	101,964	-	-
Total non-current liabilities	101,964	-	-

TOTAL LIABILITIES	113,025,898	155,702,300	22,187,401
SHAREHOLDERS’ EQUITY
Stock Subscription Receivable	(14,600)	(14,043)	(2,001)
Ordinary shares subscribed (US$0.0001 par value, 500,000,000 shares authorized as of September 30, 2023 and September 30, 2024; 20,011,132 and 20,011,132 shares issued and outstanding as of September 30, 2023 and September 30, 2024, respectively) (1)	14,600	14,043	2,001
Additional paid in capital	52,000,000	-	-
Statutory reserve	1,560,196	3,267,815	465,660
Retained earnings	5,838,058	14,108,126	2,010,392
TOTAL SHAREHOLDERS’ EQUITY	59,398,254	17,375,941	2,476,052
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	172,424,152	173,078,241	24,663,453

The accompanying notes are an integral part of the combined and consolidated financial statements.

(1) Giving retroactive effect to Reorganization transactions (note 1(c))

F-4

JULONG HOLDING LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED SEPTEMBER 30, 2023 AND SEPTEMBER 30,2024

	For the Fiscal Year Ended September 30,
	2023	2024	2024
	RMB	RMB	US$

Revenues	119,084,483	173,650,559	24,745,007

Cost of revenues	100,225,447	147,090,500	20,960,229

Gross profit	18,859,036	26,560,059	3,784,778

Operating expenses:
Selling, general and administrative expenses	5,629,843	6,550,065	933,377
Total operating expenses	5,629,843	6,550,065	933,377

Operating income	13,229,193	20,009,994	2,851,401

Interest (expense) income, net	(9,669)	15,634	2,228
Other income, net	-	99,908	14,237
Income before income taxes	13,219,524	20,125,536	2,867,866
Income tax expenses	1,995,992	3,049,349	434,529

Net income	11,223,532	17,076,187	2,433,337
Other comprehensive income, net of tax of nil:	-	-	-
Comprehensive income	11,223,532	17,076,187	2,433,337

Net income per share-basic and diluted
Weighted average number of ordinary shares outstanding-basic and diluted	20,011,132	20,011,132	20,011,132
Basic and diluted net income per share	0.56	0.85	0.12

The accompanying notes are an integral part of the combined and consolidated financial statements.

F-5

JULONG HOLDING LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2023 AND 2024

	Ordinary shares		Stock Subscription Receivable	Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income	(Accumulated deficit)/Retained earnings	Total Julong Holding Limited shareholders’ equity	Non-controlling interest	Total equity
	Number	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of October 1, 2022	20,001,132	14,593	(14,593)	27,000,000	437,843	-	(4,263,121)	23,174,722	-	23,174,722
Net income for the year	-	-	-	-	-	-	11,223,532	11,223,532	-	11,223,532
Issuance of shares	10,000	7	(7)	-	-	-	-	-	-	-
Contribution of capital to Julong Online by shareholder	-	-	-	25,000,000	-	-	-	25,000,000	-	25,000,000
Provision of statutory reserve	-	-	-	-	1,122,353	-	(1,122,353)	-	-	-

Balance as of September 30, 2023	20,011,132	14,600	(14,600)	52,000,000	1,560,196	-	5,838,058	59,398,254	-	59,398,254
Net income for the year	-	-	-	-	-	-	17,076,187	17,076,187	-	17,076,187
Provision of statutory reserve	-	-	-	-	1,707,619	-	(1,707,619)	-	-	-
Reorganization in Feb 2024	-	-	-	(52,000,000)	-	-	(7,098,500)	(59,098,500)	-	(59,098,500)
Foreign currency translation adjustment	-	(557)	557	-	-	-	-	-	-	-

Balance as of September 30, 2024	20,011,132	14,043	(14,043)	-	3,267,815	-	14,108,126	17,375,941	-	17,375,941

The accompanying notes are an integral part of the combined and consolidated financial statements.

F-6

JULONG HOLDING LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2023 AND 2024

	Year Ended September 30,
	2023	2024	2024
	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	11,223,532	17,076,187	2,433,337
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	111,762	23,824	3,395
Amortization of the right-of-use assets	175,196	183,518	26,151
Provision (reversal) of allowance for doubtful accounts	217,913	(638,163)	(90,938)
Provision of allowance for contract assets	213,426	1,038,763	148,023

Changes in operating assets and liabilities
Accounts receivable	(7,367,981)	3,578,021	509,864
Other receivable	(433,004)	634,367	90,397
Prepaid expenses and other current assets	(1,947,530)	2,547,812	363,060
Contract assets	(51,495,787)	(22,484,959)	(3,204,081)
Amount due from related parties	(778,677)	16,315,750	2,324,976
Deferred tax assets	47,686	(62,886)	(8,961)
Non-current assets	(2,284,756)	(1,687,833)	(240,514)
Accounts payable	8,460,492	10,341,989	1,473,722
Accrued expenses and other current liabilities	22,141,173	31,327,596	4,464,146
Income tax payable	2,105,676	3,143,161	447,897
Contract liabilities	2,089,726	(9,523,591)	(1,357,101)
Amount due to related parties	86,910	14,359,947	2,046,276
Lease liabilities	(175,196)	(183,518)	(26,151)
Other Current liabilities	3,982,357	3,210,818	457,538

Net cash (used in) provided by operating activities	(13,627,082)	69,200,803	9,861,036

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(99,010)	(11,800)	(1,681)
Acquisition of Julong Online	-	(59,098,500)	(8,421,469)
Net cash used in investing activities	(99,010)	(59,110,300)	(8,423,150)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceed from short-term borrowing	10,000,000	-	-
Repayment of short-term borrowing	(10,000,000)	(10,000,000)	(1,424,989)
Capital contribution from shareholder	25,000,000	-	-
Payment of deferred offering costs	-	(4,933,304)	(702,990)
Net cash provided by (used in) financing activities	25,000,000	(14,933,304)	(2,127,979)

Net increase (decrease) in cash, cash equivalents and restricted cash	11,273,908	(4,842,801)	(690,093)
Cash, cash equivalents and restricted cash at beginning of the year	14,341,023	25,614,931	3,650,098

Cash, cash equivalents and restricted cash at end of the year	25,614,931	20,772,130	2,960,005

The accompanying notes are an integral part of the combined and consolidated financial statements.

Supplemental disclosure of cash flow information
- Income taxes paid (refund)	49,921	(57,745)	(8,229)
- Interest paid	93,692	9,000	1,282

F-7

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

(a) Principal activities

Julong Holding Limited (“Julong Holding”, or the “the Company”) was incorporated under the law of Cayman Islands on August 7, 2023 as an exempted company with limited liability. The Company and its direct or indirectly owned subsidiaries (collectively, the “Group”) are a provider of intelligent integrated solutions to public utilities, enterprises, commercial, and multifamily properties operating at scale in the People’s Republic of China (“PRC”).

(b) Organization

Julong Holding owns 100% equity interest of Jiangshan Holding Limited (“Jiangshan BVI”). Hong Kong Changfeng Holding Limited (“HK Changfeng”) is incorporated under the laws of Hong Kong and it is a 100% wholly-owned subsidiary of Jiangshan BVI. HK Changfeng established a wholly-owned subsidiary, Beijing Junxinyuan Technology Development Co. Ltd. (“Beijing Junxinyuan”), a wholly-owned foreign enterprise incorporated in PRC.

After February 21, 2024, Julong Holding owns 100% equity interest of Liyun Holding Limited (“Liyun BVI”). Hong Kong Qinan Holding Limited (“HK Qinan”) is a 100% wholly-owned subsidiary of Liyun BVI in Hongkong.

Julong Online (Beijing) Technology Development Co., Ltd. (“Julong Online”) was established under the laws of the PRC on June 3, 1997, who is the Group’s main operating entity in China.

(c) Reorganization

In anticipation of an initial public offering (“IPO”) of the Company’s equity securities, the Group undertook the following steps to effect a reorganization (the “Reorganization”):

● Formation of Julong Holding, Jiangshan BVI, HK Changfeng, and Beijing Junxinyuan.

● HK Qinan injected US$83,490 in Julong Online and became Julong Online’s 1.00% shareholder.

● Beijing Junxinyuan obtained 99.00% equity interests of Julong Online with consideration of RMB59,098,500.

● Julong Holding acquired 100% of Liyun BVI, the 100% shareholder of HK Qinan, by issuing 11,132 of its own common shares, through which Julong Holding indirectly holds 100% of equity interests in Julong Online.

● Julong Holding issued 20,000,000 ordinary shares to Datongyi Holding Limited, a British Virgin Islands company, Datongyi Holding Limited, a British Virgin Islands company, of which 96.0% of the equity interests are held by Qiren Holding Limited, a British Virgin Islands company, which is wholly owned by Hushi Holding Limited, a British Virgin Islands company wholly owned by Mr. Jiaqi Hu.

Immediately before and after the Reorganization as described above, Julong Holding together with its subsidiaries, Jiangshan BVI, HK Changfeng, Beijing Junxinyuan and Julong Online were effectively controlled by the same controlling shareholders; therefore, the Reorganization was accounted for as a recapitalization, and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, and the entities under common control are presented on a combined basis for all periods to which such entities were under common control.

F-8

As of September 30, 2024, the details of the Company’s entities are as follows.

Name	Date of establishment or acquisition	Place of establishment	Percentage of legal ownership by the Company	Principal activities
Julong Holding Limited	August 7, 2023	Cayman Islands	N/A	Parent
Liyun Holding Limited	July 27, 2023	The British Virgin Island	100%	Investment holding
Jiangshan Holding Limited	August 18, 2023	The British Virgin Island	100%	Investment holding
Hong Kong Qinan Holding Limited	August 29, 2023	Hong Kong	100%	Investment holding
Hong Kong Changfeng Holding Limited	September 11, 2023	Hong Kong	100%	Investment holding
Beijing Junxinyuan Technology Development Co. Ltd.	November 9, 2023	the People’s Republic of China	100%	Investment holding
Julong Online (Beijing) Technology Development Co., Ltd.	June 3, 1997	the People’s Republic of China	100%	Provision of engineering solutions, operation and maintenance services of intelligent projects, and sales of equipment and materials of intelligent projects

2.	SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of presentation and consolidation

As the Reorganization was accounted for as restructuring of entities under common control, the accompanying combined and consolidated financial statements have been prepared by using historical cost basis and include the assets, liabilities, revenue, expenses and cash flows that were directly attributable to these entities for all periods presented. The combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. Changes in estimates are recorded in the period they are identified. Significant accounting estimates reflected in the Group’s combined and consolidated financial statements primarily include but not limited to Significant accounting estimates reflected in the Group’s combined and consolidated financial statements include the estimated cost or input measure method used to calculate the revenue recognized in the Group’s , allowance for doubtful accounts and allowance for deferred tax assets and uncertain tax position. Actual results could differ from these estimates.

(c) Functional currency and foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company’s subsidiaries incorporated in PRC is the RMB. The functional currencies of the Company and its subsidiaries incorporated outside the PRC are their respective local currencies.

Assets and liabilities are translated from each entity’s functional currency to the reporting currency at the exchange rate on the balance sheet date. Equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated monthly using the exchange rate of the last day of the previous month. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of accumulated other comprehensive income in the combined and consolidated statements of changes in shareholders’ equity.

F-9

Monetary assets and liabilities denominated in currencies other than the entity’s applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are re-measured into the applicable functional currencies at historical exchange rates. Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized as other income (expense), net, in the combined and consolidated statements of operations.

(d) Convenience translation

Translations of balances in the combined and consolidated balance sheets, combined and consolidated statements of operations and comprehensive income and combined and consolidated statements of cash flows from RMB into United States dollar (“US$”) as of and for the year ended September 30, 2024 are solely for the convenience of the readers outside of the People’s Republic of China and were calculated at the rate of US$1.00 for RMB7.0176, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on September 30, 2024.

(e) Fair value

A financial instrument’s categorization within the fair value hierarchy as established by ASC 820, Fair value measurements and disclosure is based upon the lowest level of input that is significant to the fair value measurement. The established fair value hierarchy has three levels based on the reliability of the inputs used to measure fair value which include:

Level 1 —Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 —Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3 —Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s financial instruments include cash and cash equivalents, accounts receivable, note receivables, payables, related party receivables and related party receivables .

(f) Cash, cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and highly-liquid investments placed with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(g) Restricted Cash

Cash that is restricted as to withdrawal or is used or pledged as security is reported separately on the face of the Group’s combined and consolidated balance sheets and is included in the total cash in the combined and consolidated statements of cash flows. The Group’s restricted cash mainly represents security deposits held in designated bank accounts for performance of sales contract.

(h) Accounts receivable and allowance for doubtful accounts

Accounts receivable mainly consist of amounts due from the Group’s customers, which are recorded net of allowance for doubtful accounts. The Group performs ongoing credit evaluations of its customers, and assesses allowance for doubtful accounts based on expected credit loss model on a portfolio basis. When specific customers are identified as no longer sharing the same risk profile as the current pool, they are removed from the pool and evaluated separately. Accounts receivable are written off when there is no reasonable expectation of recovery.

The Group elected to early adopt Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments using the modified retrospective transition method from January 1, 2020. The Group has developed a current expected credit losses (“CECL”) model for class of customers, including our related parties, with similar risk characteristics based on historical experience, credit quality of its customers, current economic conditions and supportable forecasts of future economic conditions that may affect customers’ ability to pay. The cumulative effect from the adoption as of January 1, 2020 was immaterial to the financial statements.

F-10

(i) Contract Assets and Contract Liabilities

Projects with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on our combined and consolidated balance sheets as “contract assets”. Provisions for estimated losses of contract assets on uncompleted contracts are made in the period in which such losses are determined.

Contract assets having billing terms with the unconditional right to be billed beyond one year are classified as non-current assets.

The condition required for a payment to be converted to an accounts receivable under service contract to provide engineering solutions of intelligent projects is that the customer agrees the work progress performed by the Group and accepts the invoice issued by the Group.

The time frame for a contract asset to be reclassified to a receivable (or consideration from customer becomes unconditional) is between 6 months to 36 months.

Contract liabilities on uncompleted contracts represent the amounts of cash collected from clients, billings to clients on contracts in advance of work performed and revenue recognized. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

(j) Deferred Offering Costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the IPO. These costs, together with the underwriting discounts and commissions, will be charged to permanent equity upon completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to expenses. As of September 30, 2023 and 2024, the Company has incurred nil and RMB4,933,304 of deferred offering costs, respectively.

(k) Revenue recognition

Revenues of the Group are primarily derived from providing engineering solutions of intelligent projects, operation and maintenance of intelligent projects, and sales of equipment and materials of intelligent systems. The Group applies ASU 2014-09, Revenue from Contracts with Customers — Topic 606 (“ASC 606”) for its revenue recognition for all periods presented.

Revenue is recognized when control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

●	provides the benefits received and consumed simultaneously by the customer;
●	creates and enhances an asset that the customer controls as the Group performs; or
●	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance

The Group accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration to collect is substantially probable.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents a contract liability when payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

F-11

Revenue recognition policies for each type of revenue stream are as follows:

i) Service to provide engineering solutions of intelligent projects

Revenue relating to providing engineering solutions of intelligent projects are generally recognized based on the Group’s efforts or inputs to the satisfaction of its performance obligation over time as work progresses because of the continuous transfer of control to the customer and the Group has the right to bill the customer as costs are incurred. Typically, revenue is recognized over time using an input measure (i.e., costs incurred to date relative to total estimated costs at completion) to measure progress. The Group generally uses the cost-to-cost measure of progress method because it best depicts the transfer of control to the customer which occurs as the Group incurs costs on its contracts. Under the cost-to-cost measure of progress method, the extent of progress towards completion is measured based on the ratio of total costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred. Any expected losses on this type of contracts in progress are charged to operations, in total, in the period the losses are identified.

The Group’s contract with the customer has payment terms specified based upon certain conditions. The payment terms usually include, but are not limited to, the following billing stages: 1) signing of the sales contract, 2) quarterly or monthly payment based on progress report agreed by the customer; 3) completion and acceptance of the project, and 4) completion of guarantee period, normally 12 months after completion. As the Group’s customers are required to pay the Group at different billing stages over the contract period, as such, the Group believes the progress payments limit the Group’s exposure to credit risk and the Group would be able to collect substantially all of the consideration gradually at different stages.

The timing of the satisfaction of our performance obligations is based upon the cost-to-cost measure of progress method, which is generally different than the timing of unconditional right of payment, and is based upon certain conditions completed as specified in the contract. The timing between the satisfaction of our performance obligations and the unconditional right to payment would contribute to contract assets and contract liabilities.

Cost based input methods of revenue recognition require the Group to make estimates of costs to complete its projects. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete its projects, including materials, labor, and other costs. The estimate of unit material costs are reviewed and updated on a quarterly basis, based on the updated information available in the supply markets. The estimate of material quantities to be used for completion is also reviewed and updated on a quarterly basis, based on the updated information on the progress of project execution. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, the Group recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated.

The Group has no obligations for returns, refunds or similar obligations for services to provide engineering solutions of intelligent projects,.

The aggregate amount of the transaction price allocated to the performance obligations for engineering solution service that are partially unsatisfied was RMB14,808,869 which is expected to recognize as revenue within 60 months as of September 30, 2024 using an input measure method for the for the engineering solution service.

ii) Service to provide operation and maintenance of intelligent projects

Revenue from maintenance type of contracts requires the Group to render routine maintenance on the customers’ various intellectualized systems during the contracted periods, which is generally between one to four years. Revenue generated from services of operation and maintenance of intelligent projects is recognized over the coverage period on a straight-line basis.

As of September 30,2024, the Group had system maintenance revenue amounting to RMB13,900,761 which is expected to be recognized within 36 months from September 30, 2024, all on a straight-line basis.

F-12

iii) Sales of equipment and materials of intelligent systems

The Group generates revenue from sales of equipment and materials of intelligent systems.

Product sales generally require customer acceptance. Thus, the revenue is recognized at point in time upon customer acceptance after goods are delivered to the customers. No product warranty is provided to customers under this type of sales contracts.

(l) Taxation

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the combined and consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Group records liabilities related to uncertain tax positions when, despite the Group’s belief that the Group’s tax return positions are supportable, the Group believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. The Group did not recognize any uncertain tax positions as of September 30, 2023 and 2024.

(m) Leases

The Group adopted ASC 842, Leases (“ASC 842”) on January 1, 2019, using the modified retrospective transition method and adopted the package of practical expedients, which allowed the Group to (1) not reassess whether existing contracts contain leases, (2) carry forward the existing lease classification, and (3) not reassess initial direct costs associated with existing leases. Upon adoption of ASC 842, the Group elected to use the remaining lease term as of January 1, 2019 in estimation of the applicable discount rate for leases that were in place at adoption.

In evaluating whether an agreement constitute a lease upon adoption of ASC 842, the Group reviews the contractual terms to determine which party obtains both the economic benefits and control of the assets at the inception of the contract. The Group categorizes leases with contractual terms longer than twelve months as either operating or finance lease at the commencement date of a lease. All the leases of the group are operating leases. The Group also elected the short-term lease exemption for all contracts with an original lease term of 12 months or less. Lease payments on short-term leases are recognized as an expense on a straight-line basis over the lease term, not included in lease liabilities. The Group’s lease agreements do not contain any significant residual value guarantees or restricted covenants.

Right of use (“ROU”) assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The discount rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate (“IBR”) or the rate implicit in the lease if available. The IBR is a hypothetical rate based on the Group’s understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in substance fixed payments are included in the Group’s lease liability calculation. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.

F-13

(n) Income per share

Basic income per share is computed by dividing net income attributable to the holders of shares by the weighted average number of shares outstanding during the year.

Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

(o) Comprehensive income

Comprehensive income is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Accumulated other comprehensive income, as presented in the combined and consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

3.	Recent accounting pronouncements

Recently issued accounting pronouncements adopted

In August 2020, the FASB issued a new accounting update relating to convertible instruments and contracts in an entity’s own equity. For convertible instruments, the accounting update reduces the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP. The accounting update amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The accounting update also simplifies the diluted earnings per share calculation in certain areas. For public business entities, the update is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Entities are allowed to apply this update on either a full or modified retrospective basis. The Group adopted the ASU on January 1, 2022, which did not have a material impact on the Group’s combined and consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. The Group adopted the ASU on January 1, 2022, which did not have a material impact on the Group’s combined and consolidated financial statements.

In November 2021, the FASB issued ASU No. 2021-10, Government Assistance (Topic 832). This ASU requires business entities to disclose information about government assistance they receive if the transactions were accounted for by analogy to either a grant or a contribution accounting model. The disclosure requirements include the nature of the transaction and the related accounting policy used, the line items on the balance sheets and statements of operations that are affected and the amounts applicable to each financial statement line item and the significant terms and conditions of the transactions. The ASU is effective for annual periods beginning after December 15, 2021. The disclosure requirements can be applied either retrospectively or prospectively to all transactions in the scope of the amendments that are reflected in the financial statements at the date of initial application and new transactions that are entered into after the date of initial application. The Group adopted the ASU on January 1, 2022, which did not have a material impact on the Group’s combined and consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which aims to improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis to enable investors to develop more decision-useful financial analysis.The Group adopted this ASU from October 1, 2023. See Note 19 for disclosures that reflect the impact of the adoption of this standard.

F-14

New accounting pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes - Improvements to Income Tax Disclosures (Topic 740). Under the ASU, Public Business Entities must annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate. The standard is effective for the Group from October 1, 2025. The Group is in the process determining the impact of the adoption of this standard on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement —Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The standard is intended to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The standard is effective for the Group from October 1, 2027. The Group is in the process determining the impact of the adoption of this standard on its consolidated financial statements.

4.	Concentration and risks

(a) Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable and amounts due from related parties. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Group’s cash and cash equivalents and restricted cash are held with financial institutions that Group’s management believes to be high credit quality. The Group periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

(b) Concentration of customers:

The following customers accounted for 10% or more of revenue for the years ended September 30, 2023 and 2024:

	Year ended September 30,
	2023	2024
	RMB	RMB
Customer A	64,897,071	71,613,185
Customer B	19,331,103	*
Customer C	*	46,392,100

The following customers accounted for 10% or more of the Group’s accounts receivable and amounts due from related parties as of September 30, 2023 and 2024:

	Year ended September 30,
	2023	2024
	RMB	RMB
Customer A	20,841,246	4,525,495
Customer B	6,921,393	*
Customer C	*	7,055,869
Customer D	*	1,748,863

(c) Concentration of suppliers

Below suppliers represent more than 10% of the Group’s total purchases for the years ended September 30, 2023 and 2024.

	Year ended September 30,
	2023	2024
	RMB	RMB
Supplier A	13,698,898	*
Supplier B	12,137,615	*
Supplier C	*	16,789,791
Supplier D	*	15,743,800

* Represents less than 10%

F-15

(d) Foreign currency risk

Currency convertibility risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, regulates the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. As of September 30, 2023 and 2024, the Group has no cash and cash equivalents and time deposits that are denominated in foreign currencies.

5.	ACCOUNTS RECEIVABLE, NET

Accounts receivable and allowance for doubtful accounts as of September 30, 2023 and 2024 are as follows:

	As of September 30,
	2023	2024
	RMB	RMB
Accounts receivable	16,896,298	13,318,276
Less: allowance for doubtful accounts	(1,271,180)	(641,101)
Total Accounts receivable, net	15,625,118	12,677,175

The roll-forward of the allowance for doubtful accounts related to accounts receivable for the years ended September 30, 2023 and 2024:

	As of September 30,
	2023	2024
	RMB	RMB
Beginning of the year	1,053,267	1,271,180
Provision (reversal) of allowance for doubtful accounts	217,913	(630,079)
End of the year	1,271,180	641,101

6.	CONTRACT ASSETS AND CONTRACT LIABILITIES

	As of September 30,
	2023	2024
	RMB	RMB
Contract assets – current, net:
Revenue recognized in excess of amounts paid or billed (account receivable) to the Group on uncompleted contracts	101,773,606	125,144,653
Retention receivables	1,113,084	226,996
Less: allowance for credit loss	(1,253,735)	(2,292,498)
Total	101,632,955	123,079,151
Contract assets – non- current, net:
Retention receivables	3,137,036	4,824,870
Less: allowance for credit loss	-	-
Total	3,137,036	4,824,870

	As of September 30,
	2023	2024
	RMB	RMB
Contract liabilities:
Payments received or receivable in excess of revenue recognized on uncompleted contracts	9,779,330	255,740
Total	9,779,330	255,740

F-16

The movements in the allowance for credit loss for the years ended September 30, 2023 and 2024 were as follows:

	As of September 30,
	2023	2024
	RMB	RMB
Balance at beginning of the year	1,040,309	1,253,735
Additions	213,426	1,038,763
Balance at end of the year	1,253,735	2,292,498

7.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of September 30,
	2023	2024
	RMB	RMB
Prepayment for inventories and others	2,560,471	260,033
Deferred offering costs	-	4,933,304
Prepaid taxes	1,199,058	961,824
Other	10,140	-
Total	3,769,669	6,155,161

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment and related accumulated depreciation were as follows:

	As of September 30,
	2023	2024
	RMB	RMB
Motor vehicles	455,795	455,795
Electronic devices, furniture and office equipment	-	11,800
Software application	323,436	103,010
Total	779,231	570,605
Less: accumulated depreciation	(669,848)	(473,246)
Property, plant and equipment, net	109,383	97,359

The Group recorded depreciation expenses of RMB111,762 and RMB23,824 for the years ended September 30, 2023 and 2024, respectively.

9.	SHORT-TERM BORROWING

In 2020, Julong Online entered into a rolling loan facility agreement with Industrial and Commercial Bank of China with borrowing credit of RMB10,000,000, bearing interest rate determined at LPR +/- 0.75%. The borrowing was guaranteed by a property of Mr. Hu Jiaqi, the Group’s founding shareholder. The short-term borrowing was repaid in full in October 2023.

10.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The components of accrued expenses and other current liabilities are as follows:

	As of September 30,
	2023	2024
	RMB	RMB
Salary and welfare payable	-	385,332
Accrued liabilities to suppliers	63,953,266	94,510,610
Other tax payable	7,250,400	10,461,217
Supplier deposit for quality	2,118,930	2,305,592
Service fee	52,743	58,320
Others	953,719	1,146,400
Total	74,329,058	108,867,471

F-17

11.	LEASES

Operating leases of the Group mainly include leases of office space. The components of lease expenses were as follows:

	Year ended September 30,
	2023	2024
	RMB	RMB
Lease cost
Operating lease cost	279,873	308,843
Short term lease cost	-	-
Total lease cost	279,873	308,843

Operating lease cost was recognized as rental expenses in combined and consolidated statements of operations on a straight-line basis over the lease term. For the years ended September 30, 2023, and 2024, there is no variable lease cost and sublease income recognized in the combined and consolidated financial statements of the Group.

Supplemental cash flows information related to leases was as follows:

	Year ended September 30,
	2023	2024
	RMB	RMB
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	(175,196)	(183,518)
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	-	-

Supplemental balance sheet information related to leases was as follows :

	As of September 30,
	2023	2024
	RMB	RMB
Operating leases
Operating lease right-of-use assets, net	310,681	127,163
Total operating lease assets	310,681	127,163
Operating lease liabilities, current	176,557	95,003
Operating lease liabilities, non-current	101,964	-
Total operating lease liabilities	278,521	95,003

	As of September 30,
	2023	2024
Weighted average remaining lease term- operating lease	1.75 years	0.75 years
Weighted average discount rate- operating lease	4.75%	4.75%

The following is a maturity analysis of the annual undiscounted cash flows for the annual periods ended September 30, 2024:

Years ending September 30,
2025	96,482
2026	-
2027	-
2028	-
2029	-
2030 and thereafter	-
Less: imputed interest	(1,479)
Total operating lease liabilities	95,003
Less: current operating lease liabilities	95,003
Non-current operating lease liabilities	-

As of September 30, 2024, the Group did not have any lease contracts whose leases had not yet commenced.

F-18

12.	FAIR VALUE MEASUREMENT

The Group’s financial assets and liabilities primarily include cash and cash equivalents, restricted cash, accounts receivable, notes receivable, other receivables, amounts due from related parties, amount due to related parties, short-term borrowing, accounts payable and other current liabilities.

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, notes receivable, amounts due from related parties, other receivables, amount due to related parties, short-term borrowing, accounts payable and other current liabilities approximate their fair values.

13.	REVENUE

The following table disaggregates the Group’s revenue by major sources:

	Year ended September 30,
	2023	2024
	RMB	RMB
Engineering solutions of intelligent projects	105,468,974	161,493,007
Operation and maintenance of intelligent projects	12,235,902	10,330,920
Sales of equipment and materials of intelligent systems	1,379,607	1,826,632
Total	119,084,483	173,650,559

The following table summarizes the Group’s revenues recognized at a point in time or over time:

	Year ended September 30,
	2023	2024
	RMB	RMB
Revenue recognized at a point in time	1,379,607	1,826,632
Revenue recognized over time	117,704,876	171,823,927
Total	119,084,483	173,650,559

Revenues with amount of RMB119,084,483 and RMB173,650,559 were recognized in the years ended September 30,2023 and 2024, respectively, which were included in the balance of contract liabilities at the beginning of each year. Remaining unsatisfied performance obligations that will be recognized as revenue by the Group within the following 12 months are RMB62,846,023 and RMB21,538,052 of the remaining performance obligations as of September 30, 2023 and 2024, respectively, with the remainder recognized thereafter.

14.	INCOME TAXES

Cayman Islands (“Cayman”)

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands Taxation (“BVI”)

Jiangshan Holding Limited is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Jiangshan Holding Limited is not subject to income tax.

Hong Kong (“HK”)

Hong Kong Changfeng Holding Limited is incorporated in Hong Kong. Companies registered in Hong Kong are subject to Hong Kong profits tax on the taxable income as reported in their respective statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. Under the two-tiered profits tax rates regime in Hong Kong, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%.

F-19

The People’s Republic of China

Under the PRC Enterprise Income Tax Law, the statutory income tax rate is 25%, and the enterprise income tax rate will be reduced to 15% for state-encouraged High and New Technology Enterprises (“HNTEs”). Julong Online first obtained a HNTE certificate in 2019 and was entitled to enjoy the preferential tax rate of 15% after 2019.

The current and deferred components of the income tax expense appearing in the combined and consolidated statements of operations are as follows:

	Year ended September 30,
	2023	2024
	RMB	RMB
Current tax expense	1,948,306	3,112,235
Deferred tax expense (benefit)	47,686	(62,886)
Total	1,995,992	3,049,349

The principal components of deferred tax assets and deferred tax liabilities are as follows:

	As of September 30,
	2023	2024
	RMB	RMB
Deferred tax assets
Net operating loss carry-forwards	-	3,644
Operating lease liabilities	3,872	6,668
Allowance for receivables	505,429	565,519

Total deferred tax assets	509,301	575,831
Less: valuation allowance	-	(3,644)

Total deferred tax assets, net	509,301	572,187

Total deferred tax liabilities	-	-

Deferred tax assets, net	509,301	572,187

The roll forward of valuation allowances of deferred tax assets:

	As of September 30,
	2023	2024
	RMB	RMB
Balance as of beginning of year	-	-
Addition of valuation allowance	-	3,644
Balance as of end of year	-	3,644

Following is a reconciliation of income tax expense at the effective rate from income tax at the statutory rate:

	Year ended September 30,
	2023	2024
	RMB	RMB
Income before income taxes	13,219,524	20,118,750
Income tax expense computed at statutory income tax rate	3,304,880	5,029,688
Tax effect of preferential tax rate	(1,321,952)	(2,011,875)
Permanent differences	13,064	29,352
Effect of income tax rate difference in other jurisdictions	-	(1,460)
Change in valuation allowance	-	3,644
Total	1,995,992	3,049,349

F-20

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying business. The statutory income tax rate of 25% or applicable preferential income tax rates were applied when calculating deferred tax assets. Valuation allowances are established for deferred tax assets based on a more likely than not threshold.

15.	EMPLOYEE BENEFITS

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB1,099,419 and RMB1,253,553 for the years ended September 30, 2023 and 2024, respectively.

16.	NET INCOME PER SHARE

For the purpose of calculating net income per share, the number of shares used in the calculation reflects the outstanding shares of the Company as if the Reorganization as described in Note 1 took place at the earliest period presented.

	Year ended September 30,
	2023	2024
	RMB	RMB
Numerator:
Net income
Net income attributable to ordinary shareholders of Julong Holding Limited	11,223,532	17,076,187
Denominator:
Weighted average number of ordinary shares outstanding-basic and diluted	20,011,132	20,011,132
Basic and diluted net income per share	0.56	0.85

17.	RELATED PARTY TRANSACTION

Major related parties that transacted with the Group and their respective relationship to the Group are listed as below:

Name of related parties	Relationship with the Group
Beijing Huiju Tianxia Investment Co., Ltd.	Company controlled by Hu Jiaqi
Beijing Yihai Construction Engineering Co., Ltd.	Company controlled by Hu Jiaqi
Beijing Jianlei International Decoration Engineering Co., Ltd.	Company controlled by Hu Jiaqi

		Year ended September 30,
Nature of transactions	Related party	2023	2024
		RMB	RMB
Revenue from engineering solutions and services of intelligent projects	Beijing Jianlei International Decoration Engineering Co., Ltd.	64,897,071	71,613,185
Total		64,897,071	71,613,185

		Year ended September 30,
Nature of transactions	Related party	2023	2024
		RMB	RMB
Purchase of services	Beijing Yihai Construction Engineering Co., Ltd.	86,910	115,880
Total		86,910	115,880

F-21

		Year ended September 30,
Nature of transactions	Related party	2023	2024
		RMB	RMB
Capital contribution to Julong Online	Beijing Huiju Tianxia Investment Co., Ltd	25,000,000	-
Total		25,000,000	-

		As of September 30,
Nature of balance	Related party	2023	2024
		RMB	RMB
Amounts due from related parties relating to operating activities	Beijing Jianlei International Decoration Engineering Co., Ltd.	20,841,246	4,525,495
Total		20,841,246	4,525,495

		As of September 30,
Nature of balance	Related party	2023	2024
		RMB	RMB
Amounts due to related parties relating to operating activities	Beijing Jianlei International Decoration Engineering Co., Ltd.	-	13,894,067
Amounts due to related parties relating to operating activities	Beijing Yihai Construction Engineering Co., Ltd	86,910	202,790
Amounts due to related parties relating to operating activities	Beijing Huiju Tianxia Investment Co., Ltd	-	350,000
Total		86,910	14,446,857

18.	COMMITMENTS AND CONTINGENCIES

(a) Commitments

As of September 30, 2023 and 2024, the Group did not have commitments contracted but not yet reflected in the combined and consolidated financial statements.

(b) Contingencies

The Group is subject to periodic legal or administrative proceeding in the ordinary course of business. The Group does not have any pending legal or administrative proceeding to which the Group is a party that will have a material effect on its business or financial condition.

19.	SEGMENT INFORMATION

Starting from October 1, 2023, the Group adopted ASU 2023-07, Segment Reporting - Improvements to Reportable Segment Disclosures (Topic 280) requiring that segment reporting be disclosed by companies with a single reportable segment. The Group adopted this ASU on a retrospective basis as of September 30, 2024. Prior to the adoption of the ASU, segment reporting disclosures were not required for companies with a single reportable segment. The adoption of the ASU had no effect on the Group’s financial condition or results of operations.

The Group is comprised of a single reportable segment organized around intelligent integrated solutions. The Group derives its revenue primarily in PRC and manages its activities on a consolidated basis.

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) is the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. For the purpose of internal reporting and management’s operation review, the Group’s chief executive officer does not segregate the Group’s business by product or service.

The Group’s long-lived assets are substantially all located in the PRC and substantially all the Group’s revenues are derived from within the PRC, therefore, no geographical information is presented.

F-22

The CODM evaluates performance for its single reportable segment based on total revenues, gross profit, operating expenses and operating income.

The following table presents financial information with respect to the Group’s single reportable segment:

	For the Fiscal Year Ended September 30,
	2023	2024
	RMB	RMB

Revenues	119,084,483	173,650,559

Cost of revenues	100,225,447	147,090,500

Gross profit	18,859,036	26,560,059

Operating expenses:
Selling, general and administrative expenses	5,629,843	6,550,065
Total operating expenses	5,629,843	6,550,065

Operating income	13,229,193	20,009,994

Interest (expense) income, net	(9,669)	15,634
Other income, net	-	99,908
Income before income taxes	13,219,524	20,125,536
Income tax expenses	1,995,992	3,049,349

Net income	11,223,532	17,076,187

20.	RESTRICTED NET ASSETS

The Group’s ability to pay dividends may depend on the Group receiving distributions of funds from its PRC subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

In accordance with the company laws of the PRC, a domestic enterprise is required to provide statutory reserves of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise may also provide discretionary surplus reserve, in accordance with the shareholders’ resolution, from the after-tax profits after providing statutory reserves. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s PRC subsidiaries were established as limited liability companies and therefore are subject to the above mentioned restrictions on distributable profits. The Company’s subsidiaries contributed RMB1,560,196 and RMB3,267,815 the general reserve during the years ended September 30, 2023 and 2024, respectively.

As a result of these PRC laws and regulations subject to the limit discussed above that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, as general reserve fund, the Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group.

Because the Company’s operating subsidiaries in the PRC can only pay distributions out of distributable profits reported in accordance with PRC accounting standards, the Company’s operating subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and statutory reserves of the Company’s entities in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Company’s operating subsidiaries in the PRC not available for distribution, was RMB53,560,196 and RMB55,864,770 as of September 30, 2023 and 2024, respectively.

F-23

21.	SUBSEQUENT EVENT

The Group has evaluated subsequent events through March 28, 2025, which is the date when the combined and consolidated financial statements are available to be issued.

22.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Condensed Financial Information of the parent company has been provided pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited combined and consolidated financial statements have been presented when the restricted net assets of combined and consolidated subsidiaries exceed 25 percent of combined and consolidated net assets as of the end of the most recently completed fiscal year.

The Condensed Financial Information of the Parent Company has been prepared using the same accounting policies as set out in the combined and consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investment in subsidiaries” and the subsidiaries’ profit or loss as “Income from investment in subsidiaries” on the Condensed Statements of Operations and Comprehensive Income. Ordinarily under the equity, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this condensed financial information, the parent company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries regardless of the carrying value of the investment even though the parent company is not obligated to provide continuing support or fund losses.

Translations of balances in the Condensed Financial Information of the Parent Company from RMB into US$ as of and for the year ended September 30, 2024 are solely for the convenience of the readers and were calculated at the rate of US$1.00 for RMB7.0176, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on September 30, 2024. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2024, or at any other rate.

As of September 30, 2023 and 2024, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company.

F-24

JULONG HOLDING LIMITED

CONDENSED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND SEPTEMBER 30, 2024

	As of September 30,
	2023	2024	2024
	RMB	RMB	US$
ASSETS
Investments in subsidiaries	59,398,254	17,375,941	2,476,052
TOTAL ASSETS	59,398,254	17,375,941	2,476,052

TOTAL LIABILITIES	-	-	-

Stock Subscription Receivable	(14,600)	(14,043)	(2,001)
Ordinary shares subscribed (US$0.0001 par value, 500,000,000 shares authorized as of September 30, 2023 and September 30, 2024; 20,011,132 and 20,011,132 shares issued and outstanding as of September 30, 2023 and September 30, 2024, respectively)(1)	14,600	14,043	2,001
Additional paid in capital	52,000,000	-	-
Accumulated loss/ retained earnings	7,398,254	17,375,941	2,476,052

TOTAL EQUITY	59,398,254	17,375,941	2,476,052

TOTAL LIABILITIES AND EQUITY	59,398,254	17,375,941	2,476,052

(1)	Giving retroactive effect to Reorganization transactions (note 1(c))

F-25

JULONG HOLDING LIMITED

CONDENSED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED SEPTEMBER 30, 2023 AND SEPTEMBER 30,2024

Year Ended September 30,
	2023	2024	2024
	RMB	RMB	US$
Revenues	-	-	-
Cost of revenues	-	-	-
Gross profit	-	-	-
Operating expenses:	-	-	-
Selling, general and administrative expenses	-	-	-
Total operating expenses	-	-	-
Operating income	-	-	-
Income before provision for income taxes	-	-	-
Income tax expense	-	-	-
Income from investment in subsidiaries	11,223,532	17,076,187	2,433,337
Net income	11,223,532	17,076,187	2,433,337
Other comprehensive income, net of tax of nil	-	-	-
Total comprehensive income	11,223,532	17,076,187	2,433,337

F-26

JULONG HOLDING LIMITED

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2023 AND 2024

Year Ended September 30,
	2023	2024	2024
	RMB	RMB	US$
Net cash provided by (used in) operating activities	-	-	-
Net Cash provided by (used in) investing Activities	-	-	-
Net Cash provided by (used in) financing Activities	-	-	-
Net increase/(decrease) in cash and cash equivalent	-	-	-
Net increase in cash and cash equivalent	-	-	-
Cash and cash equivalents at beginning of the year	-	-	-
Cash and cash equivalents at end of the year	-	-	-

F-27